PROSPECTUS

NOVEMBER 12, 1996

                                  $100,000,000
                               OFFER TO EXCHANGE
                           11% SENIOR NOTES DUE 2006
                          FOR ANY AND ALL OUTSTANDING
                           11% SENIOR NOTES DUE 2006
                                       OF
                              GUITAR CENTER, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 18,
                             1996, UNLESS EXTENDED.

    Guitar Center, Inc., a Delaware corporation (successor to Guitar Center Management, Inc., a California Corporation, "Guitar Center" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 11% Senior Notes due 2006 (the "Old Notes"), of which an aggregate of $100 million principal amount is outstanding as of the date hereof, for an equal amount of newly issued 11% Senior Notes due 2006 (the "New Notes"). The New Notes will be general, unsecured obligations of the Company. The New Notes will rank senior in right of payment to all subordinate indebtedness of the Company, and PARI PASSU in right of payment with all other senior indebtedness of the Company, including the Company's outstanding indebtedness under the New Credit Facility (as defined herein). Other than the $5.4 million of indebtedness outstanding under the New Credit Facility as of June 30, 1996, the Company has not issued, and does not have any present intention to issue, any significant indebtedness to which the Notes would be senior or PARI PASSU in right of payment. The New Credit Facility, upon the occurrence of certain events, will be secured by substantially all of the assets of the Company. See "The New Credit Facility." The indebtedness outstanding under the New Credit Facility is PARI PASSU to the New Notes in right of payment. After giving effect to the Exchange Offer and the Recapitalization (as defined herein), on a PRO FORMA basis, as of June 30, 1996, the Company would have had approximately $105.4 million of outstanding Indebtedness (as defined herein) and remaining capacity under the New Credit Facility of approximately $13.7 million. See "Capitalization."

    The New Notes are being offered hereby in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated July 2, 1996, among the Company and certain other signatories thereto (the "Registration Rights Agreement"). The form and terms of the Old Notes will be the same as those of the New Notes except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of an indenture (the "Indenture"), dated as of July 2, 1996, by and between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The Indenture provides for the issuance of both the Old Notes and the New Notes. The Old Notes and the New Notes are referred to herein collectively as the "Notes" and holders of the Notes are sometimes referred to herein as the "Holders."

    The Notes will mature on July 1, 2006. Interest on the Notes will be payable in cash semi-annually on January 1 and July 1 of each year commencing on January 1, 1997. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. The Notes will be redeemable at the option of the Company, in whole or in part, on or after July 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, prior to July 1, 1999, the Company may redeem up to 33 1/3% of the aggregate principal amount of the Notes originally outstanding, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the Net Cash Proceeds (as defined herein) of an Initial Public Equity Offering (as defined herein); PROVIDED that at least 66 2/3% of the aggregate principal amount of the Notes originally outstanding remain outstanding immediately thereafter. Upon a Change of Control (as defined herein), the Company will be required to make an irrevocable and unconditional offer to repurchase all outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes."

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m. New York City time, on December 18, 1996 (such date and time, if and as extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly cause the return of all previously tendered Old Notes.

    SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS
            PROSPECTUS.  ANY  REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

    Based on  interpretations contained  in no  action letters  issued to  third parties by the staff of the Securities and Exchange Commission (the "Commission"), the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus has been prepared for use in connection with the Exchange Offer and may be used by Chase Securities Inc. ("CSI") and Donaldson, Lufkin & Jenrette ("DLJ") in connection with offers and sales related to market-making transactions in the Notes. CSI and DLJ may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on many factors, including, among other things, prevailing interest rates, market conditions, general economic conditions, the Company's results of operations and financial condition, the market for similar securities, and other conditions. Such conditions might cause the Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market for the Notes."

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE FOLLOWING EVENTS: (I) 100 TO 1 STOCK SPLIT EFFECTUATED ON JUNE 5, 1996; AND (II) THE REINCORPORATION OF THE COMPANY FROM A CALIFORNIA TO A DELAWARE CORPORATION, EFFECTUATED ON NOVEMBER 6, 1996.


                                  THE COMPANY

    Guitar Center, Inc. (the "Company" or "Guitar Center") is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment with 28 stores operating in 14 major markets. Over the past five fiscal years, the Company's net sales and operating income have grown at compound annual growth rates of 21.9% and 34.0%, respectively.

    Guitar Center offers a unique retail concept in the music products industry, combining an interactive, hands-on shopping experience with superior customer service and a broad selection of brand name, high-quality products at guaranteed low prices. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. Management believes approximately 80% of the Company's sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely upon the Company's knowledgeable and highly trained salespeople to answer technical questions and to assist in product demonstrations.

    The Guitar Center prototype store generally ranges in size from 12,000 to 15,000 square feet (as compared to a typical music products retail store which averages 3,230 square feet) and is designed to encourage customers to hold and play instruments. Each store carries an average of 7,000 core stock keeping units ("SKUs"), which management believes is significantly greater than a typical music products retail store, and is organized into five departments, each focused on one product category. These departments cater to a musician's specific product needs and are staffed by specialized salespeople, many of whom are practicing musicians. Management believes this retail concept differentiates the Company from its competitors and encourages repeat business.

    Guitar Center stores historically have generated strong and stable operating results. All of the Company's stores have been profitable and have generated positive comparable store sales growth in each of the past four fiscal years.

    The following summarizes certain key operating statistics of a Guitar Center store:

Average 1995 net sales per square foot.........................  $      646
Average 1995 net sales per store (1)...........................   8,513,000
Average 1995 store-level operating income (1)..................   1,239,000
Average 1995 store-level operating income margin...............       14.6%

------------------------------

(1) Excludes results of the Company's Brea, California store opened in December 1995.

    Guitar Center stores have typically generated positive operating income within the first three months of opening. In addition, based on new store openings since fiscal 1993, Guitar Center stores have demonstrated high store-level operating income and store-level operating income margins averaging approximately $0.6 million and 11.2%, respectively, and sales per square foot averaging $465, during the first full twelve months of operations.

    The United States retail market for music products in 1995 was estimated in a study by MUSIC TRADE magazine to be approximately $5.5 billion in net sales, representing a five-year compound annual growth rate of 7.9%. The industry is highly fragmented with the nation's leading five music products retailers accounting for approximately 7.9% of the industry's net sales in 1994. The Company believes it benefits from several advantages relative to smaller competitors including volume purchasing discounts, centralized operations and other financial controls, advertising economies and the ability to offer an extremely broad and deep selection of merchandise.

    Management is highly committed to the success of Guitar Center. Management's goal is to continue to expand Guitar Center's position as the leading music products retailer throughout the United States. The Company's growth strategy is to continue to increase its presence in its existing markets and to open new stores in strategically selected markets. The Company will continue to pursue its strategy of clustering stores in major markets to take advantage of operating and advertising efficiencies and to build awareness of the Guitar Center name in new markets. The Company has opened a total of seven stores in fiscal 1996 and expects to open approximately eight stores in each of fiscal 1997 and fiscal 1998. The Company has committed substantial resources to building a corporate infrastructure and management information systems that it believes can support the Company's needs, including its expansion plans, for the foreseeable future. Guitar Center believes it is well-positioned to continue to implement its expansion strategy.

    For fiscal years ended December 31, 1993, 1994, 1995 and for the six months ended June 30, 1996 the Company had net income (loss) of $5.1 million, $8.8 million, $10.9 million and ($74.8) million, respectively. The results for the six months ended June 30, 1996 reflect a recorded deferred compensation expense of $69.9 million and $10.9 million for transaction costs and financing fees incurred in connection with the Recapitalization (as defined below). These expenses are non-recurring following the Recapitalization.

                               BUSINESS STRATEGY

    The principal elements of the Company's business strategy are as follows:

    EXTENSIVE SELECTION OF MERCHANDISE. Guitar Center offers an extensive selection of brand name music products complemented by lesser known, hard to find items and unique, vintage equipment. Guitar Center offers an average of 7,000 core SKUs per store, providing a breadth and depth of in-stock items which management believes is not available from traditional music products retailers.

    HIGHLY INTERACTIVE, MUSICIAN-FRIENDLY STORE CONCEPT. The purchase of musical instruments is a highly personal decision for musicians. Management therefore believes that a large part of the Company's success is attributable to its creative instrument presentations and colorful, interactive displays which encourage the customer to hold and play instruments as well as to participate in product demonstrations. Each store also provides private sound-controlled rooms to enhance the customers' listening experience while testing various instruments.

    EXCEPTIONAL CUSTOMER SERVICE. Exceptional customer service is fundamental to the Company's operating strategy. Accordingly, the Company provides extensive training programs for its salespeople, who specialize in one of the Company's five product categories. Many of the Company's salespeople are also musicians. With the advances in technology and continuous new product introductions in the music products industry, customers increasingly rely on qualified salespeople to offer expert advice and assist in product demonstrations. Management believes that its emphasis on training and customer service distinguishes the Company within the industry and is a critical part of Guitar Center's success.

    GUARANTEED LOW PRICES. Guitar Center endeavors to be the low price leader in each of its markets. Guitar Center underscores its pricing commitment by offering a 30-day low price guarantee. The Company is generally among its vendors' largest customers and thereby benefits from volume purchasing discounts and other terms not available to the typical music products retailer. Although prices are usually determined on a regional basis, store managers are trained and authorized to adjust prices in response to local market conditions.

    INNOVATIVE PROMOTIONAL AND MARKETING PROGRAMS. Guitar Center sponsors innovative promotional and marketing events which include in-store demonstrations, famous artist appearances and weekend themed sales events designed to create significant store traffic and exposure. Management believes these events help the Company to build a loyal customer base and to encourage repeat business. Since its inception, the Company has compiled a unique, proprietary database containing information on more than one million customers. Guitar Center utilizes this database to advertise to select target customers based on historical buying patterns. The Company believes the typical music products retailer does not have the resources to support large-scale promotional events or an extensive advertising program.

    EXPANSION STRATEGY. Guitar Center's expansion strategy is to continue to increase its market share in existing markets and to penetrate new markets. The Company has opened a total of seven stores in fiscal 1996, and expects to open approximately eight stores in each of fiscal 1997 and 1998. In preparation for these additional stores, management has dedicated a substantial amount of its resources over the past several years to building the infrastructure necessary to support a large national chain. In addition, the Company believes it has developed a unique and highly effective methodology for targeting prospective store sites which includes analyzing demographic and psychographic characteristics of a potential store location.

                              THE RECAPITALIZATION

    On June 5, 1996, the Company consummated a series of transactions to effect a recapitalization of the Company (the "Recapitalization") in order to transfer ownership of the Company from its sole stockholder, the Scherr Living Trust (the "Scherr Trust") to members of management and the Investors (as defined herein). See "The Recapitalization and Related Transactions."

                                REINCORPORATION


    On November 6, 1996 the Company reincorporated from California to Delaware and changed its name from Guitar Center Management Company, Inc. to Guitar Center, Inc. The Company's principal executive offices are located at 5155 Clareton Drive, Agoura Hills, California 91301.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The summary information for the fiscal years ended October 31, 1991 and 1992, the two months ended December 31, 1992 and the fiscal years ended December 31, 1993, 1994 and 1995 has been derived from the audited financial statements of the Company. The financial data as of and for the six-month period ended June 30, 1995 and June 30, 1996 are derived from the unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) for a fair presentation of such data. The results for the interim periods are not necessarily indicative of the results for the full fiscal year. The summary unaudited PRO FORMA data for the year ended December 31, 1995, and the six months ended June 30, 1995 and 1996 give effect to the Recapitalization (including the Company's conversion of tax status from an "S" corporation to a "C" corporation and other tax consequences related to the Recapitalization), as if it all had been consummated as of January 1, 1995. The Recapitalization occurred on June 5, 1996 and is reflected in the June 30, 1996 historical financial statement. See "Unaudited Pro Forma Condensed Financial Data" and the notes thereto. The PRO FORMA financial data set forth below is not necessarily indicative of the results that would have been achieved or that may be achieved in the future. The summary historical and PRO FORMA financial data should be read in conjunction with "The Recapitalization and Related Transactions," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data" and the financial statements of the Company and the notes thereto included elsewhere herein.

                                                                       TWO MONTHS
                                                       YEAR ENDED        ENDED               YEAR ENDED           SIX MONTHS ENDED
                                                      OCTOBER 31,     DECEMBER 31,          DECEMBER 31,              JUNE 30,
                                                    ----------------  ------------   ---------------------------  -----------------
                                                     1991     1992        1992        1993      1994      1995     1995      1996
                                                    -------  -------  ------------   -------  --------  --------  -------  --------
                                                                                    (IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales.......................................  $74,872  $85,592    $18,726      $97,305  $129,039  $170,671  $76,888  $ 91,048
  Gross profit....................................   22,064   25,472      5,393       28,778    36,764    47,256   21,146    25,799
  Selling, general and administrative expenses....   18,896   20,998      3,547       21,889    26,143    32,664   15,100    18,318
  Deferred compensation expense (a)...............     (230)   --           373        1,390     1,259     3,087    1,040    69,892
  Operating income (loss).........................    3,398    4,474      1,473        5,499     9,362    11,505    5,006   (62,411)
  Non recurring transaction expense...............    --       --        --            --        --        --       --        6,176
  Net income (loss)...............................    2,702    3,987      1,385        5,105     8,829    10,857    4,845   (74,764)

PRO FORMA FOR INCOME TAX PROVISION: (B)
  Historical income (loss) before provision for
   income taxes...................................  $ 2,755  $ 4,076    $ 1,424      $ 5,251  $  9,155  $ 11,202  $ 4,919  $(74,633)
  Pro forma provision for income taxes............    1,086    1,753        773        2,856     4,478     6,144    2,562     --
                                                    -------  -------  ------------   -------  --------  --------  -------  --------
  Pro forma net income (loss).....................  $ 1,669  $ 2,323    $   651      $ 2,395  $  4,677  $  5,058  $ 2,357  $(74,633)
                                                    -------  -------  ------------   -------  --------  --------  -------  --------
                                                    -------  -------  ------------   -------  --------  --------  -------  --------

OPERATING DATA:
  Net sales per gross square foot (c).............  $   366  $   407     --          $   454  $    518  $    646  $   292  $    320
  Stores open at end of period....................       15       15         15           17        20        21       20        24
  Net sales growth................................     6.0%    14.3%      18.7%        13.7%     32.6%     32.3%    40.0%     18.4%
  Increase in comparable store sales (d)..........     5.9%    11.5%      18.7%        11.4%     17.3%     23.4%    27.4%     11.8%
  Inventory turns.................................     3.1x     3.3x       3.4x         3.4x      3.4x      3.7x     3.6x      3.7x
  Ratio of earnings to fixed charges (e)..........     3.7x     5.8x      13.8x         9.1x     11.6x     11.7x    13.7x     --
  Capital expenditures............................  $ 1,192  $   445    $   966      $ 2,618  $  3,277  $  3,432  $   888  $  3,523

                                                                                   SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                YEAR ENDED       --------------------
                                                             DECEMBER 31, 1995     1995       1996
                                                            -------------------  ---------  ---------
                                                                         (IN THOUSANDS)
PRO FORMA DATA:
  Net sales...............................................       $ 170,671       $  76,888  $  91,048
  Operating income........................................          15,967           6,734      7,913
  Net income..............................................           2,551             554      1,196
  Ratio of earnings to fixed charges......................            1.4x            1.2x       1.3x

                                                                                      AS OF JUNE 30, 1996
                                                                                    ------------------------
                                                                                    HISTORICAL    PRO FORMA
                                                                                    -----------  -----------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................                   $   6,494    $   2,909
  Net working capital.............................................                      27,598       24,013
  Total assets....................................................                      65,366       65,366
  Total long term and revolving debt (including current
   maturities)....................................................                     105,421      105,421
  Senior preferred stock..........................................                      13,702       --
  Warrants........................................................                       6,500        6,500
  Stockholders' equity (deficit)..................................                     (71,615)     (71,615)

------------------------
(a) For the six months ended June 30, 1996, the Company recorded deferred compensation expense of $69.9 million related to the cancellation and exchange of management stock options pursuant to the Recapitalization. After the Recapitalization, these expenses will be non-recurring, as the deferred compensation plan was terminated.

(b) Pro forma provision for income taxes reflects the estimated statutory provision for income taxes assuming the Company was a "C" corporation.

(c) Net sales per gross square foot does not include new stores opened during the reporting period. Information for the two months ended December 31, 1992 is not meaningful.

(d) Compares net sales for the comparable periods.

(e) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represents income before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of debt financing costs, and one third of lease expense, which management believes is representative of the interest components of lease expense. Earnings were insufficient to cover fixed charges by $74.6 million for the six months ended June 30, 1996.

                               THE EXCHANGE OFFER

    The form and terms of the Old Notes will be the same as those of the New Notes except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

THE EXCHANGE OFFER.....................  The Company is offering to exchange an aggregate of
                                         $100 million principal  amount of New  Notes for  a
                                         like  principal amount of Old  Notes. The Old Notes
                                         may  be  exchanged  only  in  multiples  of  $1,000
                                         principal  amount. The  Company will  issue the New
                                         Notes on or promptly after the Expiration Date. See
                                         "The Exchange Offer."
EXPIRATION DATE........................  The Exchange Offer  will expire at  5:00 p.m.,  New
                                         York  City  time,  on  December  18,  1996,  unless
                                         extended in which case  the term "Expiration  Date"
                                         shall  mean the latest  date and time  to which the
                                         Exchange Offer is extended.
CONDITIONS TO THE EXCHANGE OFFER.......  The  Exchange   Offer   is   subject   to   certain
                                         conditions,  which may be waived  by the Company in
                                         whole or in part and from time to time in its  sole
                                         discretion.  See  "The  Exchange  Offer  -- Certain
                                         Conditions to  the  Exchange Offer."  The  Exchange
                                         Offer is not conditioned upon any minimum aggregate
                                         principal  amount of  Old Notes  being tendered for
                                         exchange.
PROCEDURES FOR TENDERING OLD NOTES.....  Each Holder desiring to  accept the Exchange  Offer must  complete and sign  the Letter of Transmittal,
                                         have the signature  thereon guaranteed if  required
                                         by  the Letter of Transmittal,  and mail or deliver
                                         the Letter of  Transmittal, together  with the  Old
                                         Notes  or a  Notice of Guaranteed  Delivery and any
                                         other  required  documents  (such  as  evidence  of
                                         authority to act satisfactory to the Company in its
                                         sole  discretion, if  the Letter  of Transmittal is
                                         signed  by  someone  acting   in  a  fiduciary   or
                                         representative capacity), to the Exchange Agent (as
                                         defined)  at the address set  forth herein prior to
                                         5:00 p.m., New  York City time,  on the  Expiration
                                         Date.  Any beneficial owner of  the Old Notes whose
                                         Old Notes are registered in the name of a  nominee,
                                         such  as a broker, dealer, commercial bank or trust
                                         company and who wishes to  tender Old Notes in  the
                                         Exchange  Offer,  should  instruct  such  entity or
                                         person  to  promptly  tender  on  such   beneficial
                                         owner's   behalf.  See   "The  Exchange   Offer  --
                                         Procedures for Tendering Old Notes."
GUARANTEED DELIVERY PROCEDURES.........  Holders of Old Notes who  wish to tender their  Old
                                         Notes  and (i) whose Old  Notes are not immediately
                                         available or  (ii)  who cannot  deliver  their  Old
                                         Notes or any other documents required by the Letter
                                         of  Transmittal to the Exchange  Agent prior to the
                                         Expiration Date  (or  complete  the  procedure  for
                                         book-entry  transfer on a timely basis), may tender
                                         their  Old  Notes   according  to  the   guaranteed
                                         delivery  procedures  set  forth in  the  Letter of
                                         Transmittal. See "The Exchange Offer --  Guaranteed
                                         Delivery Procedures."

                                         The Letter of Transmittal provides that each Holder
                                         of    Old    Notes   (other    than   participating
                                         broker-dealers) will represent to the Company that,
                                         among other things, the New Notes acquired pursuant
                                         to the  Exchange Offer  are being  obtained in  the
                                         ordinary course of business of the person receiving
                                         such  New Notes,  that neither  such Holder  of Old
                                         Notes nor any such other person has an  arrangement
                                         or  understanding with any person to participate in
                                         the distribution of such New Notes and that neither
                                         the Holder nor any such person is an "affiliate" of
                                         the Company,  as  defined  in Rule  405  under  the
                                         Securities Act. Any tendered Old Notes not accepted
                                         for  exchange  for  any  reason  will  be  returned
                                         promptly after the expiration or termination of the
                                         Exchange Offer. See "The Exchange Offer."
WITHDRAWAL RIGHTS......................  Tenders of Old Notes may  be withdrawn at any  time prior  to  the Expiration  Date. See  "The Exchange
                                         Offer -- Withdrawal Rights."
ACCEPTANCE OF OLD NOTES AND DELIVERY OF
  NEW NOTES............................  The Company will  accept for exchange  any and  all
                                         Old  Notes  which  are  properly  tendered  in  the
                                         Exchange Offer prior  to the  Expiration Date.  The
                                         New  Notes  issued pursuant  to the  Exchange Offer
                                         will be delivered promptly following the Expiration
                                         Date. See  "The  Exchange  Offer --  Terms  of  the
                                         Exchange Offer."
RESALES OF NEW NOTES...................  Based  on  an interpretation  by  the staff  of the
                                         Commission set forth in no-action letters issued to
                                         third parties, the Company believes that New  Notes
                                         issued  pursuant to the  Exchange Offer in exchange
                                         for Old Notes may be offered for resale, resold and
                                         otherwise transferred by any Holder thereof  (other
                                         than any such Holder which is an "affiliate" of the
                                         Company  within the  meaning of Rule  405 under the
                                         Securities  Act)   without  compliance   with   the
                                         registration  and prospectus delivery provisions of
                                         the Securities Act,  provided that  such New  Notes
                                         are   acquired  in  the  ordinary  course  of  such
                                         Holder's business  and  that  such  Holder  has  no
                                         arrangement  or  understanding with  any  person to
                                         participate in the distribution of such New  Notes,
                                         and provided, further, that each broker-dealer that
                                         receives  New Notes for its own account in exchange
                                         for Old Notes must acknowledge that it will deliver
                                         a Prospectus in connection with any resale of  such
                                         New  Notes. See "Plan of Distribution." If a Holder
                                         of Old Notes does not  exchange such Old Notes  for
                                         New  Notes pursuant to the Exchange Offer, such Old
                                         Notes  will   continue  to   be  subject   to   the
                                         restrictions  on transfer  contained in  the legend
                                         thereon. In  general,  the  Old Notes  may  not  be
                                         offered   or  sold,  unless  registered  under  the
                                         Securities Act,  except  pursuant to  an  exception
                                         from,  or  in  a transaction  not  subject  to, the
                                         Securities Act and

                                         applicable state securities laws. See "The Exchange
                                         Offer -- Consequences of  Failure to Exchange"  and
                                         "Description of Senior Notes."
CONSEQUENCES OF FAILURE TO EXCHANGE....  Holders  of Old Notes who do not exchange their Old
                                         Notes for New Notes pursuant to the Exchange  Offer
                                         will  continue to be subject to the restrictions on
                                         transfer of  such Old  Notes as  set forth  in  the
                                         legend  thereon. In  general, Old Notes  may not be
                                         offered or sold, except pursuant to a  registration
                                         statement under the Securities Act or any exemption
                                         from registration thereunder and in compliance with
                                         applicable  state securities laws. In the event the
                                         Company completes  the Exchange  Offer, holders  of
                                         Old   Notes   will  have   no  further   rights  to
                                         registration or liquidated damages pursuant to  the
                                         Registration Rights Agreement.
CERTAIN TAX CONSIDERATIONS.............  There will be no Federal income tax consequences to
                                         Holders exchanging Old Notes for New Notes pursuant
                                         to  the Exchange Offer  and a Holder  will have the
                                         same adjusted basis and  holding period in the  New
                                         Notes  as in  the Old Notes  immediately before the
                                         exchange.
REGISTRATION RIGHTS AGREEMENT..........  The Exchange  Offer  is  intended  to  satisfy  the registration  rights of Holders  of Old Notes under
                                         the Registration  Rights  Agreement,  which  rights
                                         terminate upon consummation of the Exchange Offer.
EXCHANGE AGENT.........................  U.S.  Trust  Company  of  California,  N.A.  is the
                                         Exchange Agent. The address and telephone number of
                                         the Exchange Agent are  set forth in "The  Exchange
                                         Offer -- Exchange Agent."

                                         THE NOTES
SECURITIES OFFERED.....................  $100  million  aggregate  principal  amount  of 11%
                                         Senior Notes due 2006.
MATURITY...............................  July 1, 2006.
INTEREST PAYMENT DATES.................  January 1  and July  1,  commencing on  January  1,
                                         1997.
OPTIONAL REDEMPTION....................  The  Notes will be redeemable  at the option of the
                                         Company, in whole or in  part, on or after July  1,
                                         2001,  at the  redemption prices  set forth herein,
                                         plus accrued and  unpaid interest, if  any, to  the
                                         date  of redemption. Notwithstanding the foregoing,
                                         prior to July 1, 1999, the Company may redeem up to
                                         33 1/3% of  the aggregate principal  amount of  the
                                         Notes  originally outstanding at a redemption price
                                         equal to 110% of the principal amount thereof, plus
                                         accrued  and  unpaid  interest,  if  any,  to   the
                                         redemption  date, with the Net  Cash Proceeds of an
                                         Initial Public  Equity Offering;  PROVIDED that  at
                                         least  66 2/3% of the aggregate principal amount of
                                         the Notes originally outstanding remain outstanding
                                         immediately thereafter. See  "Description of  Notes
                                         -- Optional Redemption."
SINKING FUND...........................  None.

RANKING................................  The   New   Notes   will   be   general,  unsecured
                                         obligations of the Company. The New Notes will rank
                                         senior in  right  of  payment  to  all  subordinate
                                         indebtedness  of  the  Company, and  PARI  PASSU in
                                         right of payment with all other senior indebtedness
                                         of the Company, including the Company's outstanding
                                         indebtedness under  the  New Credit  Facility.  The
                                         Company has not issued (other than the $5.4 million
                                         of  indebtedness outstanding  under the  New Credit
                                         Facility as of  June 30, 1996),  and does not  have
                                         any  present  intention to  issue,  any significant
                                         indebtedness to which the Notes would be senior  or
                                         PARI  PASSU  in right  of  payment. The  New Credit
                                         Facility, upon  the occurrence  of certain  events,
                                         will  be secured by substantially all of the assets
                                         of the  Company.  See "The  New  Credit  Facility."
                                         After  giving effect to the  Exchange Offer and the
                                         Recapitalization (as  defined  herein),  on  a  PRO
                                         FORMA basis, as of June 30, 1996, the Company would
                                         have    had   approximately   $105.4   million   of
                                         outstanding Indebtedness  (as defined  herein)  and
                                         remaining  capacity under  the New  Credit Facility
                                         (as defined herein) of approximately $13.7 million.
CHANGE OF CONTROL OFFER................  Upon a  Change  of  Control, the  Company  will  be required  to make an  irrevocable and unconditional
                                         offer to repurchase all  outstanding Notes at  101%
                                         of  the  aggregate principal  amount  thereof, plus
                                         accrued and unpaid interest, if any, to the date of
                                         repurchase. A  Change of  Control will  not  result
                                         from  a sale of the Company or substantially all of
                                         the Company's  assets  to  a  person  or  group  of
                                         persons  who are Investors  (as defined herein) and
                                         the Holders would not  receive the benefit of  this
                                         provision  in the event of  such a transaction. See
                                         "Description  of  Notes  --  Certain  Covenants  --
                                         Repurchase  of Notes  at the  Option of  the Holder
                                         Upon a Change of Control."
CERTAIN COVENANTS......................  The  Indenture  contains  certain  covenants   with
                                         respect  to the  Company that,  among other things,
                                         limit  the   ability  of   the  Company   and   any
                                         subsidiaries of the Company to (i) incur additional
                                         Indebtedness  and issue  Disqualified Capital Stock
                                         (as defined  herein); (ii)  pay dividends  or  make
                                         other  distributions and certain investments; (iii)
                                         create certain liens; (iv) sell certain assets; (v)
                                         enter into certain transactions with affiliates; or
                                         (vi) enter into  certain mergers or  consolidations
                                         involving the Company. See "Description of Notes --
                                         Certain Covenants."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by Holders prior to tendering their Old Notes in the Exchange Offer.

                                  RISK FACTORS

    HOLDERS OF THE OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" FOR A DESCRIPTION OF OTHER FACTORS AFFECTING THE BUSINESS OF THE COMPANY.

RESTRICTIONS UPON TRANSFER OF AND LIMITED TRADING MARKET FOR OLD NOTES

    The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of tenders of such Old Notes. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

BLUE SKY RESTRICTIONS; COMPLIANCE WITH STATE SECURITIES LAWS

    In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration of qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

POTENTIAL CONSEQUENCES OF SIGNIFICANT LEVERAGE

    As of June 30, 1996, the Company had approximately $105.4 million of outstanding Indebtedness, its ratio of total long-term debt to total capitalization was approximately 221.9% and it had a stockholders' deficit of approximately $71.6 million. See "Capitalization" and "Unaudited Pro Forma Condensed Financial Data."

    The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company may not generate sufficient cash to service its debt obligations including its obligations under the Notes; (ii) the Company's ability to obtain financing for future working capital needs or other purposes may be limited;
(iii) a substantial portion of the Company's cash flow from operations will be dedicated to debt service, thereby reducing funds available for operations; and
(iv) the substantial indebtedness and the restrictive covenants to which the Company is subject under the terms of its indebtedness, including the terms of the New Credit Facility and the Indenture, may make the Company more vulnerable to economic downturns, may hinder its ability to execute its growth strategy, may reduce its flexibility to respond to changing business conditions and opportunities and may limit its ability to withstand competitive pressures.

    The Company's ability to generate sufficient cash to meet its debt service obligations will depend on future operating performance, which will be subject, in part, to factors beyond its control, including prevailing economic conditions and financial, business and other factors. While the Company believes that cash flow from operations will be adequate to meet its debt service obligations, there can be no assurance that the Company will generate cash in sufficient amounts. In the event the Company's operating cash flow is not sufficient to fund the Company's expenditures or to service its debt including the Notes, the Company may be required to raise additional financing through capital contributions, the refinancing of all or part of its indebtedness (including the Notes) or sales of its assets. There can be no assurance that the Company will be able to obtain any such additional financing or effect satisfactory refinancings or asset sales on favorable terms, if at all.

FRAUDULENT TRANSFER CONSIDERATIONS

    The obligations of the Company under the indebtedness represented by the Notes may be subject to review under relevant federal and state fraudulent transfer laws, as well as other similar laws regarding creditors rights generally or distributions to stockholders, if a bankruptcy case or a lawsuit (including circumstances not involving bankruptcy) is commenced by or on behalf of any unpaid creditor or a representative of the Company's creditors, such as a trustee in bankruptcy or the Company as debtor in possession. If a court, in such a lawsuit, were to find that the Company incurred the indebtedness represented by the Notes (i) with the intent to hinder, delay or defraud present or future creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) received less than a reasonably equivalent value or fair consideration for any such indebtedness and, at the time of such incurrence (a) was insolvent; (b) was rendered insolvent by reason of such incurrence; (c) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (d) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the obligations under the Notes, direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors, subordinate such obligations to all other indebtedness of the relevant obligor or take other action detrimental to the Holders.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if either (i) the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation; or (ii) if the then fair salable value of its assets is less than the amount that is required to pay its probable liability on its existing debts (including contingent or unliquidated debts) as they became absolute and matured.

    The   Company  however,   believes  that   it  was   at  the   time  of  the
Recapitalization and is now solvent and that it had at the time of the Recapitalization and now has sufficient capital to carry on its business and that it believed at the time of the Recapitalization and now believes that it was and will be able to pay its debts as they mature. There can be no assurance however, that a court would reach the same conclusion.

AGGRESSIVE GROWTH STRATEGY

    The Company intends to pursue an aggressive growth strategy by opening additional stores in new and existing markets. The Company, which currently operates 28 stores, has opened seven stores in fiscal 1996 and expects to open approximately eight stores in each of fiscal 1997 and fiscal 1998, which represent significant increases in the number of stores previously opened and operated by the Company. Although historically the Company has opened new stores and expanded or relocated existing stores, prior to this year the Company had not opened more than 4 new stores for any twelve-month period for the last three fiscal years. The Company's expansion plan is dependent upon a number of factors, including the identification of suitable sites, the negotiation of acceptable leases for such sites, the hiring, training and retention of skilled personnel, the availability of adequate financial resources, the adaptation of its distribution and other operational and management information systems ("MIS") to such sites, the ability of the Company's vendors to supply its needs on a timely basis and other factors, some of which are beyond the control of the Company. There can be no assurance that the Company will be successful in opening such new stores on schedule, if at all, or that such newly opened stores will achieve sales and profitability levels comparable to existing stores, if they are profitable at all, or that the Company will improve its overall market position and profitability as a result therefrom.

    The Company's expansion strategy includes clustering new stores in existing markets, which has in certain instances resulted in some transfer of sales from existing stores to new locations. In addition, the Company's expansion into new markets has in certain circumstances presented competitive and merchandising challenges that are different from those currently encountered by the Company in its current markets. These challenges include the effective management of stores that are in distant locations and the incurrence of significant start-up costs, including costs related to promotions and advertising. Although the Company is continually evaluating the adequacy of its existing systems and procedures, including store management, financial controls and MIS in connection with the Company's planned expansion, there can be no assurance that the Company will adequately anticipate all of the changing demands which its expanding operations will impose on such systems. The failure by the Company to identify and respond to such demands may have an adverse effect on the Company's business and prospects. See "Business."

DEPENDANCE ON SUPPLIERS

    The Company's business as well as its expansion plans are dependent to a significant degree upon its suppliers. The Company does not have any long-term supply contracts with its suppliers. The loss of certain key vendors or the failure to establish and maintain relationships with brand name vendors could have a material adverse effect on the Company's business. The Company believes it currently has adequate supply sources; however, there can be no assurance, especially given the Company's expansion plans, that the Company will be able to acquire sufficient quantities and an appropriate mix of such merchandise at all or at acceptable prices.

FLUCTUATIONS IN COMPARABLE STORE SALES RESULTS

    Historically, the Company's sales growth has resulted from comparable store sales growth. There can be no assurance that such growth will continue. A variety of factors affect the Company's comparable store sales results including, among others, economic conditions, consumer trends, retail sales, music trends, changes in the Company's merchandise mix, distribution of products, transfer of sales to new locations and the Company's ability to execute its business strategy efficiently, including its strategy of clustering stores in certain markets. The Company's quarterly comparable store sales results have fluctuated significantly in the past. The Company's comparable store sales results were 24.4%, 28.5%, 25.5% and 13.5% in the first, second, third and fourth quarters of fiscal 1995, respectively, and 14.5% and 9.3% in the first and second quarters of fiscal 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company does not expect comparable store sales to continue to increase at historical rates.

DEPENDENCE ON KEY PERSONNEL

    The Company believes that its continued success depends to a significant extent on the services of Larry Thomas, President and Chief Executive Officer, and Marty Albertson, Executive Vice President and Chief Operating Officer, as well as its ability to attract and retain additional key personnel with the skills and expertise necessary to manage its existing business and effectuate its planned growth. The loss or unavailability of the services of one or both of these individuals or other key personnel could have a material adverse effect on the Company. In June 1996, in connection with the Recapitalization, the Company entered into a five-year employment agreement with each of Messrs. Thomas and Albertson. The Company currently carries key man insurance on the lives of Messrs. Thomas and Albertson in the amount of $5.0 million and $3.5 million, respectively. See "Management."

CONCENTRATION OF OPERATIONS IN CALIFORNIA

    As of June 30, 1996, 13 of the Company's stores were located in California and generated 55.9% and 55.7% of the Company's net sales for fiscal 1995 and the six months ended June 30, 1996, respectively. Although the Company has opened stores in other areas in the United States, a significant percentage of the Company's net sales is likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are heavily dependent upon general consumer trends and other general economic conditions in California.

COMPETITION

    The market for musical instruments is fragmented and highly competitive. The Company competes with many different types of retailers who sell many or most of the items sold by the Company, including other specialty retailers and catalogue retailers. The Company's expansion into new markets in which its competitors are already established, competitors' expansion into markets in which the Company is currently operating, or the entry into the Company's markets by competitors with substantial financial or other resources may have a material adverse effect on the Company's operations.

IMPACT OF ECONOMIC CONDITIONS ON INDUSTRY RESULTS; CHANGING CONSUMER PREFERENCES

    The Company's business is sensitive to customers' spending patterns, which in turn are subject to prevailing economic conditions. There can be no assurance that consumer spending will not be affected by economic conditions, thereby impacting the Company's growth, net sales and profitability. A decline in economic conditions in one or more of the markets in which the Company's stores are concentrated could have an adverse effect on the Company's financial condition and results of operations. Although the Company attempts to stay abreast of consumer preferences for musical products and accessories historically offered for sale by the Company, any sustained failure by the Company to identify and respond to such trends would have a material adverse effect on the Company's business, results of operations and financial condition.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The Old Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by DLJ and CSI that they presently intend to make a market in the Notes. However, DLJ and CSI are not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-marking activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

CONTROL BY CERTAIN STOCKHOLDERS

    Management owns 35.7%, the Investors own 50% and the Scherr Trust owns 8.9% of the Company's issued and outstanding Common Stock. Under a Stockholders Agreement (as defined herein) entered into at the time of the Recapitalization, the Management Stockholders (as defined herein) have the right to elect four directors, the Investors have the right to elect four directors, the Scherr Trust has the right to elect one director and the Investors have the right to elect two additional directors who are not affiliated with the Company or any stockholder subject to the approval of Larry Thomas, so long as he is the Company's Chief Executive Officer. Under the Stockholders Agreement, a wide range of actions to be taken by the Company will require approval of two-thirds of the Board of Directors, including the sale of the Company and the consummation of an initial public offering. Thus, if representatives of various stockholder groups are unable to reach consensus on matters requiring two-thirds approval, the operations and growth of the Company could be adversely affected.

                 THE RECAPITALIZATION AND RELATED TRANSACTIONS

    On June 5, 1996, Guitar Center consummated a series of transactions to effect a Recapitalization of the Company in order to transfer ownership of the Company from its sole stockholder, the Scherr Trust, to members of management and the Investors (as defined herein). The Recapitalization included the following transactions: (i) members of the Company's management purchased 500,000 shares of the Company's common stock, $.01 par value (the "Common Stock") for $0.5 million cash; (ii) members of the Company's management received 495,000 shares of Junior Preferred Stock, with an aggregate liquidation preference of $49.5 million in exchange for cancellation of outstanding options exercisable for 49,500,000 shares of Common Stock; (iii) the Scherr Trust, received 198,000 shares of Junior Preferred Stock with an aggregate liquidation preference of $19.8 million in exchange for 19,800,000 shares of Common Stock;
(iv) Chase Venture Capital Associates, L.P. ("Chase VCA"), Wells Fargo Small Business Investment Company, Inc. ("WFSB"), Weston Presidio Capital II, L.P. ("WPC") and CB Capital Investors, Inc. ("CB Capital" and together with Chase VCA, WFSB and WPC, the "Investors") purchased 700,000 shares of Common Stock and 693,000 shares of 8% Junior Preferred Stock, $0.01 par value (the "Junior Preferred Stock") for $70.0 million cash; (v) the DLJ Investors (as defined herein) purchased 800,000 shares of 14% Senior Preferred Stock, $0.01 par value (the "Senior Preferred Stock") with an aggregate liquidation value of $20.0 million and warrants (the "Warrants") to purchase 73,684 shares of Common Stock and 72,947 shares of Junior Preferred Stock, for an aggregate purchase price of $20.0 million cash; (vi) GCMC Funding, Inc. ("DLJ Bridge") purchased $51.0 million aggregate principal amount of senior unsecured increasing rate notes for cash and Chemical Bank ("Chemical") loaned $49.0 million to the Company (together, the "Bridge Facility"); (vii) the Company repurchased 120,000,000 shares of Common Stock from the Scherr Trust for approximately $113.1 million cash; (viii) the Company cancelled 31,907,400 options to purchase Common Stock held by certain members of management in exchange for approximately $27.9 million cash; and (ix) the Company cancelled its revolving credit facility (the "Old Credit Facility") upon repaying in cash the approximately $35.9 million outstanding pursuant thereto. Fees and expenses incurred by the Company to effect the Recapitalization and the Bridge Facility aggregated approximately $10.9 million. See "Certain Transactions."

    In connection with the Recapitalization, the Company granted to each of two executive officers ten year options to purchase 43,344 shares of Common Stock, and adopted the 1996 Performance Stock Plan for the benefit of the Company's key employees. See "Management." Upon consummation of the Recapitalization, management, the Investors, and the Scherr Trust owned approximately 35.7%, 50.0%, and 14.3%, respectively, of the issued and outstanding Common Stock of the Company. Upon the effectiveness of the Recapitalization, the Company entered into a $25 million revolving credit facility (the "New Credit Facility") with Wells Fargo Bank, N.A. ("WFB"). See "The New Credit Facility." At the time of Recapitalization the Company increased the number of authorized shares of Common Stock to 10 million shares. Immediately following the Recapitalization, the Company effected a 100 to 1 stock split.

    On July 2, 1996 the Company issued an aggregate of $100 million of its 11% Senior Notes due 2006 (the "Old Notes") to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Chase Securities, Inc. ("CSI"), as the Initial Purchasers. The Old Notes were resold pursuant to Rule 144A under the Securities Act. The net proceeds of the offering of the Old Notes were applied to the retirement of the Bridge Facility.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on July 2, 1996 (the "Closing Date") to DLJ and CSI as Initial Purchasers (the "Initial Purchasers"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A under the Securities Act. As a condition to the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 135 days after the Closing Date, and
(iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 30 days (or longer if required by applicable law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Old Notes that were properly tendered by holders thereof pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This description of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit. The Registration Statement, of which this Prospectus is a part, is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to the Expiration Date. As of the date of this Prospectus, $100 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about November 12, 1996, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. See "Risk Factors -- Failure to Exchange Old Notes." However, Old Notes may be tendered only in integral multiples of $1,000.

    The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

    Holders do not have any appraisal or dissenters' rights under the California Corporations Code or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted tenders of Old Notes will be returned, without expense to the Holder thereof, as promptly as practicable after the Expiration Date.

    Holders whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors -- Restrictions Upon Transfer of and Limited Trading Market for Old Notes."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on December 18, 1996, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right at its sole discretion (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a Prospectus supplement that will be distributed to all Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to ten business day period. During any extension of the Expiration Date, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company.

    The Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    Interest accrues on the Notes at the rate of 11% per annum and will be payable in cash semiannually in arrears on each January 1 and July 1, commencing on January 1, 1997. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the Holders at such time.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a beneficial owner thereof as set forth below and the acceptance by the Company thereof will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal. All of the Old Notes are held of record by a nominee of The Depository Trust Company (the "Depositary").

    Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at the Depositary (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed by the registered Holder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority so to act must be submitted with the Letter of Transmittal.

    By tendering, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the tendering Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    DELIVERY OF DOCUMENTS TO THE DEPOSITARY OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer.
However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering Old Notes that are the subject of such Book-Entry
Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described herein, or would otherwise make it inadvisable to proceed with the Exchange Offer.

    If the Company determines in good faith that any of the conditions are not met, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal Rights") or (iii) waive certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a Prospectus supplement that will be distributed to all Holders.

    Holders have certain rights and remedies against the Company under the Registration Rights Agreement, including liquidated damages of up to $.30 per week per $1,000 principal amount of Old Notes, should the Company fail to consummate the Exchange Offer within a certain period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

    The foregoing conditions are for the benefit of the Company and may be asserted by the Company in good faith regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

    U.S. Trust Company of California, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

       BY REGISTERED OR CERTIFIED MAIL; BY OVERNIGHT COURIER; OR BY HAND:
                     U.S. Trust Company of California, N.A.
                            515 South Flower Street
                                   Suite 2700
                             Los Angeles, CA 90071
                             Attention: Dwight Liu

                          BY FACSIMILE: (213) 488-1258
                             Attention: Dwight Liu

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES; SOLICITATION OF TENDERS

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $305,000 which includes fees and expenses of the Exchange Agent and Trustee and accounting and legal fees.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted to the Exchange Agent, the amount of such transfer taxes will be billed directly to such tendering Holder.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

ACCOUNTING TREATMENT

    The New Notes will be recorded by the Company at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in no action letters issued to third parties by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes, and provided, further, that each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." If any Holder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. See "Risk Factors -- Restrictions upon Transfer of and Limited Trading Market for Old Notes"; and -- "Blue Sky Restrictions; Compliance with State Securities Laws".

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of June 30, 1996 and the capitalization of the Company at that date after giving effect to the Exchange Offer. This table should be read in conjunction with "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                           AS OF JUNE 30, 1996
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
                                                                                          (DOLLARS IN THOUSANDS)
Long-term debt (including current portion)
  Long-term debt (a)..................................................................  $    100,000   $  100,000
  New credit facility.................................................................         5,421        5,421
                                                                                        ------------  ------------
    Total long-term debt..............................................................       105,421      105,421
                                                                                        ------------  ------------
Senior preferred stock................................................................        13,702       13,702
Stockholders' equity (deficit)
  Junior preferred stock..............................................................       138,600      138,600
  Warrants (b)........................................................................         6,500        6,500
  Common stock 10,000,000 shares, $.01 par value, authorized; 1,400,000 shares
   outstanding........................................................................            14           14
  Additional paid in capital..........................................................         1,386        1,386
  Retained earnings (deficit).........................................................      (218,115)    (218,115)
                                                                                        ------------  ------------
    Total stockholders' equity (deficit)..............................................       (71,615)     (71,615)
                                                                                        ------------  ------------
      Total capitalization............................................................  $     47,508   $   47,508
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------
(a) As of June 30, 1996, the Company had outstanding $100 million under the Bridge Facility. As of July 2, 1996, the Bridge Facility was repaid in full using the net proceeds from the sale of the Old Notes and cash on hand.

(b) Warrants to purchase 73,684 shares of Common Stock and 72,947 shares of Junior Preferred Stock were issued in connection with the Recapitalization.

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

    The following unaudited PRO FORMA condensed financial data (the "Pro Forma Financial Data") have been prepared by the Company's management from the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The unaudited PRO FORMA condensed statements of operations for the fiscal year ended December 31, 1995, and the six months ended June 30, 1996 and 1995 reflect adjustments as if the Recapitalization and the sale of the Old Notes had been consummated and were effective as of January 1, 1995. The unaudited PRO FORMA condensed balance sheet as of June 30, 1996 gives effect to the sale of the Old Notes as if it had occurred on such date.

    The financial effects of the Recapitalization and sale of the Old Notes as presented in the Pro Forma Financial Data are not necessarily indicative of either the Company's financial position or the results of its operations which would have been obtained had the Recapitalization and sale of the Old Notes actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The Pro Forma Financial Data should be read in conjunction with the notes thereto, which are an integral part thereof, the financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                                 ADJUSTMENTS        PRO FORMA
                                                                                                RELATED TO THE       FOR THE
                                                                                               RECAPITALIZATION  RECAPITALIZATION
                                                                                                 AND SALE OF       AND SALE OF
                                                                                   HISTORICAL     OLD NOTES         OLD NOTES
                                                                                   ----------  ----------------  ----------------
                                                                                                   (IN THOUSANDS)
Net sales........................................................................  $  170,671     $   --           $    170,671
Cost of sales, buying, and occupancy.............................................     123,415         --                123,415
                                                                                   ----------       --------     ----------------
Gross profit.....................................................................      47,256         --                 47,256
Operating expenses...............................................................      32,664         (1,375)(a)         31,289
Deferred compensation expense....................................................       3,087         (3,087)(b)        --
                                                                                   ----------       --------     ----------------
Operating income.................................................................      11,505          4,462             15,967
Other (expenses) income:
  Interest expense...............................................................        (382)       (11,176)(c)        (11,558)
  Interest income................................................................          14         --                     14
  Other..........................................................................          65         --                     65
                                                                                   ----------       --------     ----------------
                                                                                         (303)       (11,176)           (11,479)
                                                                                   ----------       --------     ----------------
Income (loss) before provision for income taxes..................................      11,202         (6,714)             4,488
Provision for income taxes.......................................................         345          1,592(e)           1,937
                                                                                   ----------       --------     ----------------
Net income (loss)................................................................      10,857         (8,306)             2,551
Preferred stock dividends........................................................      --            (14,034)(f)        (14,034)
                                                                                   ----------       --------     ----------------
Net income (loss) available for common stockholders..............................  $   10,857     $  (22,340)      $    (11,483)
                                                                                   ----------       --------     ----------------
                                                                                   ----------       --------     ----------------

PRO FORMA
Historical income before provision for income taxes..............................  $   11,202
Pro forma provision for income taxes (g).........................................      (6,144)
                                                                                   ----------
Pro forma net income.............................................................  $    5,058
                                                                                   ----------
                                                                                   ----------

   See accompanying notes to the unaudited pro forma condensed statements of operations.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996

                                                                ADJUSTMENTS         PRO FORMA
                                                               RELATED TO THE        FOR THE
                                                              RECAPITALIZATION   RECAPITALIZATION
                                                                AND SALE OF        AND SALE OF
                                                 HISTORICAL      OLD NOTES          OLD NOTES
                                                 ----------   ----------------   ----------------
                                                                  (IN THOUSANDS)
Net sales......................................   $ 91,048        $--                $ 91,048
Cost of sales, buying, and occupancy...........     65,249         --                  65,249
                                                 ----------       --------           --------
Gross profit...................................     25,799         --                  25,799
Operating expenses.............................     18,318            (432)(a)         17,886
Deferred compensation expense..................     69,892         (69,892)(b)        --
                                                 ----------       --------           --------
Operating income...............................    (62,411)         70,324              7,913
Other (expenses) income:
  Interest expense.............................     (6,046)            232(c)          (5,814)
  Transaction expenses.........................     (6,176)          6,176(d)         --
                                                 ----------       --------           --------
                                                   (12,222)          6,408             (5,814)
                                                 ----------       --------           --------
Income (loss) before provision for income
 taxes.........................................    (74,633)         76,732              2,099
Provision for income taxes.....................        131             772(e)             903
                                                 ----------       --------           --------
Net income (loss)..............................    (74,764)         75,960              1,196
Preferred stock dividends......................       (962)         (6,071)(f)         (7,033)
                                                 ----------       --------           --------
Net income (loss) available for common
 stockholders..................................   $(75,726)       $ 69,889           $ (5,837)
                                                 ----------       --------           --------
                                                 ----------       --------           --------
PRO FORMA
Historical income (loss) before provision for
 income taxes..................................   $(74,633)
Pro forma provision for income taxes (g).......     --
                                                 ----------
Pro forma net income (loss)....................   $(74,633)
                                                 ----------
                                                 ----------

                         SIX MONTHS ENDED JUNE 30, 1995

                                                                ADJUSTMENTS         PRO FORMA
                                                               RELATED TO THE        FOR THE
                                                              RECAPITALIZATION   RECAPITALIZATION
                                                                AND SALE OF        AND SALE OF
                                                 HISTORICAL      OLD NOTES          OLD NOTES
                                                 ----------   ----------------   ----------------
                                                                  (IN THOUSANDS)
Net sales......................................   $76,888         $--                $ 76,888
Cost of sales, buying, and occupancy...........    55,742          --                  55,742
                                                 ----------       --------           --------
Gross profit...................................    21,146          --                  21,146
Operating expenses.............................    15,100             (688)(a)         14,412
Deferred compensation expense..................     1,040           (1,040)(b)        --
                                                 ----------       --------           --------
Operating income...............................     5,006            1,728              6,734
Other (expenses) income:
  Interest expense.............................       (87)          (5,675)(c)         (5,762)
                                                 ----------       --------           --------
                                                      (87)          (5,675)            (5,762)
                                                 ----------       --------           --------
Income (loss) before provision for income
 taxes.........................................     4,919           (3,947)               972
Provision for income taxes.....................        74              344(e)             418
                                                 ----------       --------           --------
Net income (loss)..............................     4,845           (4,291)               554
Preferred stock dividends......................     --              (7,017)(f)         (7,017)
                                                 ----------       --------           --------
Net income (loss) available for common
 stockholders..................................   $ 4,845         $(11,308)          $ (6,463)
                                                 ----------       --------           --------
                                                 ----------       --------           --------
PRO FORMA
Historical income before provision for income
 taxes.........................................   $ 4,919
Pro forma provision for income taxes (g).......    (2,562)
                                                 ----------
Pro forma net income...........................   $ 2,357
                                                 ----------
                                                 ----------

   See accompanying notes to the unaudited pro forma condensed statements of operations.

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
(a) Represents a reduction in (i) compensation expense historically paid to Raymond Scherr, the former Chairman of the Board; and (ii) bonuses paid to certain key executives based upon newly negotiated bonus plans as part of the Recapitalization.

(b) Represents the elimination of deferred stock compensation expense associated with the management stock options which have been partially redeemed and partially exchanged for Junior Preferred Stock as part of the Recapitalization.

(c) The interest expense adjustment is as follows:

                                                                           SIX MONTHS ENDED
                                                           YEAR ENDED    --------------------
                                                           DECEMBER 31   JUNE 30,   JUNE 30,
                                                              1995         1995       1996
                                                          -------------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
Historical interest expense.............................   $       382   $      87  $   6,046
Assumed interest expense on new credit facility for
 working capital purposes...............................          (183)        (74)      (126)
Cash interest expense on the Notes at an interest rate
 of 11%.................................................       (11,000)     (5,500)    (5,500)
                                                          -------------  ---------  ---------
Total cash interest expense adjustment..................       (10,801)     (5,487)       420
Amortization of deferred financing fees
 on the Notes...........................................          (375)       (188)      (188)
                                                          -------------  ---------  ---------
Total interest expense adjustment.......................   $   (11,176)  $  (5,675) $     232
                                                          -------------  ---------  ---------
                                                          -------------  ---------  ---------

(d) Represents the elimination of non-recurring transaction expenses which are directly attributable to the Recapitalization.

(e) Reflects the estimated statutory provision for income taxes assuming the Company was a "C" corporation, and the increase in net expenses as a result of the adjustments described in notes (a), (b), (c), and (d) above.

(f) Represents dividends to be paid on the Junior Preferred Stock and the Senior Preferred Stock.

(g) The Company was an "S" Corporation prior to the consummation of the Recapitalization on June 5, 1996. The pro forma statement of operations information reflects adjustments to historical net income (loss) as if the Company had elected "C" Corporation status for income tax purposes.

                UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA

                                                                               AS OF JUNE 30, 1996
                                                                  ----------------------------------------------
                                                                               ADJUSTMENTS
                                                                              RELATED TO THE       PRO FORMA
                                                                                 SALE OF        FOR THE SALE OF
                                                                   ACTUAL       OLD NOTES          OLD NOTES
                                                                  ---------  ----------------   ----------------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS

Current assets:
  Cash and cash equivalents.....................................  $   6,494     $  (3,585)(a)      $    2,909
  Accounts receivable...........................................      3,089       --                    3,089
  Inventories...................................................     39,595       --                   39,595
  Prepaid expenses and other current assets.....................      1,219       --                    1,219
                                                                  ---------  ----------------   ----------------
    Total current assets........................................     50,397        (3,585)             46,812
Property and equipment, net.....................................     14,038       --                   14,038
Other assets....................................................        931         3,585(a)            4,516
                                                                  ---------  ----------------   ----------------
      Total assets..............................................  $  65,366     $ --               $   65,366
                                                                  ---------  ----------------   ----------------
                                                                  ---------  ----------------   ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..............................................  $   9,130     $ --               $    9,130
  Accrued expenses and other current liabilities................      8,248       --                    8,248
  Revolving line of credit......................................      5,421       --                    5,421
                                                                  ---------  ----------------   ----------------
    Total current liabilities...................................     22,799       --                   22,799
Long term debt..................................................    100,000       --                  100,000
Long term liabilities...........................................        480       --                      480
                                                                  ---------  ----------------   ----------------
    Total liabilities...........................................    123,279       --                  123,279
                                                                  ---------  ----------------   ----------------
Senior preferred stock..........................................     13,702       --                   13,702
Stockholders' equity (deficit):
  Junior preferred stock........................................    138,600       --                  138,600
  Warrants......................................................      6,500       --                    6,500
  Common stock..................................................         14       --                       14
  Additional paid in capital....................................      1,386       --                    1,386
  Retained deficit..............................................   (218,115)      --                 (218,115)
                                                                  ---------  ----------------   ----------------
    Total stockholders' equity (deficit)........................    (71,615)      --                  (71,615)
                                                                  ---------  ----------------   ----------------
      Total liabilities and stockholders' equity (deficit)......  $  65,366     $ --               $   65,366
                                                                  ---------  ----------------   ----------------
                                                                  ---------  ----------------   ----------------

------------------------
(a) Represents fees paid on July 2, 1996, for certain financing costs related to the sale of the Notes and the resultant net increase in other assets.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected financial data set forth below have been derived from the financial statements of the Company and the related notes thereto. The income statement data for the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995 are derived from the financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The income statement data for the six months ended June 30, 1995 and for the six months ended June 30, 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The income statement data for each of the years in the two-year period ended October 31, 1992 and the balance sheet data at October 31 of each of such years are derived from the financial statements of the Company, which have been audited by Coopers & Lybrand, LLP and are not included herein. The income statement data for the two-month period ended December 31, 1992 and the balance sheet data at December 31, 1992 and 1993 are derived from the financial statements of the Company which have been audited by Ernst & Young LLP and which are also not included herein. The selected PRO FORMA income statement data set forth below is for informational purposes only and may not necessarily be indicative of the results of operations of the Company as they may be in the future. The following selected financial data should be read in conjunction with the Company's financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus.

                                                             TWO
                                      YEAR ENDED           MONTHS                 YEAR ENDED                  SIX MONTHS
                                     OCTOBER 31,            ENDED                DECEMBER 31,               ENDED JUNE 30,
                                 --------------------   DECEMBER 31,    -------------------------------  --------------------
                                   1991       1992          1992          1993       1994       1995       1995       1996
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
                                 --------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Net sales......................  $  74,872  $  85,592     $  18,726     $  97,305  $ 129,039  $ 170,671  $  76,888  $  91,048
Cost of sales (a)..............     52,808     60,120        13,333        68,527     92,275    123,415     55,742     65,249
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
  Gross profit.................     22,064     25,472         5,393        28,778     36,764     47,256     21,146     25,799
Selling, general and
 administration expenses.......     18,896     20,998         3,547        21,889     26,143     32,664     15,100     18,318
Deferred compensation expense
 (b)...........................       (230)        --           373         1,390      1,259      3,087      1,040     69,892
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)........      3,398      4,474         1,473         5,499      9,362     11,505      5,006    (62,411)
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
Other (expense) income
  Interest expense, net........       (702)      (457)          (49)         (271)      (252)      (368)       (87)    (6,046)
  Transaction expense and
   other.......................         59         59            --            23         45         65         --     (6,176)
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
                                      (643)      (398)          (49)         (248)      (207)      (303)       (87)   (12,222)
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision
 for income taxes..............      2,755      4,076         1,424         5,251      9,155     11,202      4,919    (74,633)
Provision for income taxes.....         53         89            39           146        326        345         74        131
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..............  $   2,702  $   3,987     $   1,385     $   5,105  $   8,829  $  10,857  $   4,845  $ (74,764)
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
PRO FORMA FOR INCOME TAX
 PROVISION (C):
Historical income (loss) before
 provision for income taxes....  $   2,755  $   4,076     $   1,424     $   5,251  $   9,155  $  11,202  $   4,919  $ (74,633)
Pro forma provision for income
 taxes.........................      1,086      1,753           773         2,856      4,478      6,144      2,562         --
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
Pro forma net income (loss)....  $   1,669  $   2,323     $     651     $   2,395  $   4,677  $   5,058  $   2,357  $ (74,633)
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Net sales per gross square
   foot (d)....................  $     366  $     407            --     $     454  $     518  $     646  $     292  $     320
  Net sales growth.............        6.0%      14.3%         18.7%         13.7%      32.6%      32.3%      40.0%      18.4%
  Increase in comparable store
   sales (e)...................        5.9%      11.5%         18.7%         11.4%      17.3%      23.4%      27.4%      11.8%
  Stores open at end of
   period......................         15         15            15            17         20         21         20         24
  Inventory turns..............       3.1x       3.3x          3.4x          3.4x       3.4x       3.7x       3.6x       3.7x
  Ratio of earnings to fixed
   charges (f).................       3.7x       5.8x         13.8x          9.1x      11.6x      11.7x      13.7x     --
  Capital expenditures.........  $   1,192  $     445     $     966     $   2,618  $   3,277  $   3,432  $     888  $   3,523
BALANCE SHEET DATA:
  Net working capital..........  $  10,188  $  11,923     $  12,679     $  10,243  $  11,468  $   6,002  $   6,650  $  27,598
  Property, plant and
   equipment, net..............      8,558      7,888         8,677        10,066     11,642     13,276     11,659     14,038
  Total assets.................     28,535     32,082        34,978        37,602     46,900     49,719     45,775     65,366
  Total long term and revolving
   debt (including current
   debt).......................      8,411      6,103         5,001         3,400        825         --      8,528    105,421
  Senior preferred stock.......         --         --            --            --         --         --         --     13,702
  Stockholders' equity
   (deficit)...................     12,625     16,612        17,997        18,464     23,424     19,764     18,687    (71,615)

------------------------------
(a)  Cost of sales includes buying and occupancy costs.

(b) For the six months ended June 30, 1996, the Company recorded deferred compensation expense of $69.9 million related to the cancellation and exchange of management stock options pursuant to the Recapitalization. After the Recapitalization, these expenses will be non-recurring as the deferred compensation plan was terminated.

(c) Pro forma provision for income taxes reflects the estimated statutory provision for income taxes assuming the Company was a "C" corporation.

(d) Net sales per gross square foot does not include new stores opened during the reporting period. Information for the two month period ended December 31, 1992 is not meaningful.

(e)  Compares net sales for the comparable periods.

(f) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represents income before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of debt financing costs, and one third of lease expense, which management believes is representative of the interest components of lease expense. Earnings were insufficient to cover fixed charges by $74.6 million for the six months ended June 30, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Guitar Center is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment with 28 stores operating in 14 major markets. From 1993 to 1995, Guitar Center's net sales have grown at a compound annual growth rate of 32.4%, principally due to comparable store sales growth averaging 17.3% per year and the opening of six new stores. Guitar Center achieved comparable store net sales growth of 11.4%, 17.3%, 23.4% and 11.8% for the fiscal years ended December 31, 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. These increases were primarily attributable to increases in unit sales rather than increases in prices or changes in products mix. Management believes such volume increases are the result of the continued success of the Company's implementation of its business strategy, continued strong growth in the music products industry and increasing consumer awareness of the Guitar Center name.

    The Company opened 7 stores in fiscal 1996 and expects to open 8 stores in each of fiscal 1997 and 1998. In preparation for these additional stores, management has dedicated a substantial amount of resources over the past several years to building the infrastructure necessary to support a large, national chain. For example, the Company has spent $2.9 million during the past three years on system upgrades to support the storewide integration of a state-of-the-art management information system. The Company has also established centralized operating and financial controls and has implemented an extensive training program to ensure a high level of customer service in its stores. Management believes that the infrastructure is in place to support its needs for the foreseeable future, including its expansion plans as described herein.

    Guitar Center's expansion strategy includes opening additional stores in certain of its existing markets and entering new markets. As part of its store expansion strategy, the Company opened five stores during a 14-month period from October 1993 through November 1994. Additionally, the Company opened one store in December 1995 and seven stores in fiscal 1996. The Company will continue to pursue its strategy of clustering stores in major markets to take advantage of operating and advertising efficiencies and to build awareness of the Guitar Center name in new markets. In markets where the Company has pursued its clustering strategy, mature stores have typically demonstrated net sales growth rates consistent with the Company average. As the Company enters new markets, management expects that it will initially incur higher administrative and advertising costs per store than it currently experiences in established markets.

    The following table sets forth certain historical income statement data as a percentage of net sales:

                                                                                            SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                 -------------------------------------  ------------------------
                                                    1993         1994         1995         1995         1996
                                                 -----------  -----------  -----------  -----------  -----------
Net sales......................................      100.0%       100.0%       100.0%       100.0%       100.0%
Gross profit...................................       29.6         28.5         27.7         27.5         28.3
Selling, general and adminstrative expenses....       22.5         20.3         19.2         19.6         20.1
                                                 -----------  -----------  -----------  -----------  -----------
Operating income before deferred compensation
 expense.......................................        7.1          8.2          8.5          7.9          8.2
Deferred compensation expense..................        1.4          0.9          1.8          1.4         76.8
                                                 -----------  -----------  -----------  -----------  -----------
Operating income (loss)........................        5.7          7.3          6.7          6.5        (68.6)
Interest expense, net..........................        0.3          0.2          0.1          0.1          6.6
Transaction expenses                                 --           --           --           --             6.8
                                                 -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes..............        5.4          7.1          6.6          6.4        (82.0)
Income taxes...................................        0.2          0.3          0.2          0.1          0.1
                                                 -----------  -----------  -----------  -----------  -----------
Net income (loss)..............................        5.2%         6.8%         6.4%         6.3%       (82.1)%
                                                 -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    Net sales for the six months ended June 30, 1996 increased 18.4% to $91.0 million from $76.9 million for the six months ended June 30, 1995. This growth was attributable to an increase of 11.8% in comparable store net sales which contributed $9.0 million, or 63.8% of the increase. In addition, $5.1 million was contributed from new store net sales which accounted for 36.2% of the increase. The increase in comparable store net sales was primarily attributable to increases in unit sales rather than increases in prices or changes in the mix of sales between product categories. Such volume increases were primarily the result of the continued success of the Company's implementation of its business strategy, continued strong growth in the music products industry and increasing consumer awareness of Guitar Center stores.

    Gross profit for the six months ended June 30, 1996 increased 22.0% to $25.8 million from $21.1 million for the six months ended June 30, 1995. Gross profit as a percentage of net sales ("gross margin") for the six months ended June 30, 1996 increased to 28.3% from 27.5% in the six months ended June 30, 1995. This increase in Gross Margin was primarily the result of the introduction and sales of higher margin high-technology pro audio and recording equipment.

    Selling, general and administrative expenses for the six months ended June 30, 1996 increased 21.3% to $18.3 million from $15.1 million for the six months ended June 30, 1995. As a percentage of net sales, selling, general and administrative expenses for the six months ended June 30, 1996 increased to 20.1% from 19.6% for the six months ended June 30, 1995. This change reflects an increase in the number of store employees in anticipation of the continued strong comparable store sales growth, as well as the incremental cost of staffing newly opened stores prior to sales fully ramping up. In addition, increases reflect increases in corporate personnel and management information systems expenses associated with the Company's planned expansion. Additionally, the six months ended June 30, 1996 reflect the commencement of operations of three new stores which were open an average of two months and for which the selling, general and administrative expenses were higher as a percentage of net sales.

    Deferred compensation expense for the six months ended June 30, 1996 increased to $69.9 million from $1.0 million for the six months ended June 30, 1995. The deferred compensation expense resulted from the purchase and exchange of management stock options and the cancellation of the Company's prior stock option program. After the Recapitalization, these expenses will be non-recurring as the deferred compensation plan was terminated.

    The operating loss for the six months ended June 30, 1996 was $62.4 million compared to operating income of $5.0 million for the six months ended June 30, 1995. Operating income before deferred compensation increased 23.7% to $7.5 million from $6.0 million over the comparable period. As a percentage of net sales, operating income before deferred compensation for the six months ended June 30, 1996 increased to 8.2% from 7.9% in the six months ended June 30, 1995. This increase was primarily attributable to the increase in Gross Margin, partially offset by an increase in selling, general and administrative expenses.

    Interest expense, net for the six months ended June 30, 1996 increased to $6.0 million from $0.1 million for the six months ended June 30, 1995. This increase was primarily attributable to the write-off of financing fees of $4.7 million and interest expense of $0.9 million on the Bridge Facility.

    Non-recurring  transaction   costs   of   $6.2  million   related   to   the
Recapitalization were expensed in the six months ended June 30, 1996.

    Net income (loss) for the six months ended June 30, 1996 decreased to ($74.8) million from $4.8 million for the six months ended June 30, 1995.

    FISCAL 1995 COMPARED TO FISCAL 1994

    Net sales for fiscal 1995 increased 32.3% to $170.7 million from $129.0 million in fiscal 1994. This growth was attributable to an increase of 23.4% in comparable store net sales which contributed $28.4 million, or 68.1% of the increase. In addition, $13.3 million was contributed from new store sales which accounted for 31.9% of the increase. The increase in comparable store net sales was primarily attributable to increases in unit sales rather than increases in prices or changes in the mix of products sold. Such volume increases were primarily the result of the continued implementation of the Company's business strategy, continued strong growth in the music products industry and increasing consumer awareness of Guitar Center stores.

    Gross profit for fiscal 1995 increased 28.5% to $47.3 million from $36.8 million in fiscal 1994. Gross margin for fiscal 1995 decreased to 27.7% from 28.5% in fiscal 1994. This decrease in gross margin was primarily the result of
(i) an increase in the proportion of total net sales attributable to lower margin pro-audio and recording equipment and (ii) the continuation of a sales program which emphasized volume increases, customer service and market share over gross margin.

    Selling, general and administrative expenses for fiscal 1995 increased 24.9% to $32.7 million from $26.1 million in fiscal 1994. As a percentage of net sales, selling, general and administrative expenses for fiscal 1995 decreased to 19.2% from 20.3% in fiscal 1994 reflecting the leveraging of fixed expenses over greater store net sales.

    Deferred compensation expense for fiscal 1995 increased 145.2% to $3.1 million from $1.3 million in fiscal 1994. Deferred compensation relates to non-cash expenses associated with the Company's prior stock option program.

    Operating income after deferred compensation for fiscal 1995 increased 22.9% to $11.5 million from $9.4 million for fiscal 1994. Operating income before deferred compensation increased 37.4% to $14.6 million from $10.6 million over the comparable period. As a percentage of net sales, operating income before deferred compensation for fiscal 1995 increased to 8.5% from 8.2% for fiscal 1994. This increase was primarily attributable to the decrease in selling, general and administrative expenses as a percentage of net sales, offset by the decrease in gross margin.

    Interest expense, net for fiscal 1995 increased 46.0% to $0.4 million from $0.3 million for fiscal 1994. This increase was attributable to increased borrowings to fund distributions to the Company's former sole stockholder.

    Net income for fiscal 1995 increased 23.0% to $10.9 from $8.8 million for fiscal 1994.

    FISCAL 1994 COMPARED TO FISCAL 1993

    Net sales for fiscal 1994 increased 32.6% to $129.0 million from $97.3 million in fiscal 1993. This growth was attributable to an increase of 17.3% in comparable store sales which contributed $15.9 million, or 50.0% of the increase. In addition, $15.9 million was contributed from new store sales which accounted for 50.0% of the increase. The increase in comparable store sales was primarily attributable to increases in unit sales rather than increases in prices or the mix of products sold. Such volume increases were primarily the result of the implementation of the Company's business strategy, continued strong growth in the music products industry and increasing consumer awareness of Guitar Center stores.

    Gross profit for fiscal 1994 increased 27.7% to $36.8 million from $28.8 million in fiscal 1993. Gross margin for fiscal 1994 decreased to 28.5% from 29.6% in fiscal 1993. This decrease in gross margin was primarily the result of
(i) an increase in the percentage of total net sales attributable to lower margin pro-audio and recording equipment and (ii) the implementation of a sales program which emphasized volume increases, customer service and market share over gross margin.

    Selling, general and administrative expenses for fiscal 1994 increased 19.4% to $26.1 million from $21.9 million in fiscal 1993. As a percentage of net sales, selling, general and administrative expenses for fiscal 1994 decreased to 20.3% from 22.5% in fiscal 1993, reflecting the leveraging of fixed expenses over greater store net sales.

    Deferred compensation expense for fiscal 1994 decreased 9.4% to $1.3 million from $1.4 million in fiscal 1993. Deferred compensation relates to non-cash expenses associated with the Company's prior stock option program.

    Operating income after deferred compensation for fiscal 1994 increased 70.2% to $9.4 million from $5.5 million for fiscal 1993. Operating income before deferred compensation increased 54.2% to $10.6 million from $6.9 million over the comparable period. As a percentage of net sales, operating income before deferred compensation for fiscal 1994 increased to 8.2% from 7.1% for fiscal 1993. This increase was primarily attributable to the decrease in selling, general and administrative expenses as a percentage of net sales, offset by the decrease in gross margin.

    Interest expense, net for fiscal 1994 remained unchanged at $0.3 million from fiscal 1993.

    Net income for fiscal 1994 increased 72.9% to $8.8 million from $5.1 million for fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

    Guitar Center's need for liquidity will arise primarily from interest payable on the indebtedness incurred in connection with the Recapitalization and the funding of the Company's capital expenditure and working capital requirements. The Company has no mandatory payments of principal on the Notes scheduled prior to their final maturity and has no mandatory payments of principal scheduled under the New Credit Facility for five years. The Company has historically financed its operations through internally generated funds and borrowings under its credit facilities.

    As of October 4, 1996, under the New Credit Facility, which expires June 1, 2001, the Company had $9.9 million outstanding and approximately $9 million available for additional borrowings. The interest rate as of such date was 9.75%. See "The New Credit Facility."

    For the six months ended June 30, 1996, cash used in operating activities was $46.5 million. During fiscal 1995, cash provided by operating activities increased to $16.5 million from $13.6 million in fiscal 1994. The increase in 1995 from 1994 was primarily due to higher net income and more efficient use of working capital. Cash provided by financing activities was $54.8 million for the six months ended June 30, 1996, which includes the effects of the Recapitalization. Cash used in financing activities during fiscal 1995 and 1994 was $15.3 million and $6.4 million, respectively, which consisted primarily of distributions to the Company's sole stockholder of $14.5 million and $3.9 million for fiscal 1995 and 1994, respectively.

    Capital expenditures for fiscal 1995 and 1994 were $3.4 million and $3.3 million, respectively, and included expenditures for store remodeling, computer hardware and software upgrades as well as leasehold improvements and equipment for the Company's store expansion. Capital expenditures related to the opening of new stores and remodels in fiscal 1995 and 1994 were $1.5 million and $1.8 million, respectively. Capital expenditures for the first six months of 1996 were $3.5 million and are expected to aggregate approximately $6.9 million for all of fiscal 1996 and will be primarily used to fund the opening of additional stores and management information systems.

    The Company intends to pursue an aggressive growth strategy by opening additional stores in new and existing markets. The Company, which currently operates 28 stores, has opened seven stores in fiscal 1996 and expects to open approximately eight stores in each of fiscal 1997 and 1998. Each new store typically has required approximately $1.5 million for gross inventory, of which approximately $1.2 million is financed with trade credit for approximately 90 days. Historically, the Company's cost of capital improvements for an average new store has been approximately $450,000, consisting of leasehold improvements, fixtures and equipment. Pre-opening costs for new stores have averaged approximately $50,000 per new store, the majority of which are expensed and the remaining portion of which are capitalized and amortized over a twelve month period. Nominal pre-opening costs are incurred for the stores that are relocated.

    Management believes that the Company has adequate capital resources and liquidity to meet its borrowing obligations, fund all required capital expenditures and pursue its business strategy for the foreseeable future, including its plans for expansion as described elsewhere herein. The Company's capital resources and liquidity are expected to be provided by the Company's cash flow from operations and borrowings under the New Credit Facility.

    The Company operated as an "S" corporation for all reported periods prior to the Recapitalization. Accordingly, federal taxes were paid at the stockholder level and the Company paid minimal state income taxes. Upon consummation of the Recapitalization, the Company eliminated its "S" corporation status and, accordingly, became subject to federal, state and local income taxes. The Company anticipates that the impact of the termination of the "S" corporation and the election of the "C" corporation status on its future operations will be that additional federal and state income taxes will have to be provided and charged to the statement of operations. The Company believes, however, that the cash impact to the Company will be reduced as the Company will no longer make distributions to its former sole stockholder. See "Unaudited Pro Forma Condensed Financial Data."

SEASONALITY

    The Company's results are not highly seasonal, although, as with most retailers, sales in the last quarter are typically higher than in other quarters.

NEW ACCOUNTING POLICIES

    Effective January 1, 1996 the Company elected to change certain accounting policies. The changes include the capitalization of certain pre-opening costs, MIS development costs, and lease negotiation costs. Such amounts will be amortized over twelve months for the pre-opening costs, three years for the MIS development costs and over the life of the lease for lease negotiation costs. The Company believes these policy changes will more accurately match costs with their related revenues.

    The amounts capitalized during the six months ended June 30, 1996 were not material to the financial statements. The effect on all prior periods presented is not material.

    Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," issued in March 1995 and effective for fiscal years beginning after December 15, 1995, establishes accounting standards for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain PRO FORMA disclosures are made. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company will adopt the provisions for PRO FORMA disclosure requirements of SFAS 123 in fiscal 1996. The implementation of Financial Accounting Standards No. 123 did not have a material impact on the Company's 1996 Financial Statements.

                                    BUSINESS

COMPANY HISTORY

    Guitar Center was founded in 1964 in Hollywood, California. In 1972, the Company opened its second store in San Francisco to capitalize on the emerging San Francisco rock 'n roll scene. By this time, Guitar Center's inventory had been expanded to include drums, keyboards, accessories and pro audio and recording equipment. Throughout the 1980s, Guitar Center expanded by opening nine stores in five major markets including Chicago, Dallas and Minneapolis. Since 1990, the Company has continued its new store expansion and has focused on building the infrastructure necessary to manage the Company's strategically planned growth. Current senior management has been with the Company for an average of 18 years and effectively assumed full operating control in 1987. Since then, management has focused on developing and realizing its long-term goal of expanding its position as the leading music product retailer throughout the United States.

    Guitar Center's flagship Hollywood store currently is one of the nation's largest retail stores of its kind with 33,000 square feet of retail space. The Hollywood store features one of the largest used and vintage guitar collections in the United States, attracting buyers and collectors from around the world. In front of the Hollywood store is the Rock Walk which memorializes over 70 famous musicians. The Rock Walk attracts several tour buses daily and has helped to create international recognition of the Guitar Center name.

BUSINESS

    Guitar Center is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment with 28 stores operating in 14 major markets. Over the past five fiscal years, the Company's net sales and operating income have grown at compound annual growth rates of 21.9% and 34.0%, respectively. This growth was principally the result of strong and consistent comparable store sales growth, averaging 13.9% per year over the past five fiscal years, and the opening of seven new stores. Same store sales (stores opened for a full year) for fiscal years 1993, 1994, 1995 and the six months ended June 30, 1996 were $95.4 million, $113.2 million, $157.5 million and $85.9 million, respectively.

    Guitar Center offers a unique retail concept in the music products industry, combining an interactive, hands-on shopping experience with superior customer service and a broad selection of brand name, high-quality products at guaranteed low prices. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. Management believes approximately 80% of the Company's sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely upon the Company's knowledgeable and highly trained salespeople to answer technical questions and to assist in product demonstrations.

    The Guitar Center prototype store generally ranges in size from 12,000 to 15,000 square feet (as compared to a typical music products retail store which averages 3,230 square feet) and is designed to encourage customers to hold and play instruments. Each store carries an average of 7,000 core SKUs, which management believes is significantly greater than a typical music products retail store, and is organized into five departments, each focused on one product category. These departments cater to a musician's specific product needs and are staffed by specialized salespeople, many of whom are practicing musicians. Management believes this retail concept differentiates the Company from its competitors and encourages repeat business.

    Guitar Center stores historically have generated strong and stable operating results. All of the Company's stores are profitable and have generated positive comparable store sales growth in each of the past four fiscal years.

    The following summarizes certain key operating statistics of a Guitar Center store:

Average 1995 net sales per square foot.........................  $      646
Average 1995 net sales per store (1)...........................   8,513,000
Average 1995 store-level operating income (1)..................   1,239,000
Average 1995 store-level operating income margin...............       14.6%

------------------------------
(1) Excludes results of the Company's Brea, California store opened in December 1995.

    Guitar Center stores have typically generated positive operating income within the first three months of opening. In addition, based on new store openings since fiscal 1993, Guitar Center stores have demonstrated high store-level operating income and store-level operating income margins averaging approximately $0.6 million and 11.2%, respectively, and sales per square foot averaging $465, during the first full twelve months of operations.

    Management is highly committed to the success of Guitar Center. The Company's growth strategy is to continue to increase its presence in its existing markets and to open new stores in strategically selected markets. The Company will continue to pursue its strategy of clustering stores in major markets to take advantage of operating and advertising efficiencies and to build awareness of the Guitar Center name in new markets. The Company has opened a total of seven stores in fiscal 1996, and expects to open approximately eight stores in each of fiscal 1997 and fiscal 1998. The Company has committed substantial resources to building a corporate infrastructure and management information systems that it believes can support the Company's needs, including its expansion plans, for the foreseeable future. Guitar Center believes it is well-positioned to continue to implement its expansion strategy.

    For fiscal years ended December 31, 1993, 1994, 1995 and for the six months ended June 30, 1996, the Company had net income (loss) of $5.1 million, $8.8 million, $10.9 million and ($74.8) million, respectively. The results for the six months ended June 30, 1996 reflect a recorded deferred compensation expense of $69.9 million and $10.9 million for transaction costs and financing fees incurred in connection with the Recapitalization. These expenses are non-recurring following the Recapitalization.

INDUSTRY OVERVIEW

    The United States retail market for music products in 1995 was estimated in a study by MUSIC USA magazine to be approximately $5.5 billion in net sales, representing a five year compound annual growth rate of 7.9%. The broadly defined music products market, according to the National Association of Music Merchants ("NAMM"), includes retail sales of string and fretted instruments, sound reinforcement and recording equipment, drums, keyboards, print music, pianos, organs and school band and orchestral instruments. The music products market as currently defined by NAMM, however, does not include the significant used and vintage product markets, or the computer software or apparel market in which the Company actively participates. According to findings by a Gallup Survey, as reported by NAMM, there were 62 million amateur musicians in the United States in 1994, with 62% of households characterized as "player households," in which someone plays or has played a musical instrument. The industry is highly fragmented and, according to the MUSIC TRADE study, the nation's leading five music products retailers (the Company, Sam Ash Music Corp, Brook Mays/C&S/H&H, Musicians Friend, Inc. and Washington Music Center) accounted for approximately 7.9% of the industry's net sales in 1994.

    Over the past ten years, technological advances in the industry have resulted in dramatic changes to the nature of music-related products. It is estimated that nearly 40% of the electronic products sold today were developed within the last twenty years. Manufacturers have combined computers and micro-processor technologies with musical equipment to create a new generation of products capable of high grade sound processing and reproduction. Products featuring this technology are available in a variety of forms and have broad applications across most of the Company's music product categories. Most importantly, rapid technological advances have resulted in the continued introduction of higher quality products offered at lower prices. For example, today an individual consumer can much more affordably create a home recording studio which interacts with personal computers and is capable of producing high-quality digital recordings. Until recently, this type of powerful sound processing capability was prohibitively expensive and was typically purchased only by professional sound recording studios.

    Management believes that an opportunity exists to capitalize on a large untapped market for musical instruments that is continuously expanding due in part to various technological advances. Management believes it has demonstrated an ability to tap into this market by offering a depth and breadth of merchandise previously unavailable from more traditional retailers and by increasing consumer awareness with aggressive radio and mail campaigns and guaranteed low prices.

BUSINESS STRATEGY

    The Company's goal is to continue to expand its position as the leading music products retailer throughout the United States. The principal elements of the Company's business strategy are as follows:

        EXTENSIVE SELECTION OF MERCHANDISE. Guitar Center offers an extensive selection of brand name music products complemented by lesser known, hard to find items and unique, vintage equipment. Guitar Center offers an average of 7,000 core SKUs per store, providing a breadth and depth of in-stock items which management believes is not available from traditional music products retailers.

        HIGHLY INTERACTIVE, MUSICIAN-FRIENDLY STORE CONCEPT. The purchase of musical instruments is a highly personal decision for musicians. Management therefore believes that a large part of the Company's success is attributable to its creative instrument presentations and colorful, interactive displays which encourage the customer to hold and play instruments as well as to participate in product demonstrations. Each store also provides private sound-controlled rooms to enhance the customers' listening experience while testing various instruments.

        EXCEPTIONAL CUSTOMER SERVICE. Exceptional customer service is fundamental to the Company's operating strategy. Accordingly, the Company provides extensive training programs for its salespeople, who specialize in one of the Company's five product categories. Many of the Company's salespeople are also musicians. With the advances in technology and continuous new product introductions in the music products industry, customers increasingly rely on qualified salespeople to offer expert advice and assist in product demonstrations. Management believes that its emphasis on training and customer service distinguishes the Company within the industry and is a critical part of Guitar Center's success.

        GUARANTEED LOW PRICES. Guitar Center endeavors to be the low price leader in each of its markets. Guitar Center underscores its pricing commitment by offering a 30-day low price guarantee. The Company is generally among its vendors' largest customers and thereby benefits from volume purchasing discounts and other terms not available to the typical music products retailer. Although prices are usually determined on a regional basis, store managers are trained and authorized to adjust prices in response to local market conditions.

        INNOVATIVE PROMOTIONAL AND MARKETING PROGRAMS. Guitar Center sponsors innovative promotional and marketing events which include in-store demonstrations, famous artist appearances and weekend themed sales events designed to create significant store traffic and exposure. Management believes these events help the Company to build a loyal customer base and to encourage repeat business. Since its inception, the Company has compiled a unique, proprietary database containing information on more than one million customers. Guitar Center utilizes this database to advertise to select target customers based on historical buying patterns. The Company believes the typical music products retailer does not have the resources to support large-scale promotional events or an extensive advertising program.

        EXPANSION STRATEGY. Guitar Center's expansion strategy is to continue to increase its market share in existing markets and to penetrate new markets. The Company has opened a total of seven stores in fiscal 1996, and expects to open approximately eight stores in each of fiscal 1997 and fiscal 1998. In preparation for these additional stores, management has dedicated a substantial amount of its resources over the past several years to building the infrastructure necessary to support a large national chain. In addition, the Company believes it has developed a unique and highly effective methodology for targeting prospective store sites which includes analyzing demographic and psychographic characteristics of a potential store location.

MERCHANDISING

    Guitar Center's merchandising concept differentiates the Company from most of its competitors. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. The Company offers its merchandise at guaranteed low prices and utilizes aggressive marketing and advertising to attract new customers and maintain existing customer loyalty. The principal elements of the Company's merchandising philosophy are as follows:

    EXTENSIVE SELECTION OF MERCHANDISE. The Company seeks to maintain a broad customer appeal by offering high-quality merchandise at multiple price points to serve musicians ranging from the casual hobbyist to the serious professional performer. Guitar Center offers five primary product categories: guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment.

                    GUITARS. The Company believes that Guitar Center's electric, acoustic and bass guitar selections are among the deepest and broadest in the industry. Each store features for sale 300 to 500 guitars on the "guitar wall" as well as for display many autographed instruments from world-renowned musicians. Major manufacturers, including Fender, Gibson, Taylor, Martin, Ovation and Ibanez, are well represented in popular models and colors. The Company believes it has one of the largest selections of custom guitars, one-of-a-kind and used/vintage guitars of any retailer. Prices range from $175 for entry-level guitars to over $50,000 for special vintage guitars. In addition, the Company has recently expanded its line of string instruments to include banjos, mandolins and dobros, among others. The Company also offers an extensive selection of guitar sound processing units and products which allow the guitar to interface with a personal computer. The introduction of such equipment has enabled the Company to serve crossover demand from the traditional guitarist into new computer-related sound products.

                    AMPLIFIERS. The Company offers an extensive selection of electric and bass guitar amplifiers and in addition carries a broad selection of boutique and vintage amplifiers with prices ranging from $50 to $3,000. Guitar Center represents most manufacturers, including Marshall, Fender, Crate, Ampeg and Roland.

                    PERCUSSION INSTRUMENTS. The Company believes that Guitar Center is one of the largest retailers of percussion products in the United States. The Company's offerings range from basic drum kits to free standing African congos and bongos and other rhythmic and electronic percussion products with prices ranging from $10 to $10,000. The Company also has a large selection of vintage and used percussion instruments. Name brands include Drum Workshop, Remo, Sabian, Pearl, Yamaha, Premier, Tama and Zildjian. The Company carries an extensive selection of digital drum kits and hand held digital drum units. The digital units produce a variety of high quality life-like drum sounds and have broad appeal to musicians.

                    KEYBOARDS. Guitar Center carries a wide selection of keyboard products and computer peripheral and software packages with prices ranging from $150 to $5,000. The Company offers an extensive selection of software for the professional, hobbyist, studio engineer and the post production market enthusiast. The product line covers a broad range of manufacturers including Roland, Korg, Emu and Ensoniq. The Company also maintains a broad selection of computer related accessories, including sound cards, sound libraries and composition, sequence and recording software.

                    PRO AUDIO AND RECORDING EQUIPMENT. Guitar Center's pro audio and recording equipment division offers products ranging in price from $100 to $25,000 for musicians at every level, from the casual hobbyist to the professional recording engineer. Guitar Center's products range from recording tape to state-of-the-art digital recorders. The Company believes it also carries one of the largest pro audio assortment of professional stage audio equipment for small traveling bands, private clubs and large touring professional bands. The Company's major brand name manufacturers include JBL, Panasonic, Sony, Mackie, Tascam and Alesis.

    BROAD USED MERCHANDISE SELECTION. Guitar Center offers an extensive selection of used merchandise, the majority of which derives from instruments traded in or sold to Guitar Center by customers. The Company believes that its trade-in policy assists in attracting sales by providing musicians an alternative form of payment and the convenience of selling an old instrument and purchasing a new one at a single location. Used products are bought and priced to sell by store managers who are well trained and knowledgeable in the used musical instrument market.

    GUARANTEED LOW PRICES. Guitar Center endeavors to be the price leader in each of the markets it serves. The Company is one of the leading retailers in each of its product categories. As a result, the Company is typically among its vendors' largest customers, thereby benefitting from volume purchasing discounts not available to the average music products retailer. To maintain this strategy of guaranteed low prices, the Company routinely monitors prices in each of its markets to assure that its prices remain competitive. Although prices are typically determined on a regional basis, store managers are trained and authorized to adjust prices in response to local market conditions. The Company underscores its low price guarantee by providing a cash refund of the price difference if an identical item is advertised by a competitor at a lower price within thirty days of the customer's purchase.

    DIRECT MARKETING, ADVERTISING AND PROMOTION. The Company's advertising and promotion strategy is designed to enhance the Guitar Center name and increase consumer awareness and loyalty. The advertising and promotional campaigns are developed around "events" designed to attract significant store traffic and exposure. Guitar Center regularly plans large promotional events including the Green Tag Sale in March, the Anniversary Sale in August, the Blues Fest in October and the Guitar-a-thon in December. The Company believes that its special events have a broad reach as many of them have occurred annually during the past twenty years. These events are often coordinated with product demonstrations, interactive displays, clinics and in-store artist appearances.

    As Guitar Center enters new markets, it initiates an advertising program, including mail and radio promotions and other special grand opening activities designed to accelerate sales volume for each new store. Radio advertising plays a significant part in the Company's store-opening campaign to generate excitement and create customer awareness.

    Guitar Center maintains a unique and proprietary database containing information on over one million customers. The Company believes that this database assists in generating repeat business by targeting customers based on their purchasing history and by permitting Guitar Center to establish and maintain personal relationships with its customers. The number of customers in Guitar Center's database is more than five times the estimated worldwide circulation of GUITAR PLAYER, one of the industry's most popular magazines.

CUSTOMER SERVICE

    Exceptional customer service is fundamental to the Company's operating strategy. With the rapid changes in technology and continuous new product introductions, customers depend on salespeople to offer expert advice and to assist with product demonstrations. Guitar Center believes that its well trained and highly knowledgeable salesforce differentiates it from its competitors and is critical to maintaining customer confidence and loyalty. The Company's employees are typically musicians who are selected and trained to understand the needs of their customers. Salespeople specialize in one of the Company's five product categories and begin training on their first day of employment. Sales and management training programs are implemented on an ongoing basis to maintain and continually improve the level of customer service and sales support in the stores. Based on examination results, an employee is given a rating which determines his or her salary and level of responsibility. Guitar Center believes that its employee testing program impresses upon its salespeople a sense of professionalism and reduces employee turnover by providing salespeople with the opportunity to increase their salary by advancing through the certification program. The Company believes that due to its emphasis on training, it is able to attract and retain well-qualified, highly motivated salespeople committed to providing superior customer service. In addition, each salesperson in the keyboards and pro audio and recording departments is certified by a technical advisory board after satisfactory completion of an extensive training program.

    The Company's customer base consists of (i) the professional or aspiring musician who makes or hopes to make a living through music and (ii) the amateur musician or hobbyist who views music as recreation. Management estimates that professional and aspiring musicians, who view the purchase of musical products as a career necessity, represent approximately 65% of the Company's customer base, and account for approximately 80% of the Company's sales. These customers make frequent visits to a store and develop relationships with the salesforce. Guitar Center generates repeat business and is successful in utilizing its unique and proprietary database to market selectively to these customers based on past buying patterns. In addition, Guitar Center services touring professionals, providing customized products for musical artists such as Aerosmith, Stevie Wonder and Van Halen.

STORE OPERATIONS

    To facilitate its strategy of accelerated but controlled growth, Guitar Center has centralized many key aspects of its operations, including the development of policies and procedures, accounting systems, training programs, store layouts, purchasing and replenishment, advertising and pricing. Such centralization effectively utilizes the experience and resources of the Company's headquarters staff to establish a high level of consistency throughout all of the Guitar Center stores.

    The Company's store operations are led by its Chief Operating Officer and five regional store managers with each regional manager responsible for approximately 4 to 8 stores. Store management is comprised of a store manager, a sales manager, an operations manager, two assistant store managers and five department managers. Each store also has a warehouse manager and a sales staff that ranges from 20 to 40 employees.

    The Company ensures that store managers are well-trained and experienced individuals who will maintain the Guitar Center store concept and philosophy. Each manager completes an extensive training program which instills the values of operating as a business owner, and only experienced store employees are promoted to the position of store manager. This strategy has resulted in developing a group of store managers with an average tenure of approximately eight years. The Company seeks to encourage responsiveness and entrepreneurship at each store by providing store managers with a relatively high degree of autonomy relating to operations, personnel and merchandising. Managers play an integral role in the selection and presentation of merchandise, as well as the promotion of the Guitar Center reputation.

    The Company views its employees as long-term members of the Guitar Center team. The Company encourages employee development by providing the salesforce with extensive training and the opportunity to increase both compensation and responsibility level through increased product knowledge and performance. The Company's aggressive growth strategy provides employees with the opportunity to move into operations, sales and store management positions, which management believes is not available at most other music retailers. As the Company opens new stores, key in-store management positions are primarily filled by the qualified and experienced employees from existing stores. By adopting a "promotion from within" strategy, Guitar Center maintains a well trained, loyal, and enthusiastic salesforce that is motivated by the Company's strong opportunities for advancement. Both Larry Thomas and Marty Albertson, the Company's Chief Executive Officer and Chief Operating Officer, respectively, began their careers as salespeople at Guitar Center.

PURCHASING, DISTRIBUTION AND INVENTORY CONTROL

    PURCHASING. Guitar Center believes it has excellent relationships with its vendors and, as the industry's largest volume purchaser, is able to receive priority shipping and access to its vendors' premium products on favorable terms. The Company maintains a centralized buying group comprised of merchandise managers, buyers and planners. Merchandise managers and buyers are responsible for the selection and development of product assortments and the negotiation of prices and terms. The Company uses a proprietary merchandise replenishment system which automatically analyzes and forecasts sales trends for each SKU using various statistical models, supporting the buyers by predicting each store's merchandise requirements. This has resulted in limited "out of stock" positions.

    DISTRIBUTION. Guitar Center products are typically shipped direct from the manufacturer to individual stores, minimizing handling costs and reducing freight expense. Management continues to evaluate the cost effectiveness of operating a distribution center in comparison to a direct ship program and believes it can implement its growth strategy without a central distribution center.

    INVENTORY CONTROL. Management has invested significant time and resources in its inventory control systems and believes it has one of the most sophisticated systems in the music products retail industry. Management believes the vast majority of music product retailers do not use a computerized inventory management system. Guitar Center performs cycle inventory counts daily, both to measure shrinkage and to update the perpetual inventory on a store-by-store basis. The perpetual inventory is monitored and updated daily with sales, receipts and transfer information. The Company's shrinkage level is extremely low, averaging 0.3% of net sales annually over the past three years. Management attributes this relatively low shrinkage level to its highly sophisticated system controls and strong corporate culture.

    The Company believes that its emphasis on purchasing, distribution and inventory control has contributed significantly to an increase in inventory turns from 3.4x in 1993 to 3.7x in 1995.

SITE SELECTION

    The Company believes it has developed a unique and, what historically has been, a highly effective selection criteria to identify prospective store sites. In evaluating the suitability of a particular location, the Company concentrates on the demographics of its target customer within a thirty-mile radius as well as traffic patterns and specific site characteristics such as visibility, accessibility, traffic volume, shopping patterns and availability of adequate parking. In addition, the Company utilizes psychographic data which includes cultural and socioeconomic aspects of the target area such as the number of theaters, nightclubs, recording studios, universities and white collar and blue collar workers. Stores are typically located in free-standing locations to maximize their outside exposure and signage. Due to the fact that the Company's vendors drop ship merchandise directly to the stores, the Company's expansion plans are dependent more on the characteristics of the individual store site than any logistical constraints that would be imposed by a central distribution facility. The Company is targeting major metropolitan cities with populations in excess of one million people for new markets.

MANAGEMENT INFORMATION SYSTEMS

    Guitar Center has invested significant resources in management information systems that provide real-time information both by store and by SKU. The systems have been designed to integrate all major aspects of the Company's business including sales, gross margins, inventory levels, purchase order management, automated replenishment and merchandise planning. Guitar Center's highly sophisticated management information systems provide the Company with the ability to monitor all critical aspects of store activity on a real-time basis. Guitar Center's system capabilities include inter-store transactions, vendor analysis, serial number tracking, inventory analysis and commission sales reporting. Guitar Center believes that the systems it has developed will enable the Company to continue to improve customer service and operational efficiency and support the Company's needs for the foreseeable future.

COMPETITION

    The retail market for musical instruments is highly fragmented with the nation's leading five music products retailers (the Company, Sam Ash Music Corp, Brook Mays/C&S/H&H, Musicians Friend, Inc. and Washington Music Center) accounting for approximately 7.9% of the industry's net sales. The Company's largest competitor, Sam Ash, operates ten stores in the New York City area, and two more stores in the South Florida area. The Company currently has no stores in the New York City area. The Company competes with many different types of retail stores, primarily specialty retailers and music product catalogue retailers.

    Guitar Center believes that the ability to compete successfully in its markets is determined by several factors, including breadth and quality of product selection, pricing, effective merchandise presentation, customer service, store location and proprietary database marketing programs. Guitar Center believes it is well positioned to compete on the basis of these factors.

EMPLOYEES

    As of June 30, 1996, Guitar Center employed 922 people, of whom 424 were hourly employees and 498 were salaried. To date, the Company has not experienced any difficulty in recruiting qualified personnel to manage or staff its stores. None of the Company's employees is covered by a collective bargaining agreement. Management believes that the Company enjoys good employee relations.

PROPERTIES

    Guitar Center leases all but five of its stores and intends to lease all new locations. The terms of the store leases are generally for 10 years and typically allow the Company to renew for two additional five year terms. Most of the leases require the Company to pay property tax, utilities, common area maintenance and insurance expenses. The Guitar Center corporate offices consist of approximately 20,000 square feet. The lease for this space expires in 2001 and provides for a five-year renewal option. The Company believes its corporate office space, which is located at 5155 Clareton Drive, Agoura Hills, California 91301, is adequate to meet its needs for the foreseeable future.

STORE LOCATIONS

    The table below sets forth certain information concerning Guitar Center stores:

                                                                      YEAR     GROSS SQUARE
STORE                                                                OPENED        FEET       LEASE/OWN
------------------------------------------------------------------  ---------  ------------  -----------
SOUTHERN CALIFORNIA
  Hollywood.......................................................    1964          33,000   Own
  San Diego.......................................................    1973          13,800   Own
  Fountain Valley.................................................    1980          13,761   Lease
  Sherman Oaks....................................................    1982          10,860   Own
  Covina..........................................................    1985          14,700   Lease
  Lawndale........................................................    1985          15,376   Lease
  San Bernardino..................................................    1993          10,000   Lease
  Brea............................................................    1995          15,000   Lease
  San Marcos......................................................    1996          15,000   Lease
NORTHERN CALIFORNIA
  San Francisco...................................................    1972          13,600   Lease
  San Jose........................................................    1978          10,600   Own
  El Cerrito......................................................    1983          22,000(1) Lease
  Pleasant Hill...................................................    1996          11,065   Lease
ILLINOIS
  South Chicago...................................................    1979          12,300   Lease
  North Chicago...................................................    1981          10,975   Lease
  Central Chicago.................................................    1988           9,600   Own
  Villa Park......................................................    1996          12,100   Lease
OHIO
  Cleveland.......................................................     (2)          15,835   Lease
TEXAS
  Dallas..........................................................    1989          13,399   Lease
  Arlington.......................................................    1991          11,126   Lease
  South Houston...................................................    1993          15,000   Lease
  North Houston...................................................    1994          10,488   Lease
MASSACHUSETTS
  Boston..........................................................    1994          12,000   Lease
  Danvers.........................................................    1996          13,953   Lease
MICHIGAN
  Detroit.........................................................    1994          10,620   Lease
  Southfield......................................................    1996          12,900   Lease
MINNESOTA
  Twin Cities.....................................................    1988          10,202   Lease
FLORIDA
  North Miami area................................................    1996          20,904   Lease
  South Miami area................................................    1996          15,169   Lease

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(1) Of the 22,000 square feet, 10,000 square feet consist of a basement and warehouse space.

(2)  To open in the first quarter of 1997.

SERVICE MARKS

    The Company has registered the GUITAR CENTER and ROCK WALK service marks with the United States Patent and Trademark office. The Company believes that these service marks have become important components in its merchandising and marketing strategy. The loss of the GUITAR CENTER service mark could have a material adverse effect on the Company's business.

LEGAL PROCEEDINGS

    Guitar Center is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of its business which, in the opinion of the Company's management, are not individually or collectively material to its business.

                                   MANAGEMENT

    The executive officers, directors and key personnel of the Company are as follows:

NAME                                         AGE                          POSITION
---------------------------------------      ---      ------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Larry Thomas...........................          46   President, Chief Executive Officer and Director
Marty Albertson........................          43   Executive Vice President, Chief Operating
                                                       Officer and Director
Bruce Ross.............................          47   Vice President, Chief Financial Officer and
                                                       Secretary
Barry Soosman..........................          36   Vice President of Corporate Development and
                                                       General Counsel
Raymond Scherr.........................          48   Director
David Ferguson.........................          41   Director
Jeffrey Walker.........................          40   Director
Michael Lazarus........................          41   Director
Steven Burge...........................          40   Director

KEY PERSONNEL
Dave Di Martino........................          42   Vice President -- Store Development
Richard Pidanick.......................          44   Vice President -- Southern California Regional
                                                       Manager
Rodney Barger..........................          46   Vice President -- Merchandising
David Angress..........................          46   Vice President -- Merchandising
Andrew Heyneman........................          34   Vice President -- Marketing
William McGarry........................          42   Vice President -- Store Administration

    The Company's Bylaws (the "Bylaws") provide for a Board of Directors (the "Board") consisting of 11 persons. Presently, the Board consists of 7 persons with 4 vacancies. The Board intends to fill two of the remaining positions by the end of the fiscal year. The members of the Board were elected pursuant to a Stockholders Agreement among all of the stockholders of the Company. See "Certain Transactions -- Terms of the Stockholders Agreement."

    LARRY THOMAS has been with Guitar Center since 1977. He has served as a director since 1984 and has been the Company's President and Chief Executive Officer since 1992. After working for a year as a salesperson in the San Francisco, California store, Mr. Thomas became the store's manager. In 1980, Mr. Thomas became the San Francisco area regional manager. After serving as a regional manager in California and Illinois for four years, Mr. Thomas assumed the role of Corporate General Manager and Chief Operating Officer. Mr. Thomas has been a director of the Company since 1983. Mr. Thomas is currently a member of the Los Angeles Chapter of the Young Presidents' Organization and is a former board member of NAMM.

    MARTY ALBERTSON has served as Executive Vice President and Chief Operating Officer since 1990. Mr. Albertson was elected as a director upon consummation of the Recapitalization. Mr. Albertson joined the Company as a salesperson in 1979. Mr. Albertson has held various positions of increasing responsibility with the Company since first joining the Company in 1979. In 1980 he served as the Company's Advertising Director. In 1984, he became the Company's National Sales Manager. Thereafter, in 1985, Mr. Albertson became Vice President of Corporate Development, and then became the Vice President of Sales and Marketing in 1987.

    BRUCE ROSS joined the Company in July 1994 as Chief Financial Officer. Prior to joining the Company, Mr. Ross was Chief Financial Officer of Fred Hayman Beverly Hills, Inc., a retailer of high end fashion clothing on Rodeo Drive in California and a wholesaler of men's and women's fragrances. From 1982 to 1990, Mr. Ross was employed by Hanimex Vivitar Corporation, a worldwide manufacturer and distributor of photographic products. Mr. Ross served in various capacities with Hanimex Vivitar in Australia, the United States and Europe. While working for Hanimex Vivitar in the United States, Mr. Ross was promoted to the position of Chief Financial Officer in 1986 and Chief Executive Officer for North America in 1988. Mr. Ross graduated from the University of New South Wales (Australia) with a degree in Commerce and is an associate of the Institute of Chartered Accountants.

    BARRY SOOSMAN joined the Company in July 1996 as Vice President of Corporate Development and General Counsel. Mr. Soosman has been a practicing attorney for twelve years specializing in real estate, commercial and corporate law. Since 1992 and prior to joining the Company, Mr. Soosman had been the outside general counsel to the Company. Mr. Soosman earned a Bachelor of Science degree in Business Administration (corporate finance and real estate valuation) with honors and a Juris Doctorate degree at the University of Southern California. In June 1996 Mr. Soosman became of counsel to the law firm of Buchalter, Nemer, Fields & Younger, a Professional Corporation. Mr. Soosman is a former Adjunct Professor at Southwestern School of Law.

    RAYMOND SCHERR became a director in 1978 and served as the Chairman of the Board from 1990 until consummation of the Recapitalization. Mr. Scherr joined the Company in 1975 as a salesperson in the Company's San Francisco, California store. From 1981 through 1990 Mr. Scherr was also the Company's President and Chief Executive Officer.

    DAVID FERGUSON is a general partner of Chase Capital Partners, an affiliate of Chase Venture Capital Associates, L.P. and Chase Securities Inc. He became a director of the Company upon consummation of the Recapitalization. Prior to joining Chase Capital, Mr. Ferguson was a member of the mergers and acquisitions groups of Bankers Trust New York Corporation and Prudential Securities, Inc. Mr. Ferguson currently serves as a director of Physical Electronics, Thompson PBE, Buster Brown Apparel, Logistics Express, Inc., HOB Entertainment, Terrace Corporation, Airbase Services, Wild Oats Markets, The Bagel Group, Details Inc. and House of Blues. Mr. Ferguson is a former director of Whitmire Distribution Corporation, New Mexico Beverage Company and TA Instruments. Mr. Ferguson received a Bachelor of Arts degree from Loyola College in Baltimore, Maryland and an M.B.A. degree from The Wharton School of the University of Pennsylvania. Mr. Ferguson is a certified public accountant.

    JEFFREY WALKER is the managing general partner of Chase Capital Partners, an affiliate of Chase Venture Capital Associates, L.P. and Chase Securities Inc., and a senior managing director and member of the Policy Council of Chase Manhattan Bank. He became a director of the Company upon consummation of the Recapitalization. Prior to co-founding Chase Capital Partners in 1984, Mr. Walker worked in the Investment Banking and Finance Divisions of Chemical Bank and the Audit and Consulting Divisions of Arthur Young & Co. Mr. Walker is a Certified Public Accountant and a Certified Management Accountant. Mr. Walker received a Bachelor of Science degree from the University of Virginia and an M.B.A. degree from the Harvard Business School. Mr. Walker currently serves as a director of Domain, Six Flags Holdings, 1-800-Flowers, Timothy's Coffee, The Monet Group, Beylik Drilling, Metroplex, PTN Holdings, Seymour Housewares, Doane Products and the WPA Theatre and was Vice Chairman of the Board of Education of Wilton, Connecticut and Vice Chairman of the National Association of Small Business Investment Corporations.

    MICHAEL LAZARUS is a general partner of Weston Presidio Capital II, L.P., a venture capital firm. From 1986 to 1991, he served as Managing Director and Director of the Private Placement Department of Montgomery Securities. He became a director of the Company upon consummation of the Recapitalization. Mr. Lazarus is currently on the Board of Directors of Just For Feet, Inc., and various privately held companies.

    STEVEN BURGE is a Managing Director with Wells Fargo Small Business Investment Company, Inc. He became a director of the Company upon consummation of the Recapitalization. From 1987 through

1995, Mr. Burge was a Managing General Partner of Wedbush Capital Partners, a private investment fund, and Managing Director, Corporate Finance for Wedbush Morgan Securities, a regional investment banking firm. Prior to joining Wedbush Morgan Securities, Mr. Burge held various positions with Wells Fargo Bank.

    DAVE DI MARTINO joined the Company in 1972. In 1983, Mr. Di Martino became the manager of Guitar Center's flagship Hollywood, California store. In 1988, Mr. Di Martino became Vice President -- Store Development. In 1992, he became West Coast Regional Manager responsible for all of the Company's West Coast stores. In 1995, he reassumed the position of Vice President -- Store Development.

    RICHARD PIDANICK joined the Company in 1983 as a salesperson. Mr. Pidanick was promoted to store manager in 1984, after working in a variety of capacities and locations for Guitar Center. Mr. Pidanick was promoted in 1990 to District Manager of the Mid-West and was appointed as the Vice President -- Southern California Regional Manager in 1996.

    RODNEY BARGER joined the Company in 1980 as a salesperson. Mr. Barger was promoted to a store manager in 1981. In 1989, Mr. Barger was promoted to Western Regional Sales Manager and then to the corporate office in the position of Purchasing Director. In 1996, Mr. Barger was promoted to Vice President -- Merchandising. He is responsible for the supervision of purchasing and merchandising of guitars, drums and accessories.

    DAVID ANGRESS joined the Company in January 1996 as Vice President of Merchandising. Prior to joining the Company, Mr. Angress was Vice President of Harman Pro., North America where he was responsible for North American marketing and sales for such brands as JBL, SoundCraft, AKG and worldwide marketing manager of DBX and Orban. Prior thereto, Mr. Angress was the Vice President and General Manager of Sound Genesis, a retailer of professional audio equipment. Mr. Angress has over 20 years of music retailing experience.

    ANDREW HEYNEMAN joined the Company in 1983. He has served in a variety of positions with Guitar Center ranging from a salesperson to a department manager. In July 1985, Mr. Heyneman was appointed store manager and later promoted to the corporate office as an advertising director in 1989. In 1996, Mr. Heyneman was promoted to Vice President -- Marketing.

    WILLIAM MCGARRY joined the Company in 1980 as a salesperson. In 1981 he was promoted to a store manager. In 1985 Mr. McGarry was promoted to Midwest District Manager. Mr. McGarry became the Company's first Director of Store Administration in 1986 and was promoted to Vice President -- Store Administration in 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

    As part of the Recapitalization, the Board established two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee has responsibility for reviewing and making recommendations regarding the Company's employment of independent accountants, the annual audit of the Company's financial statements, and the Company's internal controls, accounting practices and policies. The members of the Audit Committee are Jeffrey Walker and Steven Burge. The Compensation Committee has responsibility for determining the nature and amount of compensation of the management of the Company and administering the Company's employee benefits (other than the 1996 Performance Stock Option Plan). The members of the Compensation Committee are Larry Thomas, Marty Albertson, David Ferguson and Michael Lazarus.

DIRECTOR COMPENSATION

    The present members of the Board do not receive compensation for their services as members of the Board.

SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation paid by the Company for services rendered by the Chief Executive Officer and the Company's other executive officers during fiscal 1995 (collectively, the "Named Officers"):

                                                                                                      ALL OTHER
                                                                                                  COMPENSATION (1)
                                                                                                  -----------------
                                                                    ANNUAL COMPENSATION
                                                           -------------------------------------
NAME AND PRINCIPAL POSITION                                  YEAR        SALARY         BONUS
---------------------------------------------------------  ---------  -------------  -----------
Larry Thomas.............................................    1995     $     500,000  $   285,715      $  25,645
 President and Chief Executive Officer
Marty Albertson..........................................    1995     $     375,000  $   214,285      $  25,645
 Executive Vice President and Chief Operating Officer
Bruce Ross...............................................    1995     $     180,000  $    48,060         --
 Vice President and Chief Financial Officer
Raymond Scherr (2).......................................    1995     $   1,000,000      --           $  25,645
 Chairman of the Board

------------------------
(1) All other compensation consists of contributions made by the Company to its profit sharing plan on behalf of the Named Officers.

(2) Resigned as the Chairman of the Board effective with the completion of the Recapitalization.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table sets forth, on an aggregated basis, information regarding securities underlying unexercised options during fiscal 1995 by the Named Officers. The Company did not grant any stock options to the Named Officers during fiscal 1995.

                                                                             NUMBER OF                       VALUE OF
                                                                       SECURITIES UNDERLYING                UNEXERCISED
                                                                            UNEXERCISED                    IN-THE-MONEY
                                                                          OPTIONS HELD AT                   OPTIONS AT
                                                                        FISCAL YEAR-END (#)             FISCAL YEAR-END ($)
                              SHARES ACQUIRED                      -----------------------------  -------------------------------
NAME                          ON EXERCISE (#)   VALUE REALIZED($)  EXERCISABLE/UNEXERCISABLE (1)  EXERCISABLE/UNEXERCISABLE (1)(2)
---------------------------  -----------------  -----------------  -----------------------------  -------------------------------
Larry Thomas...............         --                 --                     7,777,800(2)                $     7,390,660
                                                                             23,333,300(3)                $    19,616,305
Marty Albertson............         --                 --                     3,888,800(2)                $     3,695,234
                                                                             16,851,900(3)                $    14,167,392
Bruce Ross.................         --                 --                       --                              --
Raymond Scherr (4).........         --                 --                       --                              --

------------------------
(1) All options listed in the table were exercisable in fiscal 1995. All of the options listed in the table were exchanged or cancelled in connection with the Recapitalization. See "The Recapitalization and Related Transactions."

(2) These options were granted in September 1989 at an exercise price of $.0005 per share.

(3) These options were granted in October 1992 at an exercise price of $0.11 per share.

(4) Resigned as Chairman of the Board effective with the Recapitalization.

EMPLOYMENT AGREEMENTS

    Upon consummation of the Recapitalization, the Company entered into a five-year employment agreement with Larry Thomas and Marty Albertson, and a three-year employment agreement with Bruce Ross and Barry Soosman (collectively, the "Employment Agreements"). The Employment Agreements provide Messrs. Thomas, Albertson, Ross and Soosman (each a "Senior Officer" and collectively, the "Senior Officers") with base salaries of $500,000, $375,000, $195,000 and $225,000, respectively. Each

Senior Officer is entitled to participate in all insurance and benefit plans generally available to executives of the Company. In addition to their base salary, Messrs. Thomas and Albertson will be paid an annual bonus equal to 57.1% and 42.9%, respectively, of a bonus pool determined at the end of each year, not to exceed $900,000. The amount of the bonus pool with respect to any fiscal year will be a percentage ranging from 10% to 30% of the excess of the Company's actual earnings before interest expense, tax expense, depreciation expense and amortization expense ("EBITDA") over the Company's target EBITDA (as determined by the Board). Messrs. Ross and Soosman will receive annual bonuses at the discretion of the Board. Messrs. Ross and Soosman were granted options under the Company's Amended and Restated 1996 Performance Stock Option Plan to purchase 8,669 Units, with each Unit consisting of one share of Common Stock and 99/100th of a share of share of Junior Preferred Stock at an exercise price of $100 per Unit. These options vest over a three year period. To the extent Units are available for award under such plan, each of Messrs. Ross and Soosman is entitled to receive an aggregate of 1.0% of the Units issued at an exercise price of $100 per Unit.

    Under the terms of the Employment Agreements, if the Senior Officer is terminated without cause or resigns with reasonable justification, the Senior Officer will be entitled to receive his base salary, annual cash bonus (equal to the last annual bonus he received prior to termination) and continuation of his benefits through the term of the agreement. If the Senior Officer is terminated without cause, all stock options held by the Senior Officer will immediately vest unless such termination was approved by super majority vote of the Board. If the Senior Officer's employment is terminated for any other reason, the executive will be entitled only to his accrued base salary.

    Upon consummation of the Recapitalization, the Company entered into a three-year employment agreement with Mr. Scherr pursuant to which Mr. Scherr will serve as the chairman and operator of Rock Walk, a division of the Company. Mr. Scherr's duties will be of a part-time nature, and he will devote only such time to his duties as he determines in good faith are required. Mr. Scherr will receive $100,000 per year, which will be allocated among his salary and expense allowance, as Mr. Scherr determines. Mr. Scherr will be entitled to participate in all employee medical benefit programs available generally to employees of the Company. If Mr. Scherr's employment is terminated by the Company without cause, he will be entitled to receive as severance the cash equivalent of his compensation package for the remainder of the term of the agreement, not to exceed $300,000, and continuation of his medical benefits until age 63 1/2. After his employment agreement expires, Mr. Scherr will continue to be entitled to medical benefits until age 63 1/2. If Mr. Scherr's employment is terminated by the Company for cause or upon Mr. Scherr's death, he or his estate will be entitled to receive his compensation to the extent such amount has accrued through the date of termination.

MANAGEMENT STOCK OPTION AGREEMENTS

    In connection with the Recapitalization, the Company initially granted options to each of Messrs. Thomas and Albertson to purchase 43,344 shares of Common Stock at an exercise price of $1.00 per share pursuant to stock option agreements (the "Management Stock Option Agreements"). The Company amended the Management Stock Option Agreements to correct a mutual mistake of the parties. At the time of the Recapitalization, the Company and management agreed that options should be provided to allow the parties to obtain the right to purchase an aggregate of 5% of the Company's Common Stock on a fully diluted basis. At the time of grant, the Management Stock Option Agreements did not contemplate the conversion of the Company's Junior Preferred Stock into Common Stock in the event of an initial public offering. As amended, each Management Stock Option Agreement grants Messrs. Thomas and Albertson options to purchase 43,344 Units, with each Unit exercisable for one share of Common Stock and 99/100ths of a share of a share of Junior Preferred Stock (or a total of 43,344 shares of Common Stock and 42,911 shares of Junior Preferred Stock). The exercise price for each Unit is $100. The number and class of securities constituting a Unit are subject to equitable adjustments for stock splits, stock dividends, share recombinations and other recapitalizations affecting the Common Stock and/or the Junior Preferred Stock. The effect of such amendments is to require the optionee to acquire the same combination of Common Stock and Junior Preferred Stock as was acquired by the Investors in connection with the Recapitalization and adjust the exercise price for each

Unit to the same price paid by the Investors for such combination of securities. Each Management Stock Option Agreement represents 2.5% of the Common Stock and Junior Preferred Stock of the Company on a fully-diluted basis following completion of the Recapitalization. The term of the options may not exceed the earlier of ten years or the sale of the Company. Unless accelerated as provided under the terms of the Management Stock Option Agreements, such options vest in three equal installments on the seventh, eighth and ninth anniversary of the date of grant. Options may be exercised only to the extent that they have vested. The vesting of the options may be accelerated on the occurrence of certain events including (i) following a public offering in which a prescribed public float and market capitalization is achieved, (ii) sale of the Company, or
(iii) termination of employment without cause and with good reason (although the Board of Directors may waive this provision with respect to a termination without cause upon a super majority vote of the Board). The purchase price of an option may be paid in cash or a cash equivalent.

AMENDED AND RESTATED 1996 PERFORMANCE STOCK OPTION PLAN


    The Company's Amended and Restated 1996 Performance Stock Option Plan (the "Plan") was initially adopted by the Board of Directors and approved by its sole stockholder on June 3, 1996 and became effective on that date. The Plan initially provided for options to purchase 173,375 shares of Common Stock. The Company amended the Plan to correct a mutual mistake of the parties. At the time of the Recapitalization, the Company and Management agreed that options should be provided under the Plan to allow the purchase of up to 10% of the Company's Common Stock on a fully diluted basis. At the time the Plan was adopted, the Plan did not contemplate the conversion of the Company's Junior Preferred Stock into Common Stock in the event of an initial public offering. The amendment will make the options awarded under the Plan exercisable for up to 173,375 Units, with each Unit exercisable for one share of Common Stock and 99/100ths of a share of a share of Junior Preferred Stock (or a total of 173,375 shares of Common Stock and 171,641 shares of Junior Preferred Stock). The number and class of securities constituting a Unit will be subject to equitable adjustments for stock splits, stock dividends, share recombinations and other recapitalizations affecting the Common Stock and/or the Junior Preferred Stock. The effect of such amendments is to require the optionee to acquire the same combination of Common Stock and Junior Preferred Stock as was acquired by the Investors in connection with the Recapitalization. After the amendments, the securities available under the Plan will represent 10% of the Common Stock and Junior Preferred Stock of the Company on a fully-diluted basis following completion of the Recapitalization.


    GENERAL NATURE OF THE PLAN. Options issued under the Plan may be either incentive stock options ("Incentive Options") intended to qualify as such under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("Non-qualified options"). Options will become available for issuance pursuant to a performance vesting formula under the Plan. The Plan shall be administered by a stock option committee (the "Committee"), which has the power and authority to grant options under the Plan, subject to the Board's prior approval.

    ELIGIBILITY. Options may be granted under the Plan to employees of and consultants to the Company, or any of its subsidiaries (other than Messrs. Thomas, Albertson, or any other person serving on the Committee). No options may be granted to any one person in any one taxable year in excess of 25% of the options issued or issuable under the Plan. Incentive Options may not be granted to an employee who owns (as described in Sections 422(b)(6) and 425(d) of the Code) stock possessing more than 10% of the aggregate voting power of the Company unless the option price is fixed at less than 110% of the fair market value (as determined according to the Plan) of the stock on the grant date and the options are not exercisable later than five years following the grant date.

    GRANT OF OPTIONS. Options may be granted under the Plan at any time, from time to time, prior to the termination of the Plan.

    VESTING. Options are deemed granted on the date the Committee approves the grants. However, in the case of Incentive Options, the grant date may not be earlier than the date the optionee becomes an employee of the Company or one of its subsidiaries. The Committee shall determine whether and to what extent any options are also subject to time vesting based on the optionee's continued service. The Plan provides for acceleration of time vesting, upon a sale of the Company or termination of the optionee's relationship with the Company without cause (as defined in the Plan), or by the optionee with reasonable justification (as defined in the Plan) or the death of the optionee.

    OPTION PRICE AND EXERCISE. An option is exercisable at such times as are determined on the grant date by the Committee. The purchase price for shares to be issued to an optionee upon exercise of an option shall be the fair market value of a share of Common Stock and Junior Preferred Stock on the grant date (or such other value approved by the Board), provided that the fair market value of the Junior Preferred Stock may not be less than the liquidation value.

    EXPIRATION, TERMINATION, REVOCATION, TRANSFER OF OPTIONS AND AMENDMENTS. Options granted under the Plan automatically terminate and become null and void upon the occurrence of certain events. Options granted under the Plan are not assignable except by will or by the laws of descent and distribution. The Company shall require any person receiving options to become a party to the Stockholders Agreement described under the caption "Certain Transactions -- Terms of the Stockholders Agreement" prior to issuing any options to such person. The Committee, with the Board's approval, and the prior written consent of the stockholders as provided in the Stockholders Agreement, may amend or modify the Plan in any respect, provided however, that approval of the holders of a majority of Common Stock must be obtained if required by law or for compliance with federal securities laws or the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Recapitalization, the Company did not have a compensation committee. In fiscal 1995, compensation decisions for executive officers and senior management were made by Messrs. Scherr and Thomas. In April 1996, the Company made a personal loan to Larry Thomas, the Company's President, of $1 million at an annual interest rate of 8.0% to assist Mr. Thomas's purchase of a personal residence. The loan, excluding accrued interest of $10,000 (which was forgiven), was repaid concurrently with the Recapitalization.

    On February 15, 1996 the Company entered into sale-leaseback transactions with Raymond Scherr relating to the Company's Arlington, Texas store and North Chicago, Illinois store. The Arlington, Texas store was sold by the Company to Mr. Scherr for $935,000. The North Chicago, Illinois store was sold by the Company to Mr. Scherr for $820,000. The Company leases the Arlington, Texas store and North Chicago, Illinois store from Mr. Scherr for $7,687 and $8,570 per month, respectively. In October 27, 1995, Mr. Scherr purchased the South Chicago, Illinois store from the Company's profit sharing plan for $900,000. The Company leases this store from Mr. Scherr for $8,250 per month. The Company leases its Covina, California store from Mr. Scherr for $9,900 per month. Under the leases the Company pays rent, as well as expenses relating to taxes, insurance and maintenance. Management believes that the terms of these leases are on the same or similar terms that would be available from an unaffiliated third party in an arm's length negotiation.

                             PRINCIPAL STOCKHOLDERS

    The information in the following table sets forth the ownership of the Common Stock of the Company by (i) each person who beneficially owns more than 5% of the outstanding shares of the Company's Common Stock; (ii) each executive officer of the Company; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. Except as otherwise stated, each person has sole voting and investment power with respect to such shares.

NAME AND ADDRESS(1)                                                                  NUMBER OF SHARES       PERCENT
---------------------------------------------------------------------------------  ---------------------  -----------
Chase Venture Capital Associates, L.P.(2)........................................           525,000             37.5%
 840 Apollo Street, Suite 223
 El Segundo, CA 90245
Wells Fargo Small Business Investment Company....................................           100,000              7.1%
 333 South Grand Avenue
 Los Angeles, CA 90071
Weston Presidio Capital II, L.P..................................................            75,000              5.4%
 400 Sansome Street
 San Francisco, CA 94111
Raymond Scherr(3)................................................................           154,950             11.1%
Scherr Living Trust(3)...........................................................           125,250              8.9%
 1096 Lakeview Canyon
 Westlake Village, CA 91362
Dave Di Martino(4)...............................................................           --                --
Di Martino Family Trust..........................................................            95,542              6.8%
 430 LaLoma Road
 Pasadena, CA 91105
David Ferguson(5)................................................................           525,000             37.5%
Jeffrey Walker(6)................................................................           525,000             37.5%
Michael Lazarus(7)...............................................................            75,000              5.4%
Steven Burge(8)..................................................................           --                --
Larry Thomas(9)..................................................................           191,083             13.6%
Marty Albertson(9)...............................................................           123,888             8.85%
Bruce Ross(10)...................................................................            *                 *
Barry Soosman(11)................................................................             5,000            *
All Executive Officers and Directors as a group (9 persons)......................         1,074,921            76.80 %

------------------------------
 *  Represents less than 1% of the issued and outstanding shares.
 (1)Unless otherwise indicated, the address is the Company's address at 5155 Clareton Drive, Agoura Hills, CA 91362.
 (2)Chase VCA owns and has voting and investment power with respect to 499,800 shares, and has voting power pursuant to a proxy over an additional 25,200 shares.
 (3)Mr. Scherr is the co-trustee of the Scherr Trust and shares voting and investment control over the shares of Common Stock with his spouse Janet Scherr who is a co-trustee of the trust. Mr. Scherr has a beneficial interest in the Raymond Scherr Annuity Trust which owns 29,700 shares; his brother David Scherr is the Trustee and exercises investment and voting power over these shares.
 (4)Dave Di Martino is the trustee of the Di Martino Family Trust and exercises voting and investment control over the shares of Common Stock held by the DiMartino Family Trust.
 (5)Mr. Ferguson is a general partner of Chase Capital Partners, the general partner of Chase VCA. Mr. Ferguson does not directly own any Common Stock. However, as a general partner of Chase Capital Partners, he may be deemed to share voting and investment control over the shares of Common Stock held by Chase VCA.
 (6)Mr. Walker is the managing general partner of Chase Capital Partners, the general partner of Chase VCA. Mr. Walker does not directly own any Common Stock. However, as the managing general partner of Chase Capital Partners, he may be deemed to share voting and investment control over the shares of Common Stock held by Chase VCA.
 (7)Mr. Lazarus is a general partner of WPC. Mr. Lazarus does not directly own any Common Stock. However, as a general partner of WPC he can be deemed to share voting and investment control over the shares of Common Stock held by WPC.
 (8)Mr. Burge is a managing director of WFSB. Mr. Burge does not have or share voting or investment control over the shares of Common Stock held by WFSB.
 (9)Does not include 43,344 shares of Common Stock subject to options to acquire Units consisting of the right to purchase Common Stock and Junior Preferred Stock. These Options have not vested as of the date hereof.
(10)Does not include 8,669 shares of Common Stock subject to options to acquire Units consisting of the right to purchase Common Stock and Junior Preferred Stock. These options have not vested as of the date hereof.
(11)The Soosman Family Trust of which Mr. Soosman and his spouse are co-trustees and share voting and investment control owns 5,000 shares of Common Stock. Does not include 8,669 shares of Common stock subject to options to acquire Units consisting of the right to purchase Common Stock and Junior Preferred Stock. These options have not vested as of the date hereof.

                              CERTAIN TRANSACTIONS

RECAPITALIZATION AND MANAGEMENT

    In connection with the Recapitalization, Larry Thomas (i) purchased 191,083 shares of Common Stock for $191,083 cash, (ii) exchanged for cancellation options to acquire 18,917,192 shares of Common Stock for 189,171.92 shares of Junior Preferred Stock with a liquidiation value of $18.9 million, and (iii) exchanged for cancellation 12,193,908 options for $10.6 million cash. Of the options exchanged, 7,778,800 had an exercise price of $.0005 and 23,333,330 had an exercise price of $.11 per share. Marty Albertson (i) purchased 127,388 shares of Common Stock for $127,388 cash, (ii) exchanged for cancellation options to acquire 12,611,441 shares of Common Stock for 126,114.41 shares of Junior Preferred Stock with a liquidation value of $12.2 million, and (iii) exchanged for cancellation 8,129,259 options for $7.1 million cash. Of the options exchanged 3,888,800 had an exercise price of $.0005 and 16,851,900 had an exercise price of $.11 per share. The Company repurchased 120,000,000 shares of Common Stock from the Scherr Trust for approximately $113.1 million cash. The Scherr Trust also exchanged 19,800,000 shares of Common Stock for 198,000 shares of Junior Preferred Stock with a liquidation value of $19.8 million, and retained 200,000 shares of Common Stock. The purpose of the Recapitalization was to transfer control of the Company from its sole stockholder, the Scherr Trust, to members of management (including Messrs. Thomas and Albertson) and the Investors. The terms of the Recapitalization including the basis of the purchase price for shares of Common Stock and the number of shares of Junior Preferred Stock issued to Messrs. Thomas and Albertson and the Scherr Trust was determined as a result of arms-length negotiations with the Investors.

EQUITY PURCHASE

    In connection with the Recapitalization, pursuant to an Agreement dated as of May 1, 1996 (the "Investor Agreement"), among the Company, the stockholders named therein and Chase VCA, WFSB and WPC, the Investors purchased 700,000 shares of the Company's Common Stock and 693,000 shares of the Company's Junior Preferred Stock for $70.0 million. Chase VCA, one of the Investors, and CSI, an Initial Purchaser in the sale of the Old Notes, are each wholly owned subsidiaries of Chase Corporation. Jeffrey Walker, a director of the Company, is the managing general partner of Chase Capital Partners, the general partner of Chase VCA. David Ferguson, a director of the Company, is a general partner of Chase Capital Partners. Messrs. Walker and Ferguson have equity interests in Chase Capital Partners. Mr. Burge, a director of the Company, is a managing director of WFSB. Mr. Burge does not have an equity ownership in WFSB. WFSB is an indirect wholly owned subsidiary of Wells Fargo & Co. ("WFC"), the parent company of WFB, the lender under the New Credit Facility. Michael Lazarus, a director of the Company, is a general partner of WPC and has an equity interest therein. Pursuant to the Investor Agreement, the Scherr Trust and stockholders holding management positions (the "Management Stockholders") have agreed to indemnify the Investors for losses incurred in connection with any of the Company's or its affiliates' misrepresentations or breaches of warranty. The Investors have agreed to indemnify the Company in substantially the same manner, with the indemnified amount limited to each Investor's ratable share of such losses.

TRANSACTIONS WITH AFFILIATES OF DLJ AND CSI

    In connection with the Recapitalization, the Company and DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V. and DLJ Merchant Banking Funding, Inc. (collectively, the "DLJ Investors"), all of which may be deemed to be affiliates of DLJ, an Initial Purchaser in the sale of the Old Notes, entered into (i) a Securities Purchase Agreement (the "Securities Purchase Agreement"), pursuant to which the Company issued 800,000 shares of its Senior Preferred Stock and Warrants to purchase 73,684 shares of Common Stock and 72,947 shares of Junior Preferred Stock for an aggregate of $20 million cash; and (ii) a Registration Agreement (the "Registration Agreement"), pursuant to which each of the DLJ Investors and any future holders of the Senior Preferred Stock and the Warrants have the right to (a) request inclusion of such holder's securities in certain registered offerings of securites by the Company and (b) at any time after the earlier of June 5, 2001 or 180 days after a public offering of the Company's equity securities to cause the Company to register the resales of the securities held by such stockholder.

    In connection with the Recapitalization, the Company entered into a Bridge Financing Agreement (the "Bridge Financing Agreement") with DLJ Bridge, an affiliate of DLJ, and Chemical, pursuant to which DLJ Bridge purchased $51.0 million aggregate principal amount of senior unsecured increasing rate notes for $51.0 million cash with interest payable at 12.75% per annum. Chemical, loaned $49.0 million to the Company with interest payable at 12.75% per annum. Chemical and CSI are both wholly owned subsidiaries of Chase Corporation. The Company applied the net proceeds of the offering of the Old Notes for which DLJ and CSI acted as Initial Purchasers to the retirement of the Bridge Facility. In connection with such issuance, DLJ Bridge and Chemical received customary commitment and takedown fees and, in connection with the sale of the Old Notes, DLJ and CSI received customary fees.

NEW CREDIT FACILITY

    WFB is acting as lender under the New Credit Facility, and is being paid customary fees therefor. In addition, the Company has agreed to pay to WFB promptly upon demand, a fee of $25,000 in consideration for WFB agreeing to allow the Company to use the proceeds of Revolving Loans (as defined herein) to make loans to senior management in respect of certain personal income tax liabilities. See "The New Credit Facility." Effective with the Recapitalization, WFSB, an indirect wholly owned subsidiary of WFB, owns approximately 7.14% of the Common Stock of the Company. See "Principal Stockholders."

TERMS OF THE STOCKHOLDERS AGREEMENT

    In connection with the Recapitalization, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with all of its holders of Common Stock and Junior Preferred Stock and any other securities exercisable or exchangeable for or convertible into Common Stock or Junior Preferred Stock, including Messrs. Thomas and Albertson, the Scherr Trust, and the Investors (collectively, the "Stockholders"). Until the occurrence of certain events specified in the Stockholders Agreement, the Stockholders will have certain rights, including the following: (i) to designate the members of an eleven person Board of Directors as follows: (A) management (including Messrs. Thomas and Albertson) will have the right to designate four directors; (B) the Scherr Trust will have the right to designate one director; (C) the Investors will have the right to designate four directors; and (D) two members will be independent directors designated by the Investors subject to the approval of Larry Thomas, so long as he is the Company's Chief Executive Officer and thereafter of management; and (ii) to subscribe for a proportional share of certain future equity issuances by the Company. The Stockholders Agreement will also (i) prohibit the Company from taking certain actions without the consent of two-thirds of the members of the Board of Directors, including but not limited to the adoption of the Company's annual budget, capital expenditures in excess of $500,000, the issuance of any securities except as pursuant to agreements in existence on the date of the Stockholders Agreement, the sale of the Company, and the consummation of an initial public offering; (ii) obligate the Company to provide certain Stockholders with financial and other information regarding the Company and with inspection rights; and (iii) subject to certain exceptions, require Stockholders who propose to transfer equity securities to comply with certain rights of first refusal and co-sale provisions. In addition, in connection with certain events of termination of the employment of a Management Stockholder, the Company and the other Stockholders shall have the right to purchase the Common Stock of such Management Stockholder at its fair market value.

STOCKHOLDER REGISTRATION RIGHTS AGREEMENT

    In connection with the Recapitalization, the Company entered into a Registration Rights Agreement (the "Stockholder Registration Rights Agreement") with all of its holders of Common Stock and any other securities exercisable or exchangeable for or convertible into Common Stock, including Messrs. Thomas, Albertson, the Scherr Trust and the Investors (the "Equity Holders"). Under this agreement, the Equity Holders have the right to require the Company to register such holders shares at any time in accordance with the requirements of the Securities Act upon the request of holders of 60.0% of the Common Stock, subject to the Company's right to delay its obligations upon the occurrence of specified events. In addition, at such times as the Company chooses to register shares under the Securities Act, the holders of Common Stock will have the right to elect to have their shares of Common Stock included therein, subject to certain limitations. Under the Stockholder Registration Rights Agreement, the Company has agreed to pay all of the costs associated with registration, except for discounts and commissions.

RESTRICTED STOCK AGREEMENTS

    On June 5, 1996, the Company entered into restricted stock agreements with each of the Management Stockholders (the "Restricted Stock Agreements"). Under the terms of the Restricted Stock Agreements, Management Stockholders (including Messrs. Thomas and Albertson) may not transfer their shares of Junior Preferred Stock before the earlier of (i) the completion of a Qualified Public Offering, as defined in the Restricted Stock Agreements, (ii) the sale of the Company; or
(iii) five years from the date of the agreement ("Restricted Period") subject to certain exemptions. If during the Restricted Period, a Management Stockholder becomes employed (or has a financial or other interests in) by any business engaged in the selling of retail musical instruments, pro-audio equipment or related accessories within the prescribed territory, then the shares of Junior Preferred Stock held by such Management Stockholder will be automatically forfeited without consideration, and returned to the Company.

    The Restricted Stock Agreement also provides that if, at the end of the Restricted Period (or at such other time as a Management Stockholder is deemed for federal income tax purposes to realize compensation income from the receipt of shares of Junior Preferred Stock) the net proceeds from a sale or redemption of the Common Stock or Junior Preferred Stock does not equal or exceed an amount sufficient to discharge such Management Stockholders' tax obligations relating to such sale or redemption, then the Company will loan to such Management Stockholder an amount equal to (i) the amount necessary for the Management Stockholder to pay such tax obligations, as and when such tax obligations shall become payable by the Management Stockholder, less (ii) the aggregate amount of net proceeds from the sale or redemption of Common Stock or Junior Preferred Stock received by the Management Stockholder during the Restricted Period. Alternatively, the Company may, at its option, repurchase from the Management Stockholder for cash a number of shares of Junior Preferred Stock sufficient in amount to allow the Management Stockholder to pay the tax obligations. In the event the Company provides a loan under the circumstances described above, such loan will bear interest at an interest rate then being paid by the Company on its New Credit Facility, and provide for amortization of principal over five equal annual installments. To secure payment of such loan, the Company may, as a condition to the loan, require the Management Stockholder to grant a first priority security interest to the Company in all of the Common Stock and Junior Preferred Stock then owned by the Management Stockholder. The Management Stockholder in such case would retain the right to vote such shares, notwithstanding the grant of the security interest.

TAX INDEMNIFICATION AGREEMENT

    In connection with the Recapitalization, the Company entered into a tax indemnification agreement ("Tax Indemnification Agreement") with Raymond Scherr pursuant to which the Company has agreed to indemnify Raymond Scherr for any loss, damage or liability and all expenses incurred, suffered, sustained, or required to be paid by the Scherr Trust resulting from a determination that the exchange of the Common Stock held by the Scherr Trust for Junior Preferred Stock is not treated as a tax-free transaction under Section 368(a)(1)(E) of the Code. The Management Stockholders have agreed to individually reimburse the Company on a pro rata basis for any amounts paid to Mr. Scherr by the Company as required by the Tax Indemnification Agreement, provided, however, that the aggregate amount reimbursed by the Management Stockholders shall not exceed $5 million.

SUBCHAPTER S DISTRIBUTIONS

    The Company elected to be taxed as a "S" corporation from 1988 through the consummation of the Recapitalization. The Scherr Trust, as the sole stockholder, received for 1993, 1994, 1995 and the six months ended June 30, 1996 aggregate "S" corporation distributions of $4.6 million, $3.9 million, $14.5 million and $29.8 million, respectively.

SCHERR BOARD REPRESENTATION LETTER

    On June 5, 1996, the Company entered into an agreement with Raymond Scherr in which the Company agreed that subsequent to the termination of the Stockholders Agreement by reason of a Qualified Public Offering so long as Mr. Scherr owns 5% or more of the Common Stock on a fully diluted basis, the Company will nominate or cause the nomination of Mr. Scherr to the Board of Directors (and include Scherr in any proxy statement and related materials used in connection with an election of directors) and otherwise use its best efforts to cause his election at each annual meeting or special meeting relating to the election of directors of the Company. The Company's obligations under this agreement will terminate if Mr. Scherr suffers a disability or commits certain acts (as described in the agreement).

MANAGEMENT TRANSACTIONS

    The Company paid the law firm of Soosman & Associates, of which Barry Soosman was a partner, $40,000, $70,000, and $120,000 for legal fees in calendar years 1993, 1994 and 1995, respectively.

                              DESCRIPTION OF NOTES

    Set forth below is a summary of certain provisions of the Notes. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of July 2, 1996, by and between Guitar Center Management Company, Inc. (the "Company") and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The Old Notes were also issued pursuant to the Indenture. The following summaries of certain provisions of the Notes and the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Notes and the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Notes are senior, unsecured, general obligations of the Company, limited in aggregate principal amount to $100 million. The Notes are issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on July 1, 2006. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1997, to the Persons in whose names such Notes are registered at the close of business on the December 15 or June 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

OPTIONAL REDEMPTION

    The Company will not have the right to redeem any Notes prior to July 1, 2001 (other than out of the Net Cash Proceeds of an Initial Public Equity Offering, as described in the following paragraph). The Notes will be redeemable for cash at the option of the Company, in whole or in part, at any time on or after July 1, 2001, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing July 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

YEAR                                                                     PERCENTAGE
----------------------------------------------------------------------  ------------
2001..................................................................     105.500%
2002..................................................................     103.667%
2003..................................................................     101.833%
2004 and thereafter...................................................     100.000%

    Notwithstanding the foregoing, prior to July 1, 1999, upon an Initial Public Equity Offering for cash, up to 33 1/3% of the original aggregate principal amount of the Notes may be redeemed at the option of the Company within 60 days of such Initial Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Initial Public Equity Offering, at 110% of principal amount (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following such redemption not less than 66 2/3% of the original aggregate principal amount of the Notes remains outstanding.

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes will not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (PROVIDED that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such repurchase date) accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised solely of the Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Company and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Company than that then held by the Investors; or (b) a sale or transfer of all or substantially all of the assets of the Company to any person or group (other than any group consisting solely of the Investors or their Affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Company, as the case may be, then in office, other than as a result of election and removal of directors pursuant to the terms of the Senior Preferred Stock as in effect on the Issue Date or the Stockholders Agreement as in effect on the Issue Date governing the election and removal of directors.

    As used herein, "Investors" means (i) Chase Venture Capital Associates, L.P., CB Capital Investors, Inc., Weston Presidio Capital II, L.P., Wells Fargo Small Business Investors Company, Inc. and any Person controlled by or under common control with any of the foregoing but not Persons controlling any of the foregoing, other than those Persons controlling the Investors as of the date the shares of Senior Preferred Stock are first issued and (ii) the other holders of the Company's Common Stock (including Larry Thomas, and Marty Albertson and the Scherr Trust) all of whom are party to the Stockholders Agreement as in effect on June 5, 1996, members of their immediate families and trusts for their sole benefit.

    A transaction in which the Company is sold or its assets are transferred to any person or group of persons who is or are Investors will not constitute a Change of Control, thus Holders would not receive the benefit of the Change of Control provisions in the event of such transaction. The Investors as a group own 700,000 shares of Common Stock and 693,000 shares of Junior Preferred Stock of the Company with a liquidation value of $69.3 million. On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date. Any Note (or a portion thereof) accepted for payment pursuant to the Change of Control Offer (and duly paid on the Change of Control Purchase Date) will cease to accrue interest after the Change of Control Purchase Date. There can be no assurance that the Company would have available sufficient funds to repurchase the Notes in the event of a Change of Control.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations promulgated thereunder and all other applicable federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture provides that, except as set forth below in this covenant, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), other than Permitted Indebtedness.

    Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least (x)
2.0 to 1, if such incurrence occurs on or before June 30, 1997, or (y) 2.25 to 1, if such incurrence occurs at any time thereafter (the "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock.

    Indebtedness  or  Disqualified  Capital  Stock   of  any  Person  which   is
outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default would have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) 100% of the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange), after the Issue Date.

    Failure to satisfy the foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) Restricted Investments, PROVIDED that, after giving PRO FORMA effect to any such Investment, the aggregate amount of all such Investments made on or after the Issue Date that are outstanding (after giving effect to the amount (as such amount is determined by the Board of Directors reasonably and in good faith) of any such Investments (whether made originally in the form of property or cash) returned to the Company or the Subsidiary that made such prior Investment, without restriction, in cash, except to the extent that the effect of such return increased Consolidated Net Income of the Company, on or prior to the date of any such calculation) at any time does not exceed $5 million, and failure to satisfy the foregoing clauses (1), (2) and (3) of the immediately preceding paragraph will not prohibit (w) a Qualified Exchange, (x) the payment of any dividend on Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions, (y) the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's management pursuant to any management equity subscription agreement, restricted stock agreement, stockholders agreement, stock option agreement or other similar agreement, PROVIDED that, in the case of this clause
(y), the aggregate net consideration paid for all such Equity Interests so reacquired shall not exceed $1.0 million, or (z) the issuance of dividends on the Senior Preferred Stock in shares of Senior Preferred Stock or accretion to the liquidation value thereof pursuant to the terms of the instrument governing the Senior Preferred Stock as such instrument was in effect on the Issue Date. The full amount of any Restricted Payment made pursuant to the foregoing clauses
(v), (x) (except to the extent also covered by clause (z)) and (y), but not pursuant to clause (w) or (z), of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

    The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law and regulation, (c) existing restrictions under Existing Indebtedness (assuming retirement of the Bridge Facility), (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (e) of the definition of "Permitted Indebtedness," PROVIDED such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, PROVIDED such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold or disposed of, (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (c) of the definition of "Permitted Indebtedness," PROVIDED such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clause (a), (c),
(d) or (g) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

    Notwithstanding the foregoing, customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall in and of themselves not be considered restrictions on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, in one transaction or a series of related transactions (that has or have, when taken together with all other such transactions over the preceding 12-months, an aggregate fair market value in excess of $250,000 or for aggregate net proceeds in excess of $250,000), convey, sell, transfer, assign, or otherwise dispose of, directly or indirectly, any of their respective property, businesses, or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company (an "Asset Sale"), unless
(1)(a) within 365 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied (i) to the optional redemption of the Notes in accordance with the terms of the Indenture, (ii) to the repurchase of the Notes pursuant to an irrevocable and unconditional cash offer (the "Asset Sale Offer") to repurchase the Notes at a purchase price (the "Asset Sale Offer Price") of 101% of principal amount, plus accrued and unpaid interest to the date of payment, (iii) to the repayment of amounts outstanding pursuant to the terms of the Credit Agreement (PROVIDED that upon such application, the availability of amounts that the Company or its Subsidiaries may be liable for pursuant thereto shall be permanently reduced by a corresponding amount), or (iv) to the repayment of Purchase Money Indebtedness secured by the assets which are the subject of such Asset Sale, or (b) within 365 days following such Asset Sale, the Asset Sale Offer Amount is invested in assets and property (other than notes, bonds, obligations and securities of Persons other than subsidiaries, which are received as a result of transactions effected in compliance with the "Limitations on Restricted Payments" covenant) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, (2) at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indenture provides that an acquisition of the Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in clauses (1)(a) or (1)(b) above (the "Excess Proceeds") exceeds $5 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount, plus an amount equal to accrued and unpaid interest, to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer in compliance therewith the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales, minus the amount of (a) non-subordinated debt secured by the assets that were the subject of the Asset Sale and assumed by a transferee, which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph
(c), (e) or (g) of the definition of "Permitted Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), (b) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee and
(c) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents and then applied in accordance with the terms of this covenant.

    Notwithstanding the foregoing provisions:

           (i)
           the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business and consistent with past practice;

          (ii)
           the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

         (iii)
           the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete (to the Company or such Subsidiaries) real or personal property in the ordinary course of business and consistent with past practice so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

          (iv)
           the Company or any Subsidiary may, for fair market value (as determined reasonably and in good faith by the Board of Directors), convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its Subsidiaries; and

           (v)
           cash and Cash Equivalents may be exchanged or sold for or in consideration of cash or Cash Equivalents.

    All Net Cash Proceeds from an Event of Loss shall be invested or applied otherwise as set forth in clause 1(a) or 1(b) of the first paragraph of this covenant, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this covenant.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations promulgated thereunder and all other applicable federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted on or after the Issue Date to, directly or indirectly, enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless it is determined that the terms of such Affiliate Transaction (or Affiliate Transactions) are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate.

    Without limiting the foregoing, in connection with any Affiliate Transaction or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (i) involving value to either party in excess of $1.0 million, the Company must address and deliver an Officers' Certificate to the Trustee certifying that (x) the terms of such Affiliate Transaction (or Affiliate Transactions) are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate and (y) such Affiliate Transaction (or Affiliate Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (ii) involving value to either party in excess of $5.0 million, the Company must, prior to the consummation thereof, in addition to the Officers' Certificate delivered to the Trustee pursuant to clause (i) of this paragraph, obtain a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm or valuation firm of national reputation for being knowledgeable with respect to such matters, PROVIDED that this clause
(ii) shall not apply to transactions between the Company or any of its Subsidiaries and any Affiliate thereof that is an investment or commercial bank of national reputation with capital and surplus of at least $500.0 million, in connection with the rendering by such Affiliate to the Company or such Subsidiary of investment or commercial banking (including lending) services.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, or adopt a plan of liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture;
(ii) no Default or Event of Default shall exist or would occur immediately after giving effect on a PRO FORMA basis to such transaction; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and (v) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required, such supplemental indenture, complies with the Indenture and that all conditions precedent therein relating to such transaction have been satisfied. The provisions of clause (iv) will not prevent the merger of the Company with or into another Person solely for the purpose of changing the jurisdiction of incorporation of the Company.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and, except in the case of a transfer of all or substantially all of the assets of the Company and its Subsidiaries as a result primarily of the lease to any party thereof, the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    LIMITATION ON LINES OF BUSINESS

    The Indenture provides that neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Indenture provides that the Company will not sell, and will not permit any of its Subsidiaries to issue or sell, any Equity Interests of any Subsidiary of the Company to any Person other than the Company or a Wholly Owned Subsidiary of the Company, except for Equity Interests with no preferences or special rights or privileges and with no redemption or prepayment provisions.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the Commission (if it were subject to such reporting obligations), file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Subsidiaries, (v) a default in any issue of Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5 million, which default (a) is caused by failure to pay principal of, or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided therein on the date of such default, or (b) results in the acceleration of payment of such Indebtedness prior to its express maturity and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default; PROVIDED, that the Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, premium, if any, and accrued and unpaid interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely as a result of such acceleration have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Company may, at its option and at any time within one year of the Stated Maturity of the Notes, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and the Indenture shall cease to be of further effect as to, all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, noncallable U.S. government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

    If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; PROVIDED, that no such modification may, without the consent of each Holder affected thereby:
(i)   change   the   Stated    Maturity   of   any    Note,   or   reduce    the
principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes or the provisions (including the defined terms used therein) of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) cause the Notes to become subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with or otherwise acquired by the Company or one of its Subsidiaries.

    "ACQUISITION" means the purchase or other acquisition of any Person or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED that, with respect to ownership of the Company and its Subsidiaries, a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "ANCILLARY DOCUMENTS" means the amendment to the Company's Articles of Incorporation creating the Junior Preferred Stock, the Restricted Stock Agreements, the Shareholders Agreement, the Shareholder Registration Rights Agreement, the Employment Agreements, the Management Stock Option Agreements and the Plan.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "Person" shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BORROWING BASE" means at any time the sum of (i) 75% of Eligible Receivables, plus (ii) 65% of Eligible Inventory.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable
Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CAPITALIZED LEASE OBLIGATION" means rental or other payment obligations under a lease of real or personal property that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

    "CASH EQUIVALENT" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market accounts substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "CONSOLIDATED COVERAGE RATIO" of any Person as of the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; PROVIDED that for purposes of this definition, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that either (i) has the effect of fixing the interest rate on the date of computation, in which case such fixed rate (whether higher or lower) shall be used or (ii) has the effect of capping the interest rate on the date of computation, in which case such capped rate (if lower) shall be used.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated Income Tax Expense,
(ii) Consolidated Depreciation and Amortization Expense, PROVIDED that Consolidated Depreciation and Amortization Expense of a Subsidiary that is not a Wholly Owned Subsidiary shall only proportionately be added to the extent of the proportionate equity interest of the Company in such Subsidiary, (iii) Consolidated Fixed Charges, (iv) all other non-cash charges, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period, and (v) for periods including and prior to June 5, 1996, salary paid to Raymond Scherr as Chairman of the Company (to the extent such salary reduced Consolidated Net Income).

    "CONSOLIDATED FIXED CHARGES" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of cash dividends paid or scheduled to be paid by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP), plus, without duplication and only to the extent not already included in net income, cash dividends received by the Company from Unrestricted Subsidiaries (not in excess of the Company's or such Subsidiary's proportionate share of the equity interest therein) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock), (b) the net income, if positive, of any Person, other than a Wholly Owned Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Wholly Owned Subsidiary of such Person during such period, but in any case not in excess of such Person's PRO RATA share of such Person's net income for such period, (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and (e) the effect of non-cash charges resulting solely from the issuance and/or lapse of substantial risk of forfeiture of Junior Preferred Stock issued to members of the Company's management in connection with and at the time of the Recapitalization.

    "CONSOLIDATED NET WORTH" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock of such Person) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, and (b) amounts included in such stockholders' equity resulting from upward revaluations and other write-ups in the book value of assets of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date.

    "CONSOLIDATED SUBSIDIARY" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "CREDIT AGREEMENT" means the Credit Agreement, dated as of June 5, 1996, between the Company and Wells Fargo Bank, N.A., and all refundings, refinancings, amendments, modifications, replacements (solely with institutional lenders of national reputation) and supplements thereto.

    "DISQUALIFIED CAPITAL STOCK" means (a), except as set forth in (b), with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the Holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "ELIGIBLE INVENTORY" means the book value of all inventory owned by the Company and its Subsidiaries as would be reportable on a consolidated balance sheet prepared in accordance with GAAP .

    "ELIGIBLE RECEIVABLES" means the face amount of all accounts receivable owned by the Company and its Subsidiaries as would be reportable on a consolidated balance sheet in compliance with GAAP.

    "EQUITY INTEREST" of any Person means any shares, interests, warrants, options, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXEMPTED AFFILIATE TRANSACTION" means (i) compensation paid to officers and directors of the Company pursuant to the Ancillary Documents as in effect on the date the shares of Senior Preferred Stock were first issued, (ii) any loans or advances by the Company to employees of the Company or a subsidiary of the Company in the ordinary course of business and in furtherance of the Company's business, in an aggregate amount not to exceed $1 million at any one time outstanding, (iii) transactions expressly contemplated by the Transaction Documents (including, without limitation, the repurchase of shares of Junior Preferred Stock and Common Stock held by employees), (iv) transactions with employees of the Company (including but not limited to compensation arrangements or loans and advances not referred to in clause (i) or (ii) that have been approved by the Board of Directors, including a majority of the disinterested directors, as being in the best interests of the Company) and (v) transactions between or among the Company and one or more of its Wholly Owned Subsidiares and between or among the Company's Wholly Owned Subsidiaries.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company outstanding on the Issue Date after giving effect to the redemption of the Bridge Facility.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "INDEBTEDNESS" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors (not the result of borrowed money) which have remained unpaid for greater than 90 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable (including trade payables due within 12 months representing special terms offered by vendors in connection with new store openings, "special buy" situations or promotional situations) to trade creditors (which in no event provide for payment more than 12 months after delivery of goods or provision of services), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;
(b) all net obligations of such Person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that is otherwise its legal liability, or which are secured by any assets or property (limited, in such case, to the lesser of the amount of such Indebtedness or the fair market value of such assets or property) of such Person, and all obligations to purchase, redeem or acquire any Equity Interests; (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties; and (e) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "INITIAL PUBLIC EQUITY OFFERING" means an initial underwritten offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act as a consequence of which the Common Stock of the Company is listed on a national securities exchange or quoted on the national market system of NASDAQ.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any Person in  any other Person means (without  duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value (as reasonably determined in good faith by the Board of Directors) of the net assets of any Subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such Subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value (as reasonably determined in good faith by the Board of Directors) at the time of such transfer.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (excluding any option, warrant, right to purchase or other similar right with respect to Qualified Capital Stock).

    "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less (i) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its Subsidiaries in connection with such Asset Sale and (ii) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against (a) any liabilities associated with the property or assets disposed of in such Asset Sale, and (b) the after-tax cost of any indemnification payments (fixed and contingent) attributable to the seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale (but excluding any payments, which by the terms of the indemnities will not be made prior to the Stated Maturity of the Notes).

    "PERMITTED INDEBTEDNESS" means any of the following:

       (a) Indebtedness incurred by the Company to any Wholly Owned Subsidiary, and any Wholly Owned Subsidiary may incur Indebtedness to any other
    Wholly Owned Subsidiary or to the Company; PROVIDED that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes such Subsidiary no longer to be a Wholly Owned Subsidiary shall be an Incurrence Date;

       (b) Indebtedness incurred by the Company evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

       (c) Purchase Money Indebtedness (including any Indebtedness issued to refinance, replace or refund such Indebtedness so long as such
    Indebtedness is secured only by the assets that secured the Indebtedness so refinanced, replaced or refunded on a non-recourse basis) incurred by the Company and its Subsidiaries on or after the Issue Date, PROVIDED that (i) the aggregate amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (c) (including Indebtedness issued so to refinance, replace or refund) shall not exceed $5 million, and (ii) in each case, such Indebtedness when incurred shall not constitute less than 50% nor more than 100% of the cost (determined in accordance with GAAP) to the Company of the property so purchased or leased;

       (d) Refinancing Indebtedness incurred by the Company with respect to any Indebtedness or Disqualified Capital Stock, as applicable, incurred as permitted by the Debt Incurrence Ratio contained in the "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" covenant or as described in clause (b) of this definition or described in this clause (d) or Existing Indebtedness (after giving effect to the repayment of the Bridge Facility);

       (e) Indebtedness incurred pursuant to the Credit Agreement (including any Indebtedness issued to refinance, refund or replace such
    Indebtedness); provided that, after giving effect to any such incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $25 million and (ii) the Borrowing Base, which such amount (in the case of (i) or (ii)) shall be reduced by the amount of any Indebtedness outstanding pursuant to the Credit Agreement retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

       (f) Disqualified Capital Stock issued as in-kind dividends on the Senior Preferred Stock or accretion to the liquidation value thereof pursuant to the instrument governing the terms of such capital stock as such instrument was in effect on the Issue Date; and

       (g) unsecured Indebtedness incurred by the Company (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $10 million.

    "PERMITTED INVESTMENT" means Investments in (a) any of the Notes; (b) Cash Equivalents; and (c) intercompany indebtedness to the extent permitted under clause (a) of the definition of "Permitted Indebtedness."

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, PROVIDED that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, deposits in connection with the purchase of real property, and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Notes; (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any property or assets other than property or assets acquired in such transaction; (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under clause (c) of the definition of "Permitted Indebtedness,"
PROVIDED such Liens relate only to the property which is subject to such Purchase Money Indebtedness and PROVIDED, FURTHER, that cross-collateralization, creation of "collateral pools" or similar arrangements involving solely Purchase Money Indebtedness and the assets serving as collateral therefor shall be Permitted Liens; (k) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness (provided that any Refinancing Indebtedness with respect to the Credit Agreement need not have any limitation on when such Liens are granted or perfected), PROVIDED that the Indebtedness secured is not increased, except to finance accrued interest and the expenses of such refinancing, and the lien is not extended to any additional assets or property; (n) Liens in favor of the Company only; and (o) Liens imposed pursuant to the terms of the Credit Agreement.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness of such Person to any seller or other Person (i) incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation only, the lease) of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company, (ii) which is incurred within 90 days of such acquisition, and
(iii) is secured only by assets so financed.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests or Indebtedness of the Company with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness.

    "REFERENCE PERIOD" with regard to any period means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital  Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference including accrued dividends thereon, of the Indebtedness or Disqualified Capital Stock so Refinanced and
(ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED that (A) Refinancing Indebtedness incurred by any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than investments in Permitted Investments.

    "RESTRICTED PAYMENT" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or parent of such Person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such Person; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company by any of its Subsidiaries.

    "STATED MATURITY," when used with respect to any Note, means July 1, 2006.

    "STOCKHOLDERS AGREEMENT" means the agreement dated as of June 5, 1996, among the Company and the stockholders listed on the various schedules thereto, as in effect on the Issue Date.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company that is subordinated in right of payment to the Notes in any respect.

    "SUBSIDIARY," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

    "TRANSACTION DOCUMENTS" means the Investor Agreement, the Bridge Financing Agreement, the Securities Purchase Agreement, the Registration Agreement, the Tax Indemnification Agreement, and the Ancillary Documents, in each case as such documents are in effect on the date shares of Senior Preferred Stock are first issued.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); PROVIDED that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving PRO FORMA effect to such designation would there exist a Default or Event of Default and (iii) any Investment therein shall not be prohibited by the "Limitation on Restricted Payments" covenant. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, PROVIDED that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a PRO FORMA basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "WHOLLY OWNED SUBSIDIARY" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more Wholly Owned Subsidiaries of the Company.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the New Notes initially will be issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the consummation of the Exchange Offer with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

    The Depositary is (i) a limited-purpose trust company organized under the New York Banking Law; (ii) a member of the Federal Reserve System; (iii) a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and (iv) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary holds securities that its participating organizations (collectively, the "Participants") deposit with the Depositary. The Depositary also facilitates the settlement of transactions in such securities between Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities
Dealers, Inc. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the SEC. QIBs may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons who are not QIBs may not hold Notes through the Depositary.

    The   Company  expects  that  pursuant  to  procedures  established  by  the
Depositary, upon deposit of the Global Note, the Depositary will credit the accounts of Participants with an interest in the Global Note, and ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Holder owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Holder owns its interest, to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders of Notes or a Holder that is an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participants would authorize Holders owning through such Participants to take such action or would otherwise act upon the instructions of such Holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of its Global Note, Certificated Securities will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Securities, the Company will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                            THE NEW CREDIT FACILITY

    GENERAL. The Company has entered into a credit agreement (the "New Credit Facility") with WFB. The New Credit Facility provides for a $25 million revolving credit facility, including a sub-limit for letters of credit of $10 million. The facility expires on June 1, 2001. Capitalized terms used in this description that are not defined herein have the meaning given to such terms in the New Credit Facility.

    AVAILABILITY. Borrowings under the New Credit Facility are subject to a borrowing base limit equal to 80% of Eligible Receivables plus 70% of Eligible Inventory minus, at all times prior to the occurrence of the Collateral Perfection Date, Trade Payables.

    SECURITY. Indebtedness of the Company under the New Credit Facility is currently unsecured. Upon the occurrence of certain events including (i) an Event of Default or (ii) the failure by the Company to maintain certain ratios, at the option of WFB, the New Credit Facility will be secured by a security interest in certain assets and properties of the Company, including accounts receivable, inventory, trademarks, copyrights, patents and general intangibles, and all products and proceeds of any of the foregoing.

    INTEREST. Indebtedness under the New Credit Facility bears interest at a rate based (at the Company's option) upon (i) in the case of Prime Rate Loans, the Prime Rate plus a maximum margin of 1.50% (subject to reduction depending on the ratio of Funded Debt to EBITDA); and (ii) in the case of Eurodollar Rate Loans, the Eurodollar Rate for one, two, three, six, nine or twelve months, plus a maximum margin of 3.00% (subject to reduction depending on the ratio of Funded Debt to EBITDA).

    MATURITY. The New Credit Facility will mature on June 1, 2001. Loans made pursuant to the New Credit Facility may be borrowed, repaid and reborrowed from time to time until such maturity date, subject to the satisfaction of certain conditions on the date of any such borrowing.

    REVOLVING CREDIT FACILITY FEES. The Company is required to pay WFB a facility fee of $250,000, of which $50,000 was paid and $50,000 is payable at the end of each fiscal year of the Company (beginning at the end of fiscal year
1996); PROVIDED that upon termination or cancellation of the New Credit Facility, the Company must pay in full the outstanding balance of the $250,000 facility fee. In addition, the Company has agreed to pay to WFB promptly upon demand, a fee of $25,000 in consideration for WFB agreeing to allow the Borrower to use the proceeds of Revolving Loans to make loans to senior management in respect of certain personal income tax liabilities. The Company is also required to pay to WFB a commitment fee based on the average daily unused portion of the committed undrawn amount of the New Credit Facility during the preceding quarter equal to a maximum of 0.375% per annum (subject to reduction depending on the ratio of Funded Debt to EBITDA), payable in arrears on a quarterly basis. In addition to a nominal issuance fee for each letter of credit issued, the Company is required to pay to WFB a letter of credit fee based on the aggregate unpaid face amount of outstanding letters of credit equal to a maximum of 3.00% (subject to reduction depending on the ratio of Funded Debt to EBITDA), payable in arrears on a quarterly basis.

    CONDITIONS TO EXTENSIONS OF CREDIT. The obligation of WFB to make loans or extend letters of credit after the Closing Date will be subject to the satisfaction of certain customary conditions including, but not limited to, the absence of a default or event of default under the New Credit Facility, all representations and warranties under the New Credit Facility being true and correct in all material respects, and that there has been no material adverse change in the Company's properties or business.

    COVENANTS. The New Credit Facility requires the Company to meet certain financial tests, including a maximum Funded Debt to EBITDA ratio, a minimum Debt Service Coverage Ratio, a minimum level of profit, a minimum quarterly increase in Tangible Net Worth and a minimum EBITDA. The New Credit Facility also contains covenants which, among other things, will limit the incurrence of additional indebtedness, the nature of the business of the Company, leases of assets, ownership of subsidiaries, dividends, limitations on capital expenditures, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, loans and investments, liens and encumbrances and other matters customarily restricted in such agreements. The New Credit Facility contains additional covenants which will require the Company to maintain its existence and rights and franchises, to maintain its properties, to maintain insurance on such properties, to provide certain information to WFB, including financial statements, notices and reports and to permit inspections of the books and records of the Company and its subsidiaries, to comply with applicable laws, including environmental laws and ERISA, to pay taxes and contractual obligations and to use the proceeds of the Revolving Loans to finance in part the Recapitalization, and for working capital and other general corporate purpose.

    EVENTS OF DEFAULT. Events of Default under the New Credit Facility contains events of default customary for working capital facilities, including payment defaults, breach of representations, warranties and covenants (subject to certain cure periods), cross-default to other indebtedness in excess of $2 million, certain events of bankruptcy and insolvency, breach of ERISA covenants, judgment defaults in excess of $2 million and the occurrence of a Change of Control.

    INDEMNIFICATION. Under the New Credit Facility, the Company has agreed to indemnify WFB and related persons from and against any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel) that may be incurred by or asserted against any such indemnified party
(a) in any way relating to the Loan Documents, the Recapitalization, or the use or intended use of the proceeds of the New Credit Facility; (b) in connection with any investigation, litigation or other proceeding relating to the foregoing; or (c) in any way relating to or arising out of any Environmental Claims; PROVIDED, HOWEVER, that the Company is not liable for any such Losses resulting from such indemnified party's own gross negligence or willful misconduct.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock") and 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The following summary description relating to the capital stock does not purport to be complete. Reference is made to the Certificate of Incorporation of the Company (the "Certificate") and the Bylaws of the Company ("Bylaws"), which are filed as exhibits to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

    Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may issue in the future.

WARRANTS

    In connection with the Recapitalization, the Company granted a warrant for the purchase of shares of the Common Stock and the Junior Preferred Stock of the Company (collectively, the "Warrants") to each of the DLJ Investors. The Warrants are exercisable for Common Stock and Junior Preferred Stock, at an exercise price of $0.01 per share and expire on June 5, 2006.

    So long as any of the Warrants are outstanding, the amount of Common Stock and the amount of Junior Preferred Stock obtainable pursuant to the Warrants shall be subject to change or adjustment according to the anti-dilution provisions of the Warrants.

    If pursuant to the terms of the Junior Preferred Stock, all or a portion of the shares of Junior Preferred Stock are converted to Common Stock, the amount of Common Stock issuable pursuant to the Warrants shall be increased by the number of shares of Common Stock that the holders of the Warrants would have received immediately prior to the conversion, and the number of shares of Junior Preferred Stock issuable pursuant to the Warrants shall be decreased by the number of shares of Junior Preferred Stock which would have been converted into Common Stock had the Warrants been exercised immediately prior to the conversion.

PREFERRED STOCK

    The Certificate authorizes the issuance of up to 10,000,000 shares of Preferred Stock. The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of the Preferred Stock may have class or series voting rights.

    THE SENIOR PREFERRED STOCK
    In connection with the Recapitalization, the Company issued 800,000 shares of Senior Preferred Stock with an initial aggregate liquidation value of $20.0 million. All outstanding shares of Senior Preferred Stock are fully paid and nonassessable.

    RANKING. The Senior Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks senior to the Junior Preferred Stock and the Common Stock.

    DIVIDENDS. The holders of the shares of Senior Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, dividends accruing at the rate of 14% per annum. Such dividends are payable quarterly on each of March 15, June 15, September 15 and December 15 of each year, beginning June 15, 1996 (each such date, a "Dividend Payment Date"). On or prior to June 15, 2002 (the "Cash Pay Date"), dividends shall not be payable in cash to holders of Senior Preferred Stock but shall, whether or not declared, accrete to the Liquidation Value (as defined in the Certificate) of the Senior Preferred Stock compounded on each Dividend Payment Date; provided, however, that the majority of the holders of outstanding Senior Preferred Stock may request that all dividends required to be paid on shares of Senior Preferred Stock be paid in kind through the issuance of additional shares of Senior Preferred Stock ("Additional Shares"). The Additional Shares shall be identical to all other shares of Senior Preferred Stock, except with respect to Liquidation Value.

    OPTIONAL REDEMPTION. The Company may, at its option, to the extent that funds are legally available for such payment, redeem, prior to June 15, 1999, in whole or in part, shares of Senior Preferred Stock at a redemption price equal to 103% of the Liquidation Value if such redemption shall occur before June 15, 1997, or 106% of the Liquidation Value if the redemption occurs on or after June 15, 1997 to and including June 15, 1999, without interest; PROVIDED, HOWEVER, that an initial public offering shall have occurred and the aggregate redemption price of the Senior Preferred Stock does not exceed the net proceeds received by the Company in the initial public offering.

    The Company may, at its option, on and after June 15, 1999, to the extent the Company shall have funds legally available for such payment, redeem shares of Senior Preferred Stock, at any time in whole, or from time to time in part, at redemption prices per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest:

                         YEAR
                       BEGINNING                             PERCENTAGE OF
                       JUNE 15,                            LIQUIDATION VALUE
                      -----------                        ---------------------
1999...................................................              110%
2000...................................................              108
2001...................................................              106
2002...................................................              104
2003...................................................              102
2004 and thereafter....................................              100

    MANDATORY REDEMPTION. To the extent the Company shall have funds legally available therefor, on June 15, 2008, the Company shall redeem all outstanding shares of Senior Preferred Stock at a redemption price equal to the aggregate Liquidation Value, without interest.

    In addition, to the extent the Company shall have funds legally available therefor, the Company shall offer, within five days following a Change of Control to redeem all shares of Senior Preferred Stock no later than 45 days following a Change of Control of the Company at a redemption price per share equal to 101% of the Liquidation Value, without interest.

    As used herein, "Change in Control" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised solely of the Initial Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Company and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Company than that then held by the Initial Investors;
(b) a sale or transfer of all or substantially all of the assets of the Company to any person or group (other than any group consisting solely of the Initial Investors) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Company, as the case may be, then in office, other than as a result of election and removal of directors pursuant to the provisions of the Senior Preferred Stock contained in the Certificate, the Bridge Financing Agreement or the Stockholders Agreement governing the election and removal of directors.

    "Initial Investors" means the Investors and the other securityholders of the Company party to the Stockholders Agreement on the date the shares of Senior Preferred Stock were first issued, (y) as to any Stockholder (as defined in the Stockholders Agreement) that is an individual, any Permitted Transferee thereof described in clause (i) or (iii) of the definition of Permitted Transferee contained in the Stockholders Agreement and (z) any Person (as defined in the Stockholders Agreement) controlled by or under common control with any of the Investors but not Persons controlling any of the Investors, other than those Persons controlling the Investors as of the date the shares of Senior Preferred Stock were first issued. For purposes of the foregoing, "controlling, controlled by or under common control with" as applied to any Person, means the ability, through the ownership of voting securities to control the management and policies of such Person.

    VOTING RIGHTS. Holders of the Senior Preferred Stock have no voting rights with respect to any matters except as provided by law or as set forth in the Certificate. Such Certificate provides that in the event that (i) dividends on the Senior Preferred Stock are in arrears and unpaid for six consecutive quarterly periods after the Cash Pay Date; (ii) for any reason (including the reason that funds are not legally available for redemption), the Company shall have failed to discharge any mandatory redemption obligation; or (iii) the Company shall have failed to provide a notice within the time period required by a redemption pursuant to a Change of Control (each of the foregoing, a "Voting Trigger"), the Board will be increased by two directors and the holders of the Senior Preferred Stock, together with the holders of shares of every other series of preferred stock of the Company with like rights to vote for the election of two additional directors, voting as a class, will be entitled to elect two directors to the expanded Board of Directors. Such voting rights will continue until the Company shall have fulfilled its obligations that gave rise to a Voting Trigger.

    The Certificate provides that, without the consent of the holders of at least sixty percent (60%) of the outstanding shares of Senior Preferred Stock, the Company will not (i) liquidate, dissolve, wind-up or otherwise discontinue its business unless immediately prior thereto, the Company redeems all outstanding shares of Senior Preferred Stock; (ii) amend, alter or repeal any provision of its Certificate, so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock, PROVIDED, certain charges will require the approval of each holder of Senior Preferred Stock; (iii) create, authorize or issue any class of stock or security convertible into such stock ranking prior to, or on a parity with, the Senior Preferred Stock, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Company into any such prior or parity shares; or (iv) merge or consolidate with or into or transfer all or substantially all of its assets (in one transaction or a series of related transactions) to any person unless (x) immediately prior thereto, the Company redeems all outstanding shares of Senior Preferred Stock or (y) (A) the company surviving such merger or consolidation or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of any state of the United States or the District of Columbia; (B) the Senior Preferred Stock shall be converted into, or exchanged for, and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, that the Senior Preferred Stock had immediately prior to such transaction; and (C) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth (as defined in the Certificate) of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction.

    JUNIOR PREFERRED STOCK
    In connection with the Recapitalization, the Company issued 1,386,000 shares of Junior Preferred Stock. All outstanding shares of Junior Preferred Stock are fully paid and nonassessable. Each outstanding share of Junior Preferred Stock has a liquidation preference of $100.00.

    RANKING. The Junior Preferred Stock ranks junior to the Senior Preferred Stock and senior to the Common Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution.

    DIVIDENDS. The holders of the Junior Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor and to the extent permitted by the terms of the Senior Preferred Stock, dividends on each share of Junior Preferred Stock accruing on a daily basis at the rate of 8% per annum on the sum of the liquidation preference thereof plus accumulated but unpaid dividends thereon. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1996 (each such date, a "Dividend Payment Date"), all dividends which have accrued on a share of Junior Preferred Stock during the three-month period ending upon each such Dividend Payment Date shall be, and remain accumulated until paid.

    OPTIONAL REDEMPTION. Subject to the rights and restrictions contained in senior securities, the Company may, at its option, redeem, to the extent that funds are legally available therefor, in whole or in part, shares of Junior Preferred Stock at a redemption price per share equal to the Liquidation Value (as defined in the Certificate), plus accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

    MANDATORY REDEMPTION. Subject to the rights and restrictions contained in senior securities, at the option of the holders of Junior Preferred Stock, the following amounts of Junior Preferred Stock are subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) within 45 days of an initial public offering of the Company's Common Stock (an "IPO") resulting in a Market Capitalization (as defined in the Certificate) of more than $500 million, at a redemption price per share equal to 100% of the Liquidation Value, plus all accrued and unpaid cash dividends thereon to the date of redemption, without interest:

           (i)
           If the IPO results in a Market Capitalization of the Company of less than $750 million but more than or equal to $500 million, the Company shall redeem up to 25% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption;

          (ii)
           If the IPO results in a Market Capitalization of the Company of less than $1 billion but more than or equal to $750 million, the Company shall redeem up to 50% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption; and

         (iii)
           If the IPO results in a Market Capitalization of the Company of more than or equal to $1 billion, the Company shall redeem up to 100% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption.

    In addition, to the extent the Company shall have funds legally available therefor, the Company shall offer to redeem all shares of Junior Preferred Stock no later than 45 days following a Change of Control of the Company at a redemption price equal to 100% of the Liquidation Value, plus accrued and unpaid cash dividends to the date fixed for redemption, without interest.

    "Change of Control" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised principally of the Initial Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Company and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Company than that then held by the Initial Investors;
(b) a sale or transfer of all or substantially all of the assets of the Company to any person or group (other than any group consisting principally of the Initial Investors) has been consummated; or (c) during any period of two consecutive years occurring after an initial Public Offering, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Company, as the case may be, then in office, other than as a result of election and removal of directors pursuant to the provisions of the Senior Preferred Stock contained in the Certificate, the Bridge Financing Agreement or the Stockholders Agreement governing the election and removal of directors.

    "Initial Investors" means the Investors and the other securityholders of the Company party to the Stockholders Agreement on the date the shares of Junior Preferred Stock were first issued, (y) as to any Stockholder (as defined in the Stockholders Agreement) that is an individual, any Permitted Transferee thereof described in clause (i) or (iii) of the definition of Permitted Transferee contained in the Stockholders Agreement and (z) any Person (as defined in the Stockholders Agreement) controlled by or under common control with any of the Investors but not Persons controlling any of the Investors other than those persons controlling the Investors as of the date the shares of Junior Preferred Stock were first issued. For purposes of the foregoing, "controlling, controlled by or under common control with" as applied to any Person, means the ability, through the ownership of voting securities, to control the management and policies of such Person.

    CONVERSION. In the event the Company intends to consummate an IPO, the holders of sixty percent (60%) of the outstanding Junior Preferred Stock may require the Company to convert on a PRO RATA basis all or any portion of the outstanding Junior Preferred Stock into shares of Common Stock, such conversion to occur automatically upon the closing of an IPO. Each share of Junior Preferred Stock shall be converted into a number of shares of Common Stock equal to (x) the Liquidation Value per share, plus accrued and unpaid dividends to the date of conversion without interest, divided by (y) the offering price per share of Common Stock in such IPO, with any fractional shares being redeemed by the Company for cash.

    VOTING RIGHTS. Holders of the Junior Preferred Stock have no voting rights with respect to any matters except as provided by law or as set forth in the Certificate. The Certificate provides that, without the consent of the holders of sixty percent (60%) of the outstanding shares of Junior Preferred Stock, the Company will not (i) liquidate, dissolve, wind-up or otherwise discontinue its business unless contemporaneous therewith the Company redeems all outstanding shares of Junior Preferred Stock; (ii) amend, alter or repeal any provision of its Certificate, so as to adversely affect the preferences, rights or powers of the Junior Preferred Stock; (iii) create, authorize or issue any additional class of stock or security convertible into such stock ranking prior to, or on a parity with, the Junior Preferred Stock, or increase the authorized number of shares of any existing class or series, or reclassify any authorized stock of the Company into any such prior or parity shares; or (iv) merge or consolidate with or into or transfer all or substantially all of its assets (in one transaction or a series of related transactions), to any person unless (x) contemporaneous therewith the Company redeems all outstanding shares of Junior Preferred Stock or (y) (A) the company surviving such merger or consolidation or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of any state of the United States or the District of Columbia; (B) the Junior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, that the Junior Preferred Stock had immediately prior to such transaction; and (C) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth (as defined in the Certificate) of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction.

LIMITATION ON DIRECTOR AND OFFICER LIABILITY

    The Certificate provides that, to the fullest extent permitted by the Delaware Law, directors and officers of the Company shall not be liable to the Company or its stockholders for monetary damages for acts or omissions as a director or officer. Under the Delaware Law, a director's or officer's liability to the

Company or its stockholders may not be limited or eliminated (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments, stock redemptions or repurchases or (iv) for any transaction from which the director or officer derived an improper personal benefit. This provision, in effect, eliminates the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director or officer for breach of his or her fiduciary duty of care as a director or officer, except in the situations set forth in clauses (i) through (iv) above. In addition, the Certificate does not alter the liability of directors and officers under federal securities laws, and does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach in a director's or officer's duty of care. The Certificate requires the Company to indemnify and advance indemnification expenses on behalf of all directors and officers of the Company to the fullest extent permitted by law. The Bylaws also require the Company to indemnify and advance indemnification expenses to the Company's officers and directors.

    The Company has entered into indemnification agreements with its directors and executive officers. Such agreements require the Company, among other things,
(i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Notes offered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER ATTRIBUTES OF THE STOCK OF THE COMPANY

    The Company is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the right of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts intrastate business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities
(i)  listed on the  New York Stock  Exchange or the  American Stock Exchange, or
(ii) qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders (a "Listed Corporation").

    Since approximately 50% the Company's activities occur in California, certain provisions of California corporate law may apply to the Company, as described above.

    Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the stockholders' right to cumulative votes in elections of directors (cumulative voting is mandatory under California law), and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified board of directors, or eliminate cumulative voting, or both if it is a Listed Corporation.

                       FEDERAL INCOME TAX CONSIDERATIONS

    There will be no Federal income tax consequences to Holders exchanging Old Notes for New Notes pursuant to the Exchange Offer and a Holder will have the same adjusted basis and holding period in the New Notes as the Old Notes immediately before the exchange. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

                              PLAN OF DISTRIBUTION


    This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a "Participating Broker-Dealer") in connection with the resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the Exchange Offer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until February 10, 1997, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.


    The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

    This Prospectus has been prepared for use in connection with the Exchange Offer and may be used by CSI and DLJ in connection with the offers and sales related to market-making transactions in the Notes. CSI and DLJ may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sales. CSI and DLJ have no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. The Company has agreed to indemnify CSI and DLJ against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments which CSI and DLJ might be required to make in respect thereof.

    Chase VCA, an affiliate of CSI, owns 499,800 shares of the Company's Common Stock and 494,802 of the Company's Junior Preferred Stock, representing 35.70% of each such class of securities issued and outstanding. In addition, Chase VCA has a proxy to exercise the voting rights with respect to an additional 25,200 shares. Messrs. David Ferguson and Jeffrey Walker, who serve as directors of the Company, are general partners of Chase Capital Partners, the general partner of Chase VCA, an affiliate of CSI and may be deemed to share voting and investment control over the shares of Common Stock held by Chase VCA. CSI acted as an initial purchaser in connection with the offering of the Old Notes. In addition, Chemical, an affiliate of CSI was a lender of a portion of a Bridge Facility extended to the Company in June 1996 which was repaid, in part with the proceeds of the offering of the Old Notes.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon by Buchalter, Nemer, Fields & Younger, a Professional Corporation.

                                    EXPERTS

    The financial statements of Guitar Center Management Company, Inc. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    In connection with the Recapitalization, Ernst & Young LLP was replaced on July 24, 1996 by KPMG Peat Marwick LLP as the Company's independent certified public accountants. The decision to change accountants was approved by the Company's Board of Directors. The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995, and the subsequent interim period ended July 24, 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1. File No. 333-10491, (the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Notes and the Exchange Offer, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at certain regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 1007 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained form the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission.

    Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports with the Commission. The Company intends to furnish to Holders annual reports containing audited financial statements of the Company audited by its independent accountants and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of the fiscal year.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                         INDEX TO FINANCIAL STATEMENTS

Balance Sheets as of June 30, 1995 and 1996 (unaudited)...................   F-2
Condensed Statements of Operations for the six months ended June 30, 1995
 and 1996 (unaudited).....................................................   F-3
Condensed Statements of Stockholders' Equity (Deficit) as of June 30, 1996
 (unaudited)..............................................................   F-4
Condensed Statements of Cash Flows for the six months ended June 30, 1995
 and 1996 (unaudited).....................................................   F-5
Notes to Condensed Financial Statements (unaudited).......................   F-6
Report of Independent Auditors............................................  F-10
Balance Sheets as of December 31, 1994 and 1995...........................  F-11
Statements of Income for the years ended December 31, 1993, 1994 and
 1995.....................................................................  F-12
Statements of Stockholder's Equity for the years ended December 31, 1993,
 1994 and 1995............................................................  F-13
Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995.....................................................................  F-14
Notes to Financial Statements.............................................  F-15

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                                               JUNE 30,
                                                                                        -----------------------
                                                                                          1995         1996
                                                                                        ---------  ------------
                                                                                            (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $      40  $      6,494
  Accounts receivable, less allowance for doubtful accounts of $200 (1995) and $100
   (1996).............................................................................      1,596         3,089
  Inventories.........................................................................     31,193        39,595
  Prepaid expenses and other current assets...........................................        599         1,219
                                                                                        ---------  ------------
Total current assets..................................................................     33,428        50,397
Property and equipment, net...........................................................     11,659        14,038
Goodwill, net of accumulated amortization of $145 (1995) and $160 (1996)..............        455           440
Other assets..........................................................................        233           491
                                                                                        ---------  ------------
Total assets..........................................................................  $  45,775  $     65,366
                                                                                        ---------  ------------
                                                                                        ---------  ------------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable....................................................................  $   7,135  $      9,130
  Accrued expenses and other current liabilities......................................     11,115         8,248
  Current portion of long-term debt...................................................      8,528         5,421
                                                                                        ---------  ------------
Total current liabilities.............................................................     26,778        22,799
Other long-term liabilities...........................................................        310           480
Long-term debt........................................................................     --           100,000
Senior preferred stock, aggregate liquidating preference of $20,190; authorized
 4,250,000 shares, issued and outstanding 800,000 shares..............................     --            13,702
Stockholder's equity:
  Junior preferred stock..............................................................     --           138,600
  Warrants............................................................................     --             6,500
  Common stock, no par value; authorized 2,500,000 shares issued and outstanding
   1,400,000 at June 30, 1995 authorized 10,000,000 shares, issued and outstanding
   1,400,000 at June 30, 1996.........................................................      4,987         1,400
  Additional paid in capital..........................................................     --           (10,249)
  Retained earnings (deficit).........................................................     13,700      (207,866)
                                                                                        ---------  ------------
Total stockholder's equity (deficit)..................................................     18,687       (71,615)
                                                                                        ---------  ------------
Total liabilities and stockholder's equity............................................  $  45,775  $     65,366
                                                                                        ---------  ------------
                                                                                        ---------  ------------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                         ----------------------
                                                                                           1995        1996
                                                                                         ---------  -----------
                                                                                             (IN THOUSANDS)
Net sales..............................................................................  $  76,888  $    91,048
Cost of goods sold, buying and occupancy...............................................     55,742       65,249
                                                                                         ---------  -----------
Gross profit...........................................................................     21,146       25,799
Selling, general and administrative expenses...........................................     15,100       18,318
Deferred compensation expense..........................................................      1,040       69,892
                                                                                         ---------  -----------
Operating income (loss)................................................................      5,006      (62,411)
Interest expense, net..................................................................         87        6,046
Transaction expenses...................................................................     --            6,176
                                                                                         ---------  -----------
Income (loss) before income taxes......................................................      4,919      (74,633)
Income taxes...........................................................................         74          131
                                                                                         ---------  -----------
Net income (loss)......................................................................  $   4,845  $   (74,764)
                                                                                         ---------  -----------
                                                                                         ---------  -----------
Pro forma data:
  Income (loss) before taxes...........................................................  $   4,919  $   (74,633)
  Pro forma tax provision..............................................................      2,562      --
                                                                                         ---------  -----------
  Pro forma net income (loss)..........................................................  $   2,357  $   (74,633)
                                                                                         ---------
                                                                                         ---------
Senior and junior preferred stock dividends............................................                    (962)
Pro forma net loss applicable to common stockholder....................................             $   (75,595)
                                                                                                    -----------
                                                                                                    -----------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
             CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (UNAUDITED)

                                                       ADDITIONAL                  JUNIOR     RETAINED
                                            COMMON       PAID IN                 PREFERRED    EARNINGS
                                             STOCK       CAPITAL     WARRANTS      STOCK      (DEFICIT)      TOTAL
                                          -----------  -----------  -----------  ----------  -----------  -----------
                                                                        (IN THOUSANDS)
Balance at December 31, 1995............   $   4,987    $  --        $  --       $   --      $    14,776  $    19,763
S Corporation cash distributions........      --           --           --           --          (28,057)     (28,057)
S Corporation non-cash distributions....      --           --           --           --           (1,753)      (1,753)
Redemption of prior sole stockholder
 interest...............................      (4,787)      --           --           19,800     (128,115)    (113,102)
Reclassification of prior S Corporation
 deficit................................      --          (10,249)      --           --           10,249      --
Issuance of equity to management........         500       --           --           49,500      --            50,000
Issuance of equity to new investors.....         700       --           --           69,300      --            70,000
Issuance of warrants....................      --           --            6,500       --          --             6,500
Net losses..............................      --           --           --           --          (74,764)     (74,764)
Undeclared dividend on senior preferred
 stock..................................      --           --           --           --             (190)        (190)
Accretion of senior preferred stock.....      --           --           --           --              (12)         (12)
                                          -----------  -----------  -----------  ----------  -----------  -----------
Balance at June 30, 1996................   $   1,400    $ (10,249)   $   6,500   $  138,600  $  (207,866) $   (71,615)
                                          -----------  -----------  -----------  ----------  -----------  -----------
                                          -----------  -----------  -----------  ----------  -----------  -----------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                         -----------------------
                                                                                           1995         1996
                                                                                         ---------  ------------
                                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)......................................................................  $   4,845  $    (74,764)
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................................        878         1,014
  Deferred compensation -- repurchase of options.......................................     --            49,500
  Changes in operating assets and liabilities:
    Accounts receivable................................................................        (70)       (1,127)
    Inventories........................................................................     (2,541)       (8,317)
    Prepaid expenses...................................................................       (187)         (560)
    Other assets.......................................................................        (86)         (190)
    Accounts payable...................................................................     (3,271)       (3,483)
    Accrued expenses and other current liabilities.....................................       (834)       (8,831)
    Other long-term liabilities........................................................         14           217
                                                                                         ---------  ------------
Net cash used in operating activities..................................................     (1,252)      (46,541)

INVESTING ACTIVITIES
Purchases of property and equipment....................................................       (888)       (3,523)
                                                                                         ---------  ------------
Net cash used in investing activities..................................................       (888)       (3,523)

FINANCING ACTIVITIES
Principal repayment of note payable....................................................       (825)      --
Net proceeds from revolving line of credit.............................................      8,528         5,421
Proceeds from issuance of long-term debt...............................................     --           100,000
Distribution of prior stockholder interests............................................     --          (113,102)
Issuance of common stock...............................................................     --             1,200
Issuance of junior preferred stock.....................................................     --            69,300
Issuance of senior preferred stock.....................................................     --            13,500
Issuance of warrants...................................................................     --             6,500
Distributions to stockholder...........................................................     (9,582)      (28,057)
                                                                                         ---------  ------------
Net cash provided by (used in) financing activities....................................     (1,879)       54,762
                                                                                         ---------  ------------
Net (decrease) increase in cash and cash equivalents...................................     (4,019)        4,698
Cash and cash equivalents at beginning of period.......................................      4,059         1,796
                                                                                         ---------  ------------
Cash and cash equivalents at end of period.............................................  $      40  $      6,494
                                                                                         ---------  ------------
                                                                                         ---------  ------------

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES

    In 1996, the Company entered two sale leaseback transactions with its former sole stockholder aggregate $1,753,000

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. GENERAL

    In the opinion of management, the accompanying condensed financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of Guitar Center Management Company, Inc., a California corporation ("Guitar Center" or the "Company") as of June 30, 1996, the results of operations and cash flows for the six months ended June 30, 1996 and 1995. On November 6, 1996, the Company reincorporated from California to Delaware and changed its name to Guitar Center, Inc.


    The results of operations for the first six months of 1996 are not necessarily indicative of the results to be expected for the full year.

2. NEW ACCOUNTING POLICIES
    Effective January 1, 1996 the Company elected to change certain accounting policies. The changes include the capitalization of certain pre-opening costs, management information systems development costs, and lease negotiation costs. Such amounts will be amortized over twelve months for the pre-opening costs, three years for the management information systems development costs and over the life of the lease for lease negotiation costs. The Company believes these policy changes will more accurately match costs with their related revenues.

    The amounts capitalized during the six months ended June 30, 1996 were not material to the financial statements. The effect on all prior periods presented is not material.

    Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," issued in March 1995 and effective for fiscal years beginning after December 15, 1995, establishes accounting standards for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations. The Company assesses the recoverability of its intangible assets by determining whether the amortization of those balances can be recovered through projected undiscounted future cash flows. The amount of the impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of capital.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain PRO FORMA disclosures are made. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company will adopt the provisions for PRO FORMA disclosure requirements of SFAS 123 in fiscal 1996. The implementation of Financial Accounting Standards No. 123 did not have a material impact on the Company's 1996 Financial Statements.

3. PRO FORMA DATA
    Pro forma information has been provided to reflect the estimated statutory provision for income taxes assuming the Company had been taxed as a C corporation.

4. RECAPITALIZATION
    On June 5, 1996, Guitar Center consummated a series of transactions to effect the recapitalization of the Company (the "Recapitalization"). Members of management purchased 500,000 shares of the Company's Common Stock for $.5 million cash and received 495,000 shares of 8% Junior Preferred Stock in exchange for the cancellation of outstanding options exercisable for Common Stock. The Company's former sole stockholder received 198,000 shares of Junior Preferred Stock in exchange for Common Stock. New investors purchased 700,000 shares of Common Stock and 693,000 shares of Junior Preferred Stock for $70.0 million cash, and 800,000 shares of 14% Senior Preferred Stock and Warrants for an aggregate $20 million cash. The Warrants are exchangeable for 73,684 shares of Common Stock and 72,947 shares of Junior Preferred Stock. The Company repurchased shares of Common Stock from the former sole stockholder for $113.1 million cash, and canceled certain options for Common Stock held by management in exchange for $27.9 million cash. The former sole shareholder retained 200,000 shares of Common Stock in the Recapitalization. For financial statement purposes, the Company recorded a charge to operations in the amount of $69.9 million (net of $7.9 million which the Company had previously accrued) related to the cancellation and exchange of the management stock options.

    In part to fund the Recapitalization transaction and to repay the $35.9 million outstanding under its Old Credit Facility, the Company borrowed $100 million under an increasing rate Bridge Facility. The Bridge Facility was repaid on July 2, 1996 with the proceeds of the 11% Senior Notes due 2006 and cash on hand.

    In connection with the Recapitalization, the Company incurred transaction costs of approximately $10.9 million, which consists of $6.2 million of sellers transaction costs and $4.7 million in fees paid to finance the Bridge Facility. These amounts have been charged to transaction expenses and interest expense, net, respectively, in the six months ended June 30, 1996 condensed statement of operations. In addition, on July 2, 1996, in connection with the sale of the Notes, approximately $3.6 million in fees was paid and will be recorded as an other asset and amortized over the term of the related debt.

5. STOCK OPTION PLANS

    In connection with the Recapitalization the Company granted to certain employees options to purchase 146,562 units consisting of 146,562 shares of Common Stock and 145,096 shares of Junior Preferred stock at an exercise price of $100 per option. The Company has an additional 113,500 units remaining available for grant. The option agreements of Larry Thomas and Marty Albertson contain provisions whereby in the event of certain initial public offering transactions, the options will immediately vest.


6. DEBT
    In connection with the Recapitalization, the Company borrowed $100 million under increasing rate notes (the Bridge Facility). Financing fees of $4.7 million were paid and charged to the statement of operations during June 1996. On July 2, 1996, the Bridge Facility was repaid with the proceeds from the sale of 11% Senior Notes due 2006 and cash on hand. The Senior Notes are unsecured and pay interest on a semi-annual basis.

    In addition, the Company entered into a $25 million unsecured revolving line of credit. The line expires in June 2001. The revolving line of credit bears interest at various rates based on the prime lending rate (8.25% at June 30, 1996) plus 1.5% or the Eurodollar rate (5.5% at June 30, 1996) plus 3.0%. A fee of .375% is assessed on the unused portion of the facility with interest due monthly. At June 30, 1996, the Company had $5.4 million outstanding under the revolving line of credit.

7. INCOME TAXES
    In connection with the Recapitalization, the Company terminated its S Corporation election and converted to a C Corporation for income tax purposes. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management determined that a substantial valuation allowance was necessary due to the increased leverage of the Company and its effect on future taxable income.

8. PREFERRED STOCK

    REDEEMABLE SENIOR PREFERRED STOCK AND WARRANTS

    In connection with the Recapitalization, the Company issued 800,000 shares of Senior Preferred Stock with an initial aggregate liquidation value of $20.0 million.

    Dividends on the Senior Preferred Stock accrue at a rate of 14%. Such dividends are payable quarterly on each of March 15, June 15, September 15 and December 15, beginning June 15, 1996. On or prior to June 15, 2002, dividends shall not be payable in cash to holders, but shall, whether or not declared, accrete to the liquidation value of the Senior Preferred Stock compounded on each dividend payment date. Under certain circumstances the holders can elect to receive additional shares of the Senior Preferred Stock in lieu of accreting to the liquidation value.

    The Company may, at its option, to the extent that funds are legally available for such payment, redeem, prior to June 15, 1999, in whole or in part, shares of Senior Preferred Stock at a redemption price equal to 103% of the Liquidation Value if such redemption shall occur before June 15, 1997, or 106% of the Liquidation Value if the redemption occurs on or after June 15, 1997 to and including June 15, 1999, without interest; PROVIDED, HOWEVER, that an initial public offering shall have occurred and the aggregate redemption price of the Senior Preferred Stock does not exceed the net proceeds received by the Company in the initial public offering.

    The Company may, at its option, on and after June 15, 1999, to the extent the Company shall have funds legally available for such payment, redeem shares of Senior Preferred Stock, at any time in whole, or from time to time in part, at redemption prices per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest:

                                        PERCENTAGE OF
      YEAR BEGINNING JUNE 15,         LIQUIDATION VALUE
            -----------              -------------------
 1999..............................             110%
 2000..............................             108
 2001..............................             106
 2002..............................             104
 2003..............................             102
 2004 and thereafter...............             100

    The Senior Preferred stock is mandatorially redeemable on June 15, 2008 at a redemption price equal to the aggregate liquidation value plus all accrued and unpaid cash dividends.

    Holders of the Senior Preferred Stock have no voting rights with respect to any matters except as provided by law or as set forth in the Company's Certificate of Incorporation. Such Certificate of Determination provides that in the event that (i) dividends on the Senior Preferred Stock are in arrears and unpaid for six consecutive quarterly periods after June 15, 2002; (ii) for any reason (including the reason that funds are not legally available for redemption), the Company shall have failed to discharge any mandatory redemption obligation; or (iii) the Company shall have failed to provide a notice within the time period required by a redemption pursuant to a Change of Control (each of the foregoing, a "Voting Trigger"), the Board will be increased by two directors and the holders of the Senior Preferred Stock, together with the holders of shares of every other series of preferred stock of the Company with like rights to vote for the election of two additional directors, voting as a class, will be entitled to elect two directors to the expanded Board of Directors. Such voting rights will continue until the Company shall have fulfilled its obligations that gave rise to a Voting Trigger.

    The Senior Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks senior to Junior Preferred Stock and the Common Stock.

    In connection with the issuance of the Senior Preferred Stock the holders received detachable warrants (in addition to the Senior Preferred Stock) for the aggregate $20.0 million paid. The warrants are exchangeable for 73,684 shares of Common Stock and 72,947 shares of Junior Preferred Stock.

    The market value of the warrants at issuance was deemed to be $6.5 million with the Senior Preferred Stock valued at $13.5 million. The Senior Preferred stock will accrete to its redemption value ($20.0 million) using the effective interest method through its mandatory redemption date of June 15, 2008. The carrying amount of the Senior Preferred Stock will be adjusted periodically for both the above noted accretion as well as by amounts representing dividends not currently declared or paid, but which will be payable under the mandatory redemption features.

    JUNIOR PREFERRED STOCK

    The Company has authorized the issuance of up to 1,500,000 shares of Junior Preferred Stock.

    In connection with the Recapitalization 1,386,000 shares of Junior Preferred Stock were issued. Each outstanding share of Junior Preferred Stock has a liquidating preference of $100.00. Dividends accrue at a rate of 8% per annum on the sum of the liquidation preference plus accumulated but unpaid dividends thereon.

    The Junior Preferred Stock ranks junior to the Senior Preferred Stock and senior to the Common Stock, with respect to dividend rights and rights on liquidation.

    The Company may be required to mandatorily redeem all or a portion of the Junior Preferred Stock under certain conditions. Specifically, the Company would be required to redeem within 45 days of an initial public offering (IPO) resulting in a market capitalization of more than $500 million, at a redemption price per share equal to 100% of the liquidating value plus all accrued and unpaid cash dividends as follows:

           (i)
          If the IPO results in a market capitalization of the Company of less than $750 million but more than or equal to $500 million, the Company shall redeem up to 25% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption;

          (ii)
          If the IPO results in a market capitalization of the Company of less than $1 billion but more than or equal to $750 million, the Company shall redeem up to 50% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who request redemption; and

         (iii)
          If the IPO results in a market capitalization of the Company of more than or equal to $1 billion, the Company shall redeem up to 100% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption.

    In the event the Company intends to consummate an IPO, the holders of sixty percent (60%) of the outstanding Junior Preferred Stock may require the Company to convert on a PRO RATA basis all or any portion of the outstanding Junior Preferred Stock into shares of Common Stock, such conversion to occur automatically upon the closing of an IPO. Each share of Junior Preferred Stock shall be converted into a number of shares of Common Stock equal to (x) the Liquidation Value per share plus accrued and unpaid dividends thereon to the date of conversion, without interest, divided by (y) the offering price per share of Common Stock in such IPO, with any fractional shares being redeemed by the Company for cash.

    Accumulated but unpaid dividends on the Junior and Senior Preferred Stock aggregated $950,000 as of June 30, 1996.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Guitar Center Management Company, Inc.

    We have audited the accompanying balance sheets of Guitar Center Management Company, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guitar Center Management Company, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Los Angeles, California
March 6, 1996, except for Note 10, as to which the date is June 6, 1996.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                                 BALANCE SHEETS

                                                                                          DECEMBER 31,
                                                                                 -------------------------------
                                                                                      1994            1995
                                                                                 --------------  ---------------
ASSETS
Current assets:
  Cash and cash equivalents....................................................  $    4,058,928  $     1,796,126
  Accounts receivable, less allowance for doubtful accounts of $200,000 (1994)
   and (1995)..................................................................       1,525,571        1,962,085
  Employee notes...............................................................          39,755           81,996
  Inventories (NOTE 2).........................................................      28,651,731       31,277,531
  Prepaid expenses.............................................................         372,323          576,613
                                                                                 --------------  ---------------
Total current assets...........................................................      34,648,308       35,694,351
Property and equipment, net (NOTE 3)...........................................      11,642,270       13,276,106
Goodwill, net of accumulated amortization of $137,448 (1994) and $152,443
 (1995)........................................................................         462,326          447,331
Other assets...................................................................         147,176          300,826
                                                                                 --------------  ---------------
Total assets...................................................................  $   46,900,080  $    49,718,614
                                                                                 --------------  ---------------
                                                                                 --------------  ---------------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.............................................................  $   10,405,733  $    12,613,356
  Accrued liabilities (NOTE 9).................................................       5,608,370        7,160,745
  Deferred compensation (NOTE 7)...............................................       4,821,000        7,908,000
  Merchandise advances.........................................................       1,519,775        2,009,867
  Current portion of long-term debt (NOTE 4)...................................         825,000        --
                                                                                 --------------  ---------------
Total current liabilities......................................................      23,179,878       29,691,968
Other long-term liabilities....................................................         296,239          262,940
Commitments (NOTE 5)
Stockholder's equity (NOTE 7):
  Common stock, no par value; authorized 2,500,000 shares, issued and
   outstanding 1,400,000.......................................................       4,987,299        4,987,299
  Retained earnings............................................................      18,436,664       14,776,407
                                                                                 --------------  ---------------
Total stockholder's equity.....................................................      23,423,963       19,763,706
                                                                                 --------------  ---------------
Total liabilities and stockholder's equity.....................................  $   46,900,080  $    49,718,614
                                                                                 --------------  ---------------
                                                                                 --------------  ---------------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                              STATEMENTS OF INCOME

                                                                             YEAR ENDED DECEMBER 31
                                                              ----------------------------------------------------
                                                                    1993              1994              1995
                                                              ----------------  ----------------  ----------------
Net sales...................................................  $     97,305,125  $    129,038,608  $    170,671,199
Cost of goods sold..........................................        68,527,340        92,274,181       123,415,007
                                                              ----------------  ----------------  ----------------
Gross profit................................................        28,777,785        36,764,427        47,256,192
Selling, general and administrative expenses................        21,888,971        26,143,498        32,663,845
Deferred compensation expense...............................         1,389,933         1,259,000         3,087,000
                                                              ----------------  ----------------  ----------------
Operating income............................................         5,498,881         9,361,929        11,505,347
Interest income.............................................            33,886            14,344            13,978
Interest expense............................................          (304,461)         (266,343)         (382,357)
Other income................................................            22,531            44,534            65,034
                                                              ----------------  ----------------  ----------------
Income before income taxes..................................         5,250,837         9,154,464        11,202,002
Income taxes................................................           146,142           325,676           344,750
                                                              ----------------  ----------------  ----------------
Net income..................................................  $      5,104,695  $      8,828,788  $     10,857,252
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Pro forma data (unaudited) (NOTE 11):
  Income before taxes.......................................  $      5,250,837  $      9,154,464  $     11,202,002
  Pro forma income taxes....................................         2,856,000         4,478,000         6,144,000
                                                              ----------------  ----------------  ----------------
  Pro forma net income......................................  $      2,394,837  $      4,676,464  $      5,058,002
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                    RETAINED
                                                                 COMMON STOCK       EARNINGS           TOTAL
                                                                 -------------  ----------------  ----------------
Balance at December 31, 1992...................................  $   4,987,299  $     13,010,010  $     17,997,309
  Net income...................................................       --               5,104,695         5,104,695
  Distributions to stockholder.................................       --              (4,637,751)       (4,637,751)
                                                                 -------------  ----------------  ----------------
Balance at December 31, 1993...................................      4,987,299        13,476,954        18,464,253
  Net income...................................................       --               8,828,788         8,828,788
  Distributions to stockholder.................................       --              (3,869,078)       (3,869,078)
                                                                 -------------  ----------------  ----------------
Balance at December 31, 1994...................................      4,987,299        18,436,664        23,423,963
  Net income...................................................       --              10,857,252        10,857,252
  Distributions to stockholder.................................       --             (14,517,509)      (14,517,509)
                                                                 -------------  ----------------  ----------------
Balance at December 31, 1995...................................  $   4,987,299  $     14,776,407  $     19,763,706
                                                                 -------------  ----------------  ----------------
                                                                 -------------  ----------------  ----------------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                            STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                  1993            1994             1995
                                                             --------------  --------------  ----------------
OPERATING ACTIVITIES
Net income.................................................  $    5,104,695  $    8,828,788  $     10,857,252
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization............................       1,243,618       1,488,043         1,801,652
  (Gain) loss on sale of fixed assets......................        --                85,380            (3,641)
  Changes in operating assets and liabilities:
    Accounts receivable....................................         145,472         937,326          (436,515)
    Inventories............................................      (6,392,025)     (4,700,890)       (2,625,800)
    Prepaid expenses.......................................         247,131          11,817          (204,289)
    Other assets...........................................          52,695          29,840          (153,650)
    Accounts payable.......................................       2,714,798       2,138,914         2,207,623
    Accrued liabilities....................................         297,478       2,870,497         1,552,375
    Deferred compensation..................................       1,389,933       1,259,000         3,087,000
    Merchandise advances...................................         201,362         349,150           490,092
    Other long-term liabilities............................        --               296,239           (33,299)
                                                             --------------  --------------  ----------------
Net cash provided by operating activities..................       5,005,157      13,594,104        16,538,800

INVESTING ACTIVITIES
Proceeds from sale of assets...............................        --               142,510            15,000
Purchases of property and equipment........................      (2,618,031)     (3,276,757)       (3,431,852)
Employee notes.............................................            (872)        (38,883)          (42,241)
                                                             --------------  --------------  ----------------
Net cash used in investing activities......................      (2,618,903)     (3,173,130)       (3,459,093)

FINANCING ACTIVITIES
Principal repayments of long-term debt.....................      (1,600,728)     (2,575,000)         (825,000)
Proceeds from revolving bank facilities....................        --             8,220,438        39,905,718
Repayments of revolving bank facilities....................        --            (8,220,438)      (39,905,718)
Repayment of stockholder loans.............................        (845,790)       --               --
Distributions to stockholder...............................      (4,637,751)     (3,869,078)      (14,517,509)
                                                             --------------  --------------  ----------------
Net cash used in financing activities......................      (7,084,269)     (6,444,078)      (15,342,509)
                                                             --------------  --------------  ----------------
Net (decrease) increase in cash and cash equivalents.......      (4,698,015)      3,976,896        (2,262,802)
Cash and cash equivalents at beginning of year.............       4,780,047          82,032         4,058,928
                                                             --------------  --------------  ----------------
Cash and cash equivalents at end of year...................          82,032  $    4,058,928  $      1,796,126
                                                             --------------  --------------  ----------------
                                                             --------------  --------------  ----------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest...............................................  $      303,214  $      291,975  $        357,120
                                                             --------------  --------------  ----------------
                                                             --------------  --------------  ----------------
    Income taxes...........................................  $      152,853  $      111,319  $        346,438
                                                             --------------  --------------  ----------------
                                                             --------------  --------------  ----------------

                            SEE ACCOMPANYING NOTES.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Guitar Center Management Company, Inc. (the Company) operates a chain of retail stores dba "Guitar Center" which sell high quality musical instruments primarily guitars, keyboard, percussion and pro-audio equipment. At December 31, 1995, the Company operated 21 stores in major cities throughout the United States with approximately 50% of the stores located in California.

    INVENTORIES

    Inventories, including used merchandise and vintage guitars, are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; generally five years for furniture and fixtures, computer equipment and vehicles, 15 years for buildings and 15 years or the life of the lease, whichever is less, for leasehold improvements. Maintenance and repair costs are expensed as they are incurred, while renewals and betterments are capitalized.

    STORE PREOPENING COSTS

    The Company charges preopening costs to operations in the month a new store opens.

    ADVERTISING COSTS

    The Company expenses the costs of advertising as incurred. Advertising expense included in the statements of income for the years ended December 31, 1993, 1994 and 1995, is $3,264,931, $4,236,010 and $4,128,157, respectively.

    MERCHANDISE ADVANCES

    Merchandise advances represent primarily layaway deposits which are recorded as a liability pending consummation of the sale when the full purchase price is received from the customer and outstanding gift certificates which are recorded as a liability until redemption by the customer.

    REVENUE RECOGNITION

    Revenue is recognized at the time of sale, net of a provision for estimated returns.

    INCOME TAXES

    Effective November 1, 1988, the Company elected to be taxed as a Subchapter S corporation. This election generally requires the individual stockholder rather than the Company to pay federal income taxes on the Company's earnings.

    California, and certain other states in which the Company does business, impose a minimum tax on Subchapter S corporate income, which is reflected as income taxes on the statements of income.

    GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired resulting from a business combination and is being amortized on a straight-line basis over 40 years.

    RENT EXPENSE

    The Company leases certain store locations under operating leases that provide for annual payments that increase over the life of the leases. The aggregate of the minimum annual payments are expensed on a straight-line basis over the term of the related lease without consideration of renewal

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) option periods. The amount by which straight-line rent expense exceeds actual lease payment requirements in the early years of the leases is accrued as deferred minimum rent and reduced in later years when the actual cash payment requirements exceed the straight-line expense.

    CONCENTRATION OF CREDIT RISK

    The Company's deposits are with various high quality financial institutions. Customer purchases are transacted using generally cash or credit cards. In certain instances, the Company grants credit for larger purchases, generally to professional musicians, under normal trade terms. Trade accounts receivable were approximately $194,000 and $212,000 at December 31, 1994 and 1995, respectively. Credit losses have historically been within management's expectations.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For the purposes of balance sheet classification and the statement of cash flows, the Company considers all highly liquid investments that are both readily convertible into cash and mature within 90 days of their date of purchase to be cash equivalents.

    STOCK-BASED COMPENSATION

    The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain PRO FORMA disclosures are made. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company intends to adopt the provisions for PRO FORMA disclosure requirements of SFAS 123 in fiscal 1996.

2.  INVENTORIES
    The major classes of inventories are as follows:

                                                                                   DECEMBER 31
                                                                         -------------------------------
                                                                              1994            1995
                                                                         --------------  ---------------
Major goods............................................................  $   18,286,968  $    19,593,966
Associated accessories.................................................       5,550,883        5,951,514
Vintage guitars........................................................       1,604,166        2,072,005
Used merchandise.......................................................       1,673,266        1,940,326
General accessories....................................................       1,536,448        1,719,720
                                                                         --------------  ---------------
                                                                         $   28,651,731  $    31,277,531
                                                                         --------------  ---------------
                                                                         --------------  ---------------

    Major goods includes the major product lines including stringed merchandise, percussion, keyboards and pro-audio equipment. Associated accessories are comprised of accessories to major goods. General accessories includes other merchandise such as apparel, cables and books.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following:

                                                                                   DECEMBER 31
                                                                         -------------------------------
                                                                              1994            1995
                                                                         --------------  ---------------
Land...................................................................  $    2,630,770  $     2,880,770
Buildings..............................................................       7,456,930        9,075,458
Transportation equipment...............................................         288,703          494,557
Furniture and fixtures.................................................       4,647,740        5,837,736
Leasehold improvements.................................................       2,287,309        2,416,092
Construction in progress...............................................       1,228,508        1,200,595
                                                                         --------------  ---------------
                                                                             18,539,960       21,905,208
Less accumulated depreciation..........................................       6,897,690        8,629,102
                                                                         --------------  ---------------
                                                                         $   11,642,270  $    13,276,106
                                                                         --------------  ---------------
                                                                         --------------  ---------------

4.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                      DECEMBER 31
                                                                                ------------------------
                                                                                   1994         1995
                                                                                -----------  -----------
Noncollateralized term note payable, interest at 7.54% due in monthly installments of $75,000 plus interest, with unpaid principal and interest due
 through May 29, 1995.........................................................  $   825,000  $   --
                                                                                -----------  -----------
                                                                                    825,000      --
Less current portion..........................................................      825,000      --
                                                                                -----------  -----------
                                                                                $   --       $   --
                                                                                -----------  -----------
                                                                                -----------  -----------

    The Company also has available a noncollateralized revolving line of credit in the amount of $10,000,000 which is available through September 1, 1996. The revolving line of credit bears interest at three-quarter percent below the prime rate, or at LIBOR plus 1% at the Company's option, with interest due monthly. At December 31, 1995, the Company did not have any outstanding borrowings under the revolving line of credit.

    In addition, the Company has available a noncollateralized term loan facility of $10,000,000 which is available through September 1, 1996. The term loan facility bears interest at one-quarter percent below the prime rate with interest due monthly. At December 31, 1995, the Company did not have any outstanding borrowings under the term loan agreement.

    Under the terms of the term loan and revolving line of credit agreements, the Company is subject to various financial and other covenants. The Company was in compliance with such covenants at December 31, 1995.

5.  LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS
    The Company leases its office and several retail store facilities under various operating leases which expire at varying dates through June 2006. Generally, the agreements contain provisions which require the Company to pay for normal repairs and maintenance, property taxes and insurance.

    Through October 17, 1995, the Company leased from its Profit Sharing Plan two properties at a total monthly rental of $19,988. On October 17, 1995, the leases with the Company were cancelled for fees totaling $227,408. One of the properties was then purchased by the Company for $500,000, a price determined by an independent fiduciary. The other property was re-leased by the Company through

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS (CONTINUED)
2005 from a related party-in-interest at a monthly rental of $8,250. The Company leases one additional property through 2001 from a related party-in-interest at a monthly rental of $9,900. The total rent expense recorded for related party leases totaled $229,714, $237,900 and $291,824 in 1993, 1994 and 1995,
respectively.

    The total minimum rental commitment at December 31, 1995, under operating leases, is as follows:

YEAR ENDED DECEMBER 31                                                    AMOUNT
--------------------------------------------------------------------  --------------
1996................................................................  $    2,438,123
1997................................................................       2,811,872
1998................................................................       2,880,432
1999................................................................       2,777,958
2000................................................................       2,718,558
Thereafter..........................................................      12,338,070
                                                                      --------------
                                                                      $   25,965,013
                                                                      --------------
                                                                      --------------

    The total rental expense included in the statements of income for the years ended December 31, 1993, 1994 and 1995 is $1,035,129, $1,803,698 and $1,985,401,
respectively.

6.  PROFIT SHARING PLAN
    The Company has a Profit Sharing Plan (the Plan) which covers substantially all employees who meet a minimum employment requirement. The Company's board of directors can elect to contribute up to 15% of the participants' compensation for any plan year, subject to a maximum of $30,000 per participant. During the Plan years ended October 31, 1995 and 1994, the Company declared total contributions of $1,272,025 and $1,003,128, respectively, which is included in accrued liabilities. In addition, $177,787 of assets, included in the Plan, which had been forfeited by terminated employees was reallocated to participants.

7.  STOCK OPTION PLAN
    The Company has granted stock options to certain key employees. At December 31, 1995, stock options to purchase 814,074 shares of common stock at prices ranging from $.05 to $11.23 per share were outstanding and exercisable. In certain situations, such as the termination, death or disability of the employee, the Company is required to repurchase the stock options based on a defined formula as set forth in the stock purchase agreement.

    The deferred compensation liability of $7,908,000 at December 31, 1995 represents the difference between the defined formula price and the option price on all stock options accrued annually as deferred compensation expense for any increase in the spread between the two prices.

8.  SALE-LEASEBACK TRANSACTIONS
    On February 15, 1996, the Company entered into two sale-leaseback transactions with a related party-in-interest. The combined sale amount for the two properties was $1,753,000 resulting in a $3,587 net gain for the Company. The two properties are leased back from the related party-in-interest through 2006 for a combined monthly rental of $16,258. The Company also entered into two additional leases subsequent to year end with unrelated parties for a combined monthly rental of $31,310. These four leases are reflected in the total minimum rental commitment in Note 5.

                     GUITAR CENTER MANAGEMENT COMPANY, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  OTHER FINANCIAL INFORMATION
    Accrued Expenses

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1994           1995
                                                                                     -------------  -------------
Wages, salaries and benefits.......................................................  $   1,582,081  $   2,217,546
Sales tax payable..................................................................      1,460,167      1,666,157
Profit sharing accrual.............................................................      1,003,128      1,271,738
Other..............................................................................      1,562,994      2,005,304
                                                                                     -------------  -------------
                                                                                     $   5,608,370  $   7,160,745
                                                                                     -------------  -------------
                                                                                     -------------  -------------

10. SUBSEQUENT EVENTS
    On June 5, 1996, Guitar Center consummated a series of transactions to effect a recapitalization of the Company which resulted in (i) the issuance of common stock, junior preferred stock, and senior preferred stock, (ii) the incurrence of senior unsecured increasing rate indebtedness ("Bridge Facility"),
(iii) the repurchase of a substantial portion of common stock held by the sole stockholder, and (iv) cancellation of options to purchase common stock held by certain members of management. The Company repaid in full its existing credit facility, and entered into a new $25 million credit facility with Wells Fargo Bank, N.A. The Company expects to offer $100,000,000 of senior notes in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The proceeds of the offering will be used to repay the Bridge Facility.

11. PRO FORMA DATA (UNAUDITED)
    Pro forma information has been provided to reflect the estimated statutory provision for income taxes assuming the Company had been taxed as a C corporation.

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    NO DEALER, SALESPEOPLE OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                                 --------------

                               TABLE OF CONTENTS

                                                                           PAGE
Summary.................................................................      3
Risk Factors............................................................     12
The Recapitalization and Related Transactions...........................     16
The Exchange Offer......................................................     17
Capitalization..........................................................     25
Unaudited Pro Forma Condensed Financial Data............................     26
Selected Historical Financial Data......................................     31
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................     33
Business................................................................     38
Management..............................................................     47
Principal Stockholders..................................................     54
Certain Transactions....................................................     55
Description of Notes....................................................     59
The New Credit Facility.................................................     80
Description of Capital Stock............................................     82
Federal Income Tax Considerations.......................................     88
Plan of Distribution....................................................     88
Legal Matters...........................................................     89
Experts.................................................................     89
Available Information...................................................     90
Index to Financial Statements...........................................    F-1

                                 --------------


    UNTIL FEBRUARY 10, 1997, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]

                              GUITAR CENTER, INC.

                                  $100,000,000

                           11% SENIOR NOTES DUE 2006

                               -----------------

                                   PROSPECTUS
                               -----------------


                               NOVEMBER 12, 1996


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